As filed with the Securities and Exchange Commission on June 6, 2002
Registration No. 333-82492

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CSK Auto, Inc.*

(Exact name of registrant as specified in its charter)

Arizona	5531	86-0221312
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

645 E. Missouri Ave., Suite 400

Phoenix, Arizona 85012
(Address, including zip code, and telephone number, including area code, of registrant’s and co-registrants’ principal executive offices)

Maynard Jenkins

CSK Auto Corporation
645 E. Missouri Ave, Suite 400
Phoenix, Arizona 85012
(602) 265-9200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Richard M. Russo
Gibson, Dunn & Crutcher LLP
1801 California Street, Suite 4100
Denver, Colorado 80202
(303) 298-5700

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:    ☐

*OTHER REGISTRANTS

Exact Name of Registrant as	State or Other Jurisdiction of	Primary Standard Industrial	I.R.S. Employer
Specified in Its Charter	Incorporation or Organization	Classification Code Numbers	Identification Number

CSK Auto Corporation**	Delaware	5531	86-0765798
CSK AUTO.COM, Inc.**	Delaware	5531	86-0951003
Automotive Information Systems, Inc.**	Minnesota	7549	41-1594285

**	Address and phone number of the principal executive offices are the same as for CSK Auto, Inc.

PROSPECTUS

CSK AUTO, INC.

Exchange Offer for All Outstanding

12% Senior Notes Due June 15, 2006
(CUSIP Nos. 12637K AC 5 and U12755 AA 9)
For New
12% Senior Notes Due June 15, 2006

This exchange offer will expire at 5:00 p.m., New York City time,

on July 11, 2002, unless extended.

TERMS OF THE EXCHANGE OFFER:

•	We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes will not be a taxable exchange for United States federal income tax purposes.

•	The terms of the new notes to be issued are substantially identical to the terms of the outstanding notes, except that transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes do not apply.

•	Each broker-dealer that receives securities for its own account pursuant to the Exchange Offer (“Exchange Securities”) must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. CSK Auto, Inc. has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

•	We will not receive any proceeds from the exchange offer.

•	There is no existing market for the new notes to be issued and we do not intend to apply for their listing on any securities exchange.

      See the “Description of Notes” section for more information about the new notes to be issued in this exchange offer.

       The new notes involve substantial risks similar to those associated with the outstanding notes. See the section entitled “Risk Factors” beginning on page 16 for a discussion of these risks.

       Neither the Securities and Exchange Commission nor any state securities and exchange commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 6, 2002.

FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION, INCORPORATION BY REFERENCE
PROSPECTUS SUMMARY
RISK FACTORS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF NOTES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
CSK AUTO CORPORATION AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES
SIGNATURES
EXHIBIT INDEX
S-4/A
EX-10.18.06
EX-23.01

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

      We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The factors described under the heading “Risk Factors” are among those that may cause actual results to differ materially from the forward-looking statements. All of our forward-looking statements should be considered in light of these factors. We undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise.

      In addition, we have filed reports with the U.S. Securities and Exchange Commission (the “SEC”) that include forward-looking statements relating to, among other things, future prospects and estimated cost savings. Like the forward-looking statements included in this prospectus, such statements, which were based on estimates of amounts not yet determinable, necessarily involve a number of risks and uncertainties, all of which are difficult to predict and, in many cases, are beyond our control.

INDUSTRY DATA

      In this prospectus, we rely on and refer to information regarding the automotive aftermarket industry from market research reports, analyst reports and other publicly available information including, without limitation, reports issued or prepared by the Automotive Aftermarket Industry Association, or the AAIA, Automotive News Data, CNW Marketing/ Research, Lang Marketing Resources, Inc., R.L. Polk, the U.S. Department of Commerce and the U.S. Department of Transportation. Unless otherwise indicated, all data in this prospectus relating to the automotive aftermarket industry is for the year 2000 and has been derived from the 2001 AAIA Aftermarket Fact book, which cites various sources, including the U.S. Department of Commerce. Although we believe that this information is reliable, we cannot guarantee the accuracy and completeness of this information, and we have not independently verified any of it.

ii

WHERE YOU CAN FIND MORE INFORMATION,

INCORPORATION BY REFERENCE

      CSK Auto Corporation, the owner of all the common stock of the issuer of the outstanding notes and the new notes, CSK Auto, Inc., files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by us at the SEC’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information located in the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s Web site at http://www.sec.gov.

      The SEC allows CSK to “incorporate by reference” the information it files with the SEC. This means that CSK’s SEC filings, containing important disclosures, may be listed below rather than repeated in full in this prospectus. In addition, CSK’s filings with the SEC after the date of this prospectus and before the termination of this offering will update the information in this prospectus and the incorporated filings. These later filings also will be considered to be included in this prospectus. The documents listed below and any future filings made prior to the termination of this offering with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, comprise the documents incorporated by reference into this prospectus:

•	CSK Auto Corporation’s Annual Report on Form 10-K/A for the year ended February 3, 2002.

•	CSK Auto Corporation’s Quarterly Report on Form 10-Q for the quarter ended May 5, 2002.

•	CSK Auto Corporation’s Current Report on Form 8-K dated March 5, 2002.

•	The description of CSK Auto Corporation’s stock contained in the Registration Statement on Form 8-A filed March 5, 1998.

      In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

CSK Auto, Inc.

645 E. Missouri Avenue
Suite 400
Phoenix, Arizona 85012
Attention: Finance Department
Phone: (602) 631-7392

iii

PROSPECTUS SUMMARY

      This summary contains basic information about us and this exchange offer but may not contain all the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents we refer you to. In this prospectus, “CSK,” “CSK Auto,” “the Company,” “we,” “us,” and “our” refer to CSK Auto Corporation and its subsidiaries, CSK Auto, Inc. and its subsidiaries, except where it is noted in connection with the issuance of the notes or otherwise where the context makes clear, that the reference is only to CSK Auto Corporation or to CSK Auto, Inc. and its subsidiaries. Unless otherwise indicated, all financial data contained herein is presented on a consolidated basis for CSK Auto Corporation, which has unconditionally guaranteed the new notes, which will be issued by CSK Auto, Inc. The term “outstanding notes” refers to the 12% Senior Notes due June 15, 2006 issued on December 21, 2001. The terms “new notes” and “notes” refer to the 12% Senior Notes due June 15, 2006 offered by this prospectus. You should carefully consider the information set forth under “Risk Factors.” In addition, certain statements are forward-looking statements which involve risks and uncertainties. See “Forward-Looking Statements.”

The Exchange Offer

Notes offered	$280,000,000 aggregate principal amount of new 12% Senior Notes due June 15, 2006, all of which will have been registered under the Securities Act.

The terms of the new notes offered in the exchange offer are substantially identical to those of the outstanding notes, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes do not apply to the registered new notes.

Outstanding notes	$280,000,000 aggregate principal amount of 12% Senior Notes due June 15, 2006, all of which were issued on December 21, 2001.

The exchange offer	We are offering to issue registered new notes in exchange for a like principal amount and like denomination of our outstanding notes. We are offering to issue these registered new notes to satisfy our obligations under a registration rights agreement that we entered into with the initial purchasers of the outstanding notes when we sold the outstanding notes in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your outstanding notes for exchange by following the procedures described under the caption “The Exchange Offer.”

Tenders; Expiration date; Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on July 11, 2002, which is 30 days after the commencement of the exchange offer, unless we extend it. If you decide to exchange your outstanding notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any outstanding notes you have tendered for exchange, those outstanding notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer” for a more complete description of the tender and withdrawal provisions.

Conditions to the exchange offer	The exchange offer is subject to customary conditions, some of which we may waive.

U.S. federal income tax considerations	Your exchange of outstanding notes for new notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes.

Use of proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange agent	The Bank of New York

Consequences of failure to exchange your outstanding notes	Outstanding notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We, however, will have no further obligation to register the outstanding notes. If you do not participate in the exchange offer, the liquidity of your outstanding notes could be adversely affected.

Consequences of exchanging your outstanding notes	Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

• acquire the new notes issued in the exchange offer in the ordinary course of your business;

• are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and

• are not an “affiliate” of our company as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any new notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

The Notes

      The terms of the new notes we are issuing in this exchange offer and the outstanding notes are identical in all material respects, except the new notes offered in the exchange offer:

•	will have been registered under the Securities Act;

•	will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

•	will not contain provisions relating to the payment of liquidated damages to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

      A brief description of the material terms of the notes follows:

Issuer	CSK Auto, Inc.

Notes offered	$280,000,000 aggregate principal amount of 12% senior notes due June 15, 2006.

Interest payment dates	Interest is payable in cash on December 15 and June 15 of each year commencing June 15, 2002.

Maturity date	June 15, 2006.

Optional redemption	On or after December 15, 2004, we may redeem some or all of the notes at the redemption prices listed under the caption “Description of Notes — Optional Redemption,” plus accrued and unpaid interest to the date of redemption. We may redeem up to 35% of the aggregate principal amount of the notes before December 15, 2004 with the net proceeds of certain equity offerings.

Change of control	If we experience a change of control, holders of the notes will have the right to require us to repurchase their notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the repurchase. See “Description of Notes — Repurchase at the Option of Holders.”

Guarantees	The payment of the principal, premium and interest on the notes is irrevocably and unconditionally guaranteed on a senior basis by our subsidiaries and our parent, CSK Auto Corporation. See “Description of Notes — The Guarantees.”

Ranking	The notes will be unsecured senior obligations of CSK Auto, Inc. They will rank senior in right of payment to our subordinated indebtedness and effectively junior to our senior collateralized indebtedness, including borrowings under our new senior credit facility, to the extent of the collateral securing such indebtedness. As of February 3, 2002 we had $265.1 million of senior collateralized indebtedness.

Restrictive covenants	The indenture governing the notes limits what we and our subsidiaries may do. The provisions of the indenture limit our and our subsidiaries’ ability to, among other things:

• incur additional indebtedness or issue disqualified capital stock;

• pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

• make investments;

• create any consensual limitation on the ability of our subsidiaries to pay dividends, make loans or transfer property to us;

• incur liens;

• engage in certain transactions with our affiliates;

• sell assets, including capital stock of our subsidiaries; and

• consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries.

These covenants are subject to important exceptions and qualifications described in the “Description of Notes — Certain Covenants” section of this prospectus.

Original issue discount	The original notes were issued with original issue discount for United States federal income tax purposes. Accordingly, if you are a U.S. holder, you will be required to include original issue discount in gross income for United States federal income tax purposes over the term of the notes in advance of receipt of cash payments to which such income is attributable. See “Material United States Federal Tax Considerations.”

Exchange offer; Registration rights; Liquidated damages	We are obligated to cause the registration statement filed in connection with this prospectus and exchange offer to be declared effective within 180 days after the original date of issuance. We may be required to provide a registration statement to effect resales of the notes. If we fail to satisfy any of these obligations or if we are required to pay liquidated damages or default interest rates to holders of our 7% convertible subordinated debentures, we may be required to pay you liquidated damages. See “Description of Notes — Registration Rights; Liquidated Damages.”

Absence of a public market for the new notes	The notes are a new issue of securities for which there is currently no active trading market. We cannot ensure that a liquid market will develop for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. The initial purchasers have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion and without notice. Future trading prices of the notes on any market that may develop will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities, and general economic conditions.

In addition, we do not intend to apply for listing of the outstanding notes, or the exchange notes, on any securities exchange or on any automated dealer quotation system. Declines in the market for high yield securities generally may also adversely affect the liquidity of and trading market for the notes.

CSK AUTO, INC.

      We are the largest specialty retailer of automotive parts and accessories in the Western United States and one of the largest such retailers in the United States, based on store count. We have the number one market position in 25 of the 28 geographic markets in which we operate, based on store count. As of February 3, 2002, we operated 1,130 stores in 19 states under one fully integrated operating format and three brand names:

•	Checker Auto Parts, founded in 1969, with 418 stores in the Southwestern, Rocky Mountain and Northern Plains states and Hawaii;

•	Schuck’s Auto Supply, founded in 1917, with 235 stores in the Pacific Northwest and Alaska; and

•	Kragen Auto Parts, founded in 1947, with 477 stores primarily in California.

      We offer a broad selection of national brand name and generic automotive products for domestic and imported cars and light trucks. Our products include new and remanufactured automotive replacement parts, maintenance items and accessories. Our stores average approximately 7,290 square feet in size and typically offer a store specific mix of between 13,000 and 18,000 stock-keeping units, or SKUs. We also operate a highly efficient network of 39 strategically located depots to provide approximately 75% of our stores an additional 65,000 SKUs on a same-day delivery basis. Through our extensive on-line vendor network, we make available up to an additional 250,000 SKUs on a same-day delivery basis to approximately 75% of our stores and up to 1,000,000 additional SKUs on a next-day delivery basis to substantially all of our stores.

      We serve both the do-it-yourself (DIY) and the commercial installer, or do-it-for-me (DIFM), markets. The DIY market, which is comprised of consumers who typically repair and maintain vehicles themselves, is the foundation of our business. Sales to the DIY market represented approximately 82% of our net sales for the fiscal year ended February 3, 2002. The DIFM market is comprised of auto repair professionals, fleet owners, governments, and municipalities and accounted for 60% of the annual sales in the U.S. automotive aftermarket industry in 2000. Sales to the DIFM market represented approximately 18% of our net sales for the fiscal year ended February 3, 2002. In 1994, we began targeting the DIFM market to leverage our existing store base, fixed costs, inventory, and in-store personnel. We believe we are well positioned to effectively and profitably further penetrate the highly fragmented DIFM market because of our sales force dedicated to DIFM customers, experienced in-store sales associates, high level of customer service, conveniently located stores, efficient depot delivery network, attractive pricing, and ability to provide timely availability of a broad selection of national brand name products.

      Since the end of fiscal 1996, we have achieved significant growth as a result of comparable store sales growth, strategic acquisitions, and new store openings. Specifically, we have:

•	increased our store count from 580 to 1,130 as of February 3, 2002;

•	increased our net sales by 81.4%, from $793.1 million in fiscal 1996 to approximately $1.44 billion for the fiscal year ended February 3, 2002;

•	achieved positive comparable store sales growth in each fiscal year during such period; and

•	increased our adjusted EBITDA from $50.5 million in fiscal 1996 to $131.0 million in the fiscal year ended February 3, 2002.

      Since the end of fiscal 1996, we have invested approximately $143.6 million in sophisticated store-level information systems, depot delivery systems, and in-store improvements (including the conversion of acquired stores to our format). We believe we have one of the most modern store bases and distribution systems in the industry. As a result, we expect to limit our cash outlay for capital expenditures to approximately $15 million in fiscal 2002.

Industry Overview

      We compete in the approximately $98 billion U.S. automotive aftermarket industry, which includes replacement parts (excluding tires), accessories, maintenance items, batteries and automotive fluids for cars and light trucks. The industry is comprised of the $36 billion DIY market and the $62 billion DIFM market. From 1991 to 2000, the DIY market grew at a compound annual rate of 5.8% and the DIFM market grew at a compound annual rate of 6.0%. We believe that the U.S. automotive aftermarket industry is characterized by stable demand and is growing because of increases in:

•	the size and age of the automotive fleet. The number of light vehicles in use, which includes cars and light trucks, has increased from 175.4 million in 1991 to 205.3 million in 2000. From 1991 to 2000, the average age of cars increased from 7.9 years to 9.1 years and the average age of light trucks increased from 8.1 years to 8.4 years. In the Western United States, where we operate, the average age of domestic cars was 10.8 years in 2000 according to Lang Marketing Resources, Inc.

•	the number of miles driven annually per vehicle. Miles driven annually has grown from 2.0 trillion in 1991 to 2.5 trillion in 1999.

•	the number of licensed drivers. Licensed drivers increased from 169.0 million in 1991 to 187.2 million in 1999.

•	the percentage of the total light vehicle fleet represented by light trucks, which includes SUVs. Light trucks comprised 37.8% of all light vehicles in use in 2000, up from 29.7% in 1991. According to Lang Marketing Resources, Inc., in 2000, each light truck generated an average of $480 of aftermarket product purchases versus $325 of such purchases generated per car.

•	the number of light vehicles coming off warranty, particularly leased vehicles. From 1996 to 2000, 80.2 million new light vehicles were sold and an additional 18.6 million light vehicles were leased. Management believes that leased vehicles are often under-maintained and, therefore, may require higher-than-average maintenance and repair expenditures in the post-warranty period.

      Despite significant consolidation of automotive aftermarket retailers in recent years, the industry remains highly fragmented. Our primary competitors include national and regional automotive parts chains, wholesalers, jobber stores, independent operators, automobile dealers, and discount stores and mass merchandisers that carry automotive products. According to Lang Marketing Resources, Inc., specialty automotive parts retailers have increased their market share of U.S. DIY sales from 31.6% in 1994 to 40.8% in 2000.

Competitive Strengths

      We believe that our competitive strengths include the following:

Leading Market Position in the Western United States. We are the largest specialty retailer of automotive parts and accessories in the Western United States and have the number one market position in 25 of the 28 geographic markets in which we operate, based on store count. Our research indicates that we have better brand name recognition than many of our competitors in several of our key markets. We believe that this is due to the long operating history of our stores, our advertising and marketing programs, the breadth of our product selection, and our reputation for superior customer service.

As the largest specialty retailer of automotive parts and accessories in the Western United States, we believe we have certain competitive advantages over smaller retail chains and independent operators. These advantages include: (1) our brand name recognition as a trusted source of automotive parts and accessories, (2) our ability to make available a broad selection of products on a timely basis, (3) marketing and distribution efficiencies due to economies of scale, and (4) our advanced store level information and distribution systems, which are the result of our significant investments in recent years. We also believe that we enjoy a competitive advantage over mass merchandisers due to our focus on automotive parts and accessories and our knowledgeable sales associates.

Focus on Customer Service. Our research indicates that consumers in our key markets rate our sales associates as “the most knowledgeable and helpful” more frequently than those of certain other well known specialty retailers of automotive parts. Recruiting, training and retaining high quality sales associates is a major component of our focus on customer service. Our training programs and incentives encourage our sales associates to develop technical expertise, which enables them to effectively advise customers on product selection and use. We have an average of two Automotive Society of Engineers, or ASE, certified mechanics per store. To further satisfy our customers’ needs we also offer free testing of certain parts, “no hassle” return policies, electronically maintained warranties and a customer service call center.

Profitable and Growing Commercial Sales Program. We believe we are well positioned to effectively service our DIFM customers, who typically require convenient locations, a high level of customer service, and timely availability of brand name products. Beginning in fiscal 1996, we significantly increased our marketing efforts to the DIFM market, added sales personnel dedicated to our DIFM customers, increased the breadth and depth of our product selection, and improved and expanded our distribution systems. We currently operate DIFM sales centers in 545 of our stores and our DIFM sales have grown from $89.6 million, or approximately 11% of net sales in fiscal 1996, to $259.1 million, or approximately 18% of net sales for the fiscal year ended February 3, 2002. The growth of our commercial sales program has increased the sales base for our participating stores, created additional marketing and distribution efficiencies, and allowed us to enhance the product selection for our DIY customers.

Timely Availability of a Broad Selection of Brand Name Products. Our stores typically offer a store specific mix of between 13,000 and 18,000 SKUs. We also operate a highly efficient network of 39 strategically located depots to provide approximately 75% of our stores an additional 65,000 SKUs on a same-day delivery basis. Through our extensive on-line vendor network, we make available up to an additional 250,000 SKUs on a same-day delivery basis to approximately 75% of our stores and up to 1,000,000 additional SKUs on a next-day delivery basis to substantially all of our stores. While our stores also stock high quality generic products that appeal to our value conscious customers, we feature a broad selection of national brand name products that help generate customer traffic and have strong consumer appeal, particularly in the DIFM market.

Sophisticated Store-Level Information and Distribution Systems. In recent years, we have made significant investments in sophisticated store-level information systems and warehouse and distribution systems, in order to more effectively manage our inventory and increase the availability of products to our customers. Our sophisticated inventory management systems provide inventory movement forecasting based on history, trend and seasonality. Our systems have enhanced our ability to predict the size and timing of product requirements by closely monitoring service level goals, vendor lead times and cost of inventory assumptions. Our store level replenishment system generates orders based upon store on-hand and store model stock quantities. Store model stock quantities are determined by an automatic model stock adjustment system, which utilizes historical sales patterns, seasonality and store presentation requirements. We also maintain a store specific precision pricing program that seeks to optimize margins while maintaining price competitiveness. Our fully integrated warehouse and distribution network and our 39 strategically located depots, which operate using state-of-the-art technology, have allowed us to significantly improve distribution efficiency. Additionally, these investments have allowed us to both improve our in-stock inventory levels and reduce delivery costs and times for products.

Highly Experienced and Proven Management Team. The members of our senior management team average over 27 years of retail experience and have successfully grown our adjusted EBITDA from $50.5 million in fiscal 1996 to $131.0 million for the fiscal year ended February 3, 2002. Our management team has achieved this growth by increasing comparable store sales in each fiscal year during such period, completing and integrating strategic acquisitions, and rapidly expanding our DIFM business.

Business Strategy

      Our business strategy includes the following key elements:

Drive Customer Traffic and Increase Sales Base. Our marketing and merchandising strategy is designed to drive customer traffic and build market share. Our strategy is to make available to our customers one of the broadest selections of quality brand name products on a timely basis in order to maximize customer satisfaction and generate loyal repeat customers. We offer our products at competitive prices, in conveniently located and attractively designed stores. Our advertising programs are specifically tailored to target our various customer constituencies for maximum appeal and effectiveness.

Grow Our Commercial Sales Business. We intend to continue to grow our DIFM business and to increase our market share by providing a high level of customer service to our existing customers and by using our dedicated DIFM sales force to aggressively market to potential new customers in different sectors of the commercial market, including independent repair garages, national repair shops, fleet owners and municipalities. By leveraging our existing store network, we believe we can increase store operating profits as we expand our DIFM sales.

Maximize Customer Satisfaction. We aim to provide the highest level of customer service in our industry to generate repeat business. We attempt to achieve this goal by staffing our stores with well trained associates, including an average of two ASE certified technicians per store, which allows us to provide high quality diagnostic support. Another integral part of our focus on customer satisfaction includes utilizing our sophisticated product distribution and store-level systems to provide our customers with a broad selection of parts and accessories on a timely basis.

Improve Profitability and Cash Flow. We continually review our operations in order to ensure that we are optimally allocating our resources and have an appropriate cost structure that will enable us to grow our net sales, profitability, and free cash flow. We recently completed a thorough review of our operations, which led to the planned closure of 36 unprofitable stores (28 of which had been closed as of February 3, 2002), personnel reductions at the corporate and store levels, certain store operating expense reductions, and a reprofiling of our store inventory designed to maximize revenues by increasing our inventory turns. We refer to this program as our Profitability Enhancement Program, or PEP. Since the end of fiscal

1996, we have invested approximately $143.6 million in sophisticated store-level information systems, depot delivery systems, and in-store improvements (including the conversion of acquired stores to our format). We expect that these expenditures, which have increased the efficiency of our warehouse and distribution network, will allow us to limit our cash outlay for capital expenditures to approximately $15 million in fiscal 2002.

The Refinancing

      We used the proceeds from the outstanding notes offering, which were approximately $275.3 million, together with borrowings under a new $300.0 million senior collateralized, asset based credit facility and the proceeds of a $50.0 million private placement of new 7% convertible subordinated debentures to refinance our prior credit facility and to pay fees and expenses in connection with these transactions. Additionally, upon the closing of our new senior credit facility, we converted the existing $30.0 million 7% convertible subordinated note due September 1, 2006 into approximately 4.5 million shares of CSK Auto Corporation’s common stock. We have referred to these transactions collectively as the Refinancing in this prospectus.

      In connection with the Refinancing, CSK Auto, Inc. entered into a new $300.0 million senior collateralized, asset based credit facility scheduled to mature December 21, 2004. Our new senior credit facility is comprised of a $170.0 million non-amortizing term loan facility and a $130.0 million revolving credit facility. Availability under our new senior credit facility is subject to a borrowing base formula equal to the lesser of $300.0 million and the sum of certain percentages of eligible inventory and eligible accounts receivable owned by us and our subsidiaries. Our borrowing capacity, pursuant to the borrowing base formula, at February 3, 2002 was approximately $270.5 million. Loans under the new senior credit facility are collateralized by a first priority security interest in substantially all of our and our subsidiaries’ assets and in all of our and our subsidiaries’ capital stock. The loans are guaranteed by each of CSK Auto, Inc.’s subsidiaries and by CSK Auto Corporation.

      Also in connection with the Refinancing, on December 21, 2001, CSK Auto Corporation sold $50.0 million aggregate principal amount of 7% convertible subordinated debentures due December 2006 (the “convertible subordinated debentures”), together with related contingently exercisable warrants, to Lehman Brothers Inc. (“Lehman”) and Investcorp CSK Holdings L.P., an affiliate of INVESTCORP, S.A., which through its relationship to several of our stockholders is deemed to be one of our principal stockholders (the “Affiliated Investor”).

      At a special meeting of shareholders of CSK Auto Corporation convened on February 26, 2002, the shareholders of CSK Auto Corporation approved the issuance of common stock in connection with (i) the conversion of the convertible subordinated debentures into our common stock, and in lieu of cash payment of interest on these debentures (collectively, the “Conversion Stock”), and (ii) the exercise of the related warrants. Having obtained shareholder approval, on May 20, 2002, we required Lehman’s assignee LB I Group Inc. and the Affiliated Investor to convert all of their convertible subordinated debentures into our common stock following the effectiveness of the amended registration statement filed with the SEC pertaining to the resale of the Conversion Stock and the shares issued upon conversion of the $30 million 7% convertible note. The conversion price for the convertible subordinated debentures was $8.69 per share.

      See “Description of Certain Indebtedness” for a description of the new senior credit facility, and our 7% convertible subordinated debentures.

Additional Information

      Our principal executive offices are located at 645 East Missouri Avenue, Suite 400, Phoenix, Arizona 85012. Our telephone number is (602) 265-9200. CSK Auto, Inc. was incorporated on February 26, 1969 in Arizona. The common stock of CSK Auto Corporation is listed on the New York Stock Exchange under the trading symbol “CAO.”

Risk Factors

      Investing in the notes involves substantial risks similar to those associated with the outstanding notes. See the “Risk Factors” section of this prospectus beginning on page 16 for a discussion of these risks.

Summary Consolidated Financial Information and Other Data

      The summary financial data for each of the three fiscal years during the period ended February 3, 2002 are derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants and appear elsewhere herein. We have also included historical and pro forma balance sheet data as of February 3, 2002. Such pro forma balance sheet data give effect to the Refinancing as if it had occurred on February 5, 2001 and assumes the conversion of all convertible debt. The data presented below should be read in conjunction with the consolidated financial statements, including the related notes thereto, the other financial information included herein, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Summary Consolidated Financial Information and Other Data

	Fiscal Year Ended

	Jan. 30,
	2000	Feb. 4, 2001	Feb. 3, 2002

	($ in thousands)
Statement of Operations Data:
Net sales	$1,231,455	$1,452,109	1,438,585
Gross profit	595,216	683,066	648,000
Operating and administrative expenses	501,527	592,691	580,134
Operating profit	86,848	70,716	38,667

Other Data:
Adjusted EBITDA(1)	$148,966	$156,902	131,041
Adjusted EBITDAR(2)	242,295	274,175	247,994
Operating lease rent expense	93,329	117,273	116,953
Capital expenditures	41,358	32,080	12,200
Depreciation and amortization	29,375	40,827	41,146
Commercial sales(3)	217,696	249,314	259,096
Selected Store Data:
Number of stores (at period end)	1,120	1,152	1,130
Stores with commercial sales centers	554	548	545
Total store square footage (at period end)(4)	8,074,699	8,376,808	8,234,806
Average net sales per store(4)	$1,278	$1,278	1,195
Percentage increase in comparable store net sales(5)	4%	2%	1%
Pro Forma and Adjusted Financial Data:
Pro forma adjusted EBITDA(6)			134,652
Pro forma interest expense(7)			70,630
Ratio of pro forma adjusted EBITDA to pro forma interest expense(8)			2.1	x
Ratio of net senior debt to pro forma adjusted EBITDA(9)			3.9	x
Ratio of net debt to pro forma adjusted EBITDA(10)			4.5	x

	As of February 3, 2002

	Actual	Pro Forma

	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$16,084	$16,084
Net working capital	498,914	498,914
Total assets	1,068,577	1,066,072
Net senior debt(9)	524,409	524,409
Net debt (including current maturities)(10)	654,759	605,659
Stockholders’ equity	154,286	200,881

(footnotes on following pages)

(1)	Adjusted EBITDA represents net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization expense, other non-cash charges, extraordinary items and non-recurring charges. While adjusted EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an indicator of operating performance or an alternative to cash flow as a measure of liquidity, it is included herein to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies.

The computation of adjusted EBITDA for each of the respective periods shown is as follows:

	Fiscal Year

	2001	2000	1999

	(in thousands)

Income (loss) before income taxes, extraordinary loss and cumulative effect of change in accounting principle	$(22,941)	$5,193	$45,548
Add back:
Interest expense	61,608	62,355	41,300
Depreciation and amortization expense	41,146	40,827	29,375

EBITDA	79,813	108,375	116,223
Equity in loss of joint venture(a)	—	3,168	—
Other adjustments(a):
Profitability enhancement program (PEP) charges	46,318	—	—
Lawsuit settlements charges	2,000	8,800	—
Acquisition transition and integration costs	250	23,818	30,187
Loss on fixed assets	1,160	—	—
Bankruptcy of commercial customers charges	1,500	400	—
Store closings costs due to acquisitions	—	3,727	2,556
Inventory liquidations charges	—	5,686	—
Auto service centers losses	—	2,928	—

Total	51,228	48,527	32,743

Adjusted EBITDA	$131,041	$156,902	$148,966

Operating lease rent expense	116,953	117,273	93,329

Adjusted EBITDAR	$247,994	$274,175	$242,295

(a) See footnotes 3-7 to Selected Consolidated Financial Data.

(2)	Adjusted EBITDAR represents adjusted EBITDA plus operating lease rent expense. Because the proportion of stores leased versus owned varies among industry competitors, we believe adjusted EBITDAR permits a meaningful comparison of operating performance among industry competitors. We lease substantially all of our stores.

(footnotes continue on following page)

(3)	Represents sales to commercial or DIFM accounts, including sales from stores without commercial sales centers.

(4)	Total store square footage is based on our actual store formats and includes normal selling, office, stockroom and receiving space. Average net sales per store is based on the average of the beginning and ending number of stores and is not weighted to take into consideration the actual dates of store openings, closings or expansions.

(5)	Comparable store net sales data is calculated based on the change in net sales commencing after the time a new store has been open twelve months. The first twelve months during which a new store is open are not included in the comparable store calculation. Relocations are included in comparable store net sales from the date of opening.

(6)	Management believes that the following supplemental adjustments to adjusted EBITDA are relevant to evaluating our operating performance and our ability to service debt. The following supplemental adjustments reflect effected cost reductions from the Profitability Enhancement Program that we implemented in the second quarter of fiscal 2001. These adjustments reflect actual costs incurred by us during the fifty-two week period ended February 3, 2002, which we believe will no longer be incurred by us as a result of the actions we have taken.

($ in thousands)
Adjusted EBITDA	$131,041
Supplemental adjustments:
Operating loss from 28 closed stores(a)	1,873
Personnel reductions(b)	1,144
Store operating expense reductions(c)	594

Total supplemental adjustments:	3,611

Pro forma adjusted EBITDA	$134,652

(a)	We closed 28 stores between July 2001 and January 2002 in connection with our Profitability Enhancement Program.

(b)	Represents salaries and benefits of 36 employees terminated in connection with the Profitability Enhancement Program prior to September 1, 2001.

(c)	Represents a contractual reduction in our store-based satellite communication costs and a reduction in operating expenses related to transportation services.

(7)	Pro forma interest expense includes amortization of deferred financing fees and amortization of original issue discount on the notes offered hereby, assumes the completion of the Refinancing and the conversion of our convertible debt as of February 5, 2001, and has been computed based on actual balances outstanding for the period indicated, after taking into account the pro forma adjustments.

(8)	For purposes of computing this ratio, we have excluded amortization of deferred financing fees and amortization of original issue discount on the notes offered hereby from pro forma interest expense.

(9)	Net senior debt represents senior debt less cash and cash equivalents. Senior debt is defined to include the new senior credit facility, the notes offered hereby and capital leases.

(10)	Net debt represents total debt less cash and cash equivalents.

RISK FACTORS

      You should carefully consider the risks described below in addition to the other information contained in this prospectus which apply to the outstanding notes and the new notes, in evaluating the exchange offer. We may encounter risks in addition to those described below. Additional risks not currently known to us or that we currently deem immaterial may also impair our business operations and your investment in the notes.

Risks Relating to the Notes and Our Indebtedness

You may have difficulty selling the outstanding notes that you do not exchange.

      If you do not exchange your outstanding notes for the new notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your outstanding notes. Those transfer restrictions are described in the indenture governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

      In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the outstanding notes under the Securities Act.

      If a large number of outstanding notes are exchanged for new notes issued in the exchange offer, it may be more difficult for you to sell your outstanding notes. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to exchange your outstanding notes for registered notes or to have those outstanding notes registered under the Securities Act. See “The Exchange Offer — Consequences of Failure to Exchange Outstanding Notes” for a discussion of the possible consequences of failing to exchange your notes.

We are highly leveraged and have substantial debt service obligations that could restrict our ability to grow and operate successfully.

      We are highly leveraged. We had an aggregate of approximately $670.8 million of outstanding indebtedness for borrowed money as of February 3, 2002. Our earnings for fiscal 2001 were insufficient to cover our fixed charges by $22.9 million. Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

      The degree to which we are leveraged could have important consequences to your investment in the notes, including the following risks:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired in the future;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for other purposes;

•	our indebtedness under our new senior credit facility carries variable rates of interest, and our interest expense could increase if interest rates in general increase;

•	we are substantially more leveraged than some of our competitors, which might place us at a competitive disadvantage to those competitors that have lower debt service obligations and significantly greater operating and financial flexibility than we do;

•	we may not be able to adjust rapidly to changing market conditions;

•	we may be more vulnerable in the event of a downturn in general economic conditions or in our business; and

•	our failure to comply with the financial and other restrictive covenants governing our debt, which, among other things, require us to maintain certain financial ratios and limit our ability to incur additional debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or our prospects.

      See “Description of Certain Indebtedness” and “Description of Notes.”

We may not be able to generate the cash necessary to service our indebtedness, which would require us to refinance our indebtedness or default on our scheduled debt payments undermining our ability to grow and operate profitably.

      We will need a significant amount of cash to service our debt. Our ability to generate cash depends on the success of our financial and operating performance. Our historical financial results have been, and our future financial results are anticipated to be, subject to substantial fluctuations. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all, or that future borrowings will be available to us under our new senior credit facility or otherwise in an amount sufficient to enable us to satisfy all of our obligations (including those under the notes offered hereby) or to fund our other liquidity needs. In addition, because our new senior credit facility has variable interest rates, the cost of those borrowings will increase if market interest rates increase.

      If we are unable to meet our expenses and debt obligations, we may need to refinance all or a portion of our indebtedness before the scheduled maturity dates of such debt, sell assets or raise equity. On such maturity dates we may need to refinance our indebtedness if our operations do not generate enough cash to pay such indebtedness in full and if we do not raise additional capital. Our ability to refinance will depend on the capital markets and our financial condition at such time. We cannot assure you that we would be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Certain Indebtedness.”

Despite current indebtedness levels, we may still be able to incur substantially more indebtedness which would intensify the risk discussed above.

      Despite our current and anticipated debt levels, we may be able to incur substantial additional indebtedness in the future. If new debt is added to our current debt levels, the substantial risks described above would intensify. Our new senior credit facility permits additional borrowings (subject to a borrowing base formula), and any such borrowings would be secured by substantially all of our assets. Although the terms of the indenture governing the notes, the indenture governing our outstanding 11% senior subordinated notes and the credit agreement relating to the new senior credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. See “Capitalization,” “Selected Consolidated Financial Data,” “Description of Notes,” and “Description of Certain Indebtedness.”

Restrictions imposed by CSK Auto, Inc.’s new senior credit facility, the indenture governing the notes, the indenture governing CSK Auto, Inc.’s 11% senior subordinated notes restrict or prohibit our ability to engage in or enter into some business operating and financing arrangements, which could adversely affect our ability to take advantage of potentially profitable business opportunities.

      The operating and financial restrictions and covenants in our debt instruments, including the credit agreement relating to our new senior credit facility, the indenture governing the notes, and the indenture governing our 11% senior subordinated notes, impose significant operating and financial restrictions on us and require us to meet certain financial tests. Complying with these covenants may cause us to take actions that are not favorable to you as a holder of the notes. These restrictions may also have a negative impact on our business, results of operations and financial condition by significantly limiting or prohibiting us from engaging in certain transactions, including:

•	incurring or guaranteeing additional indebtedness;

•	making investments;

•	creating liens on our assets;

•	transferring or selling assets currently held by us;

•	paying dividends;

•	engaging in mergers, consolidations, or acquisitions; or

•	engaging in other business activities.

      These restrictions could place us at a disadvantage relative to competitors not subject to such limitations.

      In addition, a breach of the covenants, ratios, or restrictions contained in our new senior credit facility could result in an event of default thereunder. Upon the occurrence of such an event of default, the lenders under our new senior credit facility could elect to declare all amounts outstanding under the new senior credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness. If the lenders under the new senior credit facility accelerate the payment of the indebtedness, we cannot assure you that our assets would be sufficient to repay in full that indebtedness, which is collateralized by substantially all of our assets, and our other indebtedness, including the notes. Because of the secured position of the lenders under our new senior credit facility, the notes are effectively subordinated to such debt. See “Description of Certain Indebtedness” and “Description of Notes.”

A guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state laws, which would prevent the holders of the notes from relying on the guarantors to satisfy claims.

      Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

      In addition, any payment by that guarantor under the guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

      The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities as they became absolute and mature; or

•	it could not pay its debts as they became due.

We may be unable to purchase the notes upon a change of control.

      Upon the occurrence of “change of control” events specified in “Description of Notes,” you may require us to purchase your notes at 101% of their principal amount, plus accrued interest. In some circumstances, a change of control could result from events beyond our control. We cannot assure you that we will have the financial resources to purchase your notes, particularly if that change of control event triggers a similar repurchase requirement for, or results in the acceleration of, any of our other indebtedness. Our new senior credit facility provides that certain change of control events (as defined therein) will constitute a default and could result in the acceleration of our indebtedness under that facility. The indenture governing our 11% senior subordinated notes contains a similar provision. Any debt agreements we enter into in the future may contain similar provisions.

The covenants in the indenture for the notes may not prevent us from engaging in certain mergers or other transactions that may adversely affect you.

      The provisions of the indenture for the notes (including the change of control provision) will not necessarily afford you protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving us, that may adversely affect you. Such a transaction may not involve a change of the magnitude required under the definition of change of control in the indenture for the notes to trigger such provisions. Except as described under the “Description of Notes” section, the indenture for the notes will not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The notes may not have an active market and the price may be volatile, so you may be unable to sell your notes at the price you desire or at all.

      The notes are a new issue of securities for which there is currently no active trading market. We cannot ensure that a liquid market will develop for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. The initial purchasers have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion and without notice. Future trading prices of the notes on any market that may develop will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities, and general economic conditions.

      In addition, we do not intend to apply for listing of the outstanding notes, or the exchange notes, on any securities exchange or on any automated dealer quotation system. Declines in the market for high yield securities generally may also adversely affect the liquidity of and trading market for the notes.

Our lenders will control enforcement of the pledges of any of our subsidiaries’ stock, which may affect the trustee’s ability to independently pursue remedies on behalf of holders of the notes.

      Our lenders under our new senior credit facility are given the exclusive right to control all decisions relating to the enforcement of remedies under the new senior credit facility with respect to the stock of CSK Auto, Inc. and its current and future subsidiaries. Our lenders may have interests that are different from your interests, and our lenders may elect not to pursue their remedies under the new senior credit facility at a time when it would be advantageous for you to do so.

Because the outstanding notes were issued with original issue discount, you will have to include interest in your taxable income before you receive cash. If a bankruptcy case is commenced by or against us, your claim will not include any unamortized original issue discount.

      Because the outstanding notes were issued at a discount from their stated principal amount, the outstanding notes were issued with original issue discount for United States federal income tax purposes. Original issue discount will accrue from the issue date of the notes and, if you are a U.S. holder, will be included in your gross income for United States federal income tax purposes before you receive a cash payment to which the income is attributable. See “Material United States Federal Tax Considerations” below for a summary of material United States federal tax considerations of the ownership of the notes.

      If a bankruptcy case is commenced by or against us under the United States Bankruptcy Code, the claim of a holder of the notes may be limited to an amount equal to the sum of (1) the notes’ issue price, (2) accrued and unpaid interest thereon through the date of the bankruptcy filing, and (3) that portion of the original issue discount deemed to have accrued from the issue date through the date of the bankruptcy filing.

Any original issue discount deemed not to have accrued as of the date of any such bankruptcy filing would constitute “unmatured interest” and would not be allowed under the Bankruptcy Code. Accordingly, the holder’s claim would likely be less than the notes’ stated principal amount.

Risks Associated with Our Industry

Our industry is highly competitive and we may not have the resources to compete effectively.

      The retail sale of automotive parts and accessories is highly competitive. Some of our competitors have more financial resources, are more geographically diverse or have better name recognition than us, which might place us at a competitive disadvantage to those competitors. Because we seek to offer competitive prices, if our competitors reduce their prices we may be forced to reduce our prices, which could cause a material decline in our revenues and earnings and hinder our ability to service our debt. We compete primarily with the following:

•	national and regional retail automotive parts chains;

•	wholesalers or jobber stores (some of which are associated with national parts distributors or associations);

•	automobile dealers that supply manufacturer parts; and

•	mass merchandisers that carry automotive replacement parts and accessories.

A decrease in vehicle miles driven may adversely affect our revenues.

      Our industry depends on the number of vehicle miles driven. A substantial decrease in the number of vehicle miles driven could have a negative impact on our revenues. Factors, in addition to weather, that may cause the number of vehicle miles to decrease include:

•	increases in gas prices;

•	changes in the economy; and

•	changes in travel patterns.

Risks Relating to Our Business Operations

A decrease in the ability and willingness of our suppliers to supply products to us on favorable terms would have a negative impact on our results of operations.

      Our business depends on developing and maintaining productive relationships with our vendors and upon their ability or willingness to sell products to us on favorable price and other terms. Many factors outside our control may harm these relationships and the ability or willingness of these vendors to sell these products on such terms. For example, financial difficulties that some of our vendors may face may increase the cost of the products we purchase from them. In addition, our failure to pay promptly, or order sufficient quantities of inventory from our vendors, such as occurred during fiscal 2001, may increase the cost of products we purchase from vendors or may lead to vendors refusing to sell products to us at all. Finally, the trend towards consolidation among automotive parts suppliers may disrupt our relationship with some vendors. A disruption of these vendor relationships, including any failure to obtain vendor discounts and allowances, or a disruption in our vendors’ operations could have a material adverse effect on our business and results of operations.

We may not be profitable or achieve continued growth.

      We incurred net losses during two of our last five fiscal years including during fiscal year 2001. We can offer no assurance that we will be profitable or achieve improvements in operating profit in the future.

Our Profitability Enhancement Program may not achieve the benefits we expect.

      We have taken a number of steps designed to improve our operations and financial results. In the second quarter of 2001, we announced the implementation of a Profitability Enhancement Program and special charges of $28.0 million, net of tax, to our income. These changes to our business operations are expected to produce cost savings in the future. However, we cannot provide any assurance that any of the changes made to our business operations will achieve the benefits that we expect.

Our operations are concentrated in the western region of the United States, and therefore our business is subject to fluctuations if adverse conditions occur in that region.

      All of our stores are located in the Western United States. As a result of this geographic concentration, we are subject to regional risks such as the economy, weather conditions, power outages, the cost of electricity, earthquakes and other natural disasters. In recent years, certain regions where we operate have experienced economic recessions and extreme weather conditions. Although temperature extremes tend to enhance sales by causing a higher incidence of parts failure and increasing sales of seasonal products, unusually severe weather can reduce sales by causing deferral of elective maintenance. Because our business is seasonal, inclement weather occurring during traditionally peak selling months may harm our business. No prediction can be made as to future economic or weather conditions. Several of our competitors operate stores across the U.S. and, therefore, may not be as sensitive to such regional risks.

We are controlled by our principal stockholders and their interests may not always be identical to those of our public stockholders.

      Members of the Investcorp Group and the Carmel Trust, a trust governed by the laws of Canada, beneficially own in the aggregate approximately 40.5% of the outstanding shares of the common stock of CSK Auto Corporation and are parties to a stockholders’ agreement. The interests of these principal stockholders could conflict with your interests. Until such time, if ever, that there is a significant decrease in the percentage of outstanding shares held by such stockholders, these stockholders will be able to significantly influence us through their ability to vote as stockholders regarding, among other things, election of directors and approval of significant transactions. In addition, Oppenheimer Funds, Inc. beneficially owns approximately 16.9% of our outstanding stock, but is not a party to the stockholders’ agreement.

      The interests of these principal stockholders could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders may conflict with your interests as a note holder. These equity holders may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as holders of the notes.

We are subject to environmental laws and the cost of compliance with these laws could negatively impact the results of our operations.

      We are subject to various federal, state and local laws and governmental regulations relating to the operation of our business, including those governing the handling, storage and disposal of hazardous substances, the recycling of batteries and used lubricants, and the ownership and operation of real property. As a result of investigations undertaken in connection with certain of our store acquisitions, we are aware that soil or groundwater may be contaminated at some of our properties. There can be no assurance that any such contamination will not have a material adverse effect on us. In addition, as part of our operations, we handle hazardous materials and our customers may also bring hazardous materials onto our properties in connection with, for example, our oil recycling program. There can be no assurance that compliance with such laws and regulations will not have a material adverse effect on us in the future.

We may not be able to grow our number of stores in a profitable manner.

      Our store growth is based, in part, on expanding selected stores, relocating existing stores and adding new stores primarily in markets we currently serve. There can be no assurance that our opening of new stores in markets we already serve will not adversely affect existing store profitability. There also can be no assurance that we will be able to manage our growth effectively. Our future growth and financial performance are, therefore, dependent upon a number of factors, including our ability to:

•	locate and obtain acceptable store sites;

•	negotiate favorable lease terms;

•	complete the construction of new and relocated stores in a timely manner;

•	hire, train and retain competent managers and associates; and

•	integrate new stores into our systems and operations.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

      When we sold the outstanding notes in December 2001, we entered into a registration rights agreement with the initial purchasers of those notes. Under the registration rights agreement, we agreed to file by February 19, 2002 a registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act. This prospectus is a part of the registration statement we have filed to satisfy our obligation. We also agreed to use our best efforts to cause this registration statement to be declared effective by the SEC by June 20, 2002. We also agreed to conduct this exchange offer for not less than 30 days after the date notice of the exchange offer is mailed to the holders of the outstanding notes and to use our reasonable best efforts to keep this registration statement effective until the exchange offer is completed. The registration rights agreement provides that we are required to pay liquidated damages to the holders of the outstanding notes whose notes are subject to transfer restrictions if:

•	by February 19, 2002, the registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act has not been filed;

•	by June 19, 2002, the registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act is not declared effective; or

•	the exchange offer has not been consummated on or before the 40th day after the registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act is declared effective.

A copy of the registration rights agreement is filed as an exhibit to the registration statement.

Terms of the Exchange Offer

      This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes which are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on July 11, 2002, or such later date and time to which we, in our sole discretion, extend the exchange offer.

      The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the outstanding notes, except that the new notes being issued in the exchange offer:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	will not contain the registration rights and liquidated damages provisions contained in the outstanding notes.

      Notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000.

      We expressly reserve the right, in our sole discretion:

•	to extend the expiration date;

•	to delay accepting any outstanding notes;

•	if any of the conditions set forth below under “— Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

•	to amend the exchange offer in any manner.

      We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

How to Tender Outstanding Notes for Exchange

      When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender outstanding notes for exchange must, on or prior to the expiration date:

(1)	transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to The Bank of New York, the exchange agent, at the address set forth below under the heading “— The Exchange Agent”; or

(2)	if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent at the address set forth below under the heading “— The Exchange Agent.”

      In addition, one of the following must occur:

(1)	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

(2)	the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at the Depository Trust Company, or DTC, along with the letter of transmittal or an agent’s message; or

(3)	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, referred to as a “book-entry confirmation,” which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

      The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or notes should be sent directly to us.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

(1)	by a holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

(2)	for the account of an eligible institution.

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

      If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

      We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

(1)	reject any and all tenders of any outstanding note improperly tendered;

(2)	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

(3)	waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

      Our interpretation of the terms and conditions of the exchange offer as to any particular notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

      If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

      If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person’s authority to so act unless we waive this requirement.

      By tendering, each holder will represent to us that, among other things, the person acquiring new notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes. If any holder or any such other person is an “affiliate,” as defined in Rule 405 under the Securities Act, of our company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes, such holder or any such other person:

(1)	may not rely on the applicable interpretations of the staff of the SEC; and

(2)	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      Each broker-dealer that receives Exchange Securities for its own account in exchange for the outstanding notes, where such outstanding securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. See “Plan of Distribution.”

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes Issued in the Exchange Offer

      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue new notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “— Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any notes for exchange.

      For each outstanding note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Accordingly, registered holders of new notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the issue date of the outstanding notes, or, if interest has been paid, the most recent date to which interest has been paid. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

      In all cases, we will issue new notes in the exchange offer for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

(1)	certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC;

(2)	a properly completed and duly executed letter of transmittal or an agent’s message; and

(3)	all other required documents.

      If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

      The exchange agent will make a request to establish an account at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system must make book-entry delivery of outstanding notes denominated in dollars by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC as applicable. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

(1)	be transmitted to and received by the exchange agent at the address set forth below under “— Exchange Agent” on or prior to the expiration date; or

(2)	comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

      If a holder of outstanding notes desires to tender such notes and the holder’s notes are not immediately available, or time will not permit such holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

(1)	the holder tenders the outstanding notes through an eligible institution;

(2)	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3)	the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

      You may withdraw tenders of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under “— Exchange Agent.” Any such notice of withdrawal must:

(1)	specify the name of the person having tendered the outstanding notes to be withdrawn;

(2)	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

(3)	where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

      If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those notes without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, the outstanding notes withdrawn will be credited to an account maintained with DTC for the outstanding notes. The outstanding notes will be returned or credited to this account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under “— How to Tender Outstanding Notes for Exchange” above at anytime on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

      We are not required to accept for exchange, or to issue new notes in the exchange offer for, any outstanding notes. We may terminate or amend the exchange offer at any time before the acceptance of outstanding notes for exchange if:

(1)	any federal law, statute, rule or regulation is adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

(2)	any stop order is threatened or in effect with respect to either (i) the registration statement of which this prospectus constitutes a part or (ii) the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

(3)	there is a change in the current interpretation by staff of the SEC which permits the new notes issued in the exchange offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an “affiliate” of our company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes acquired in the exchange offer are acquired in the ordinary course of such holder’s business and such holder has no arrangement or understanding with any person to participate in the distribution of the new notes;

(4)	there is a general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

(5)	any governmental agency creates limits that adversely affect our ability to complete the exchange offer;

(6)	there is any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer;

(7)	there is a change or a development involving a prospective change in our and our subsidiaries’ businesses, properties, assets, liabilities, financial condition, operations, results of operations taken as a whole, that is or may be adverse to us; or

(8)	we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the new notes to be issued in the exchange offer.

      The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least three business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time.

The Exchange Agent

      The Bank of New York has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

Main Delivery To:

THE BANK OF NEW YORK

By mail, hand delivery or overnight courier:

The Bank of New York

15 Broad Street — 16th Floor
New York, NY 10005
Attention: Duong Nguyen — Reorganization Unit

By facsimile transmission:

(for eligible institutions only)

(212) 235-2261

Confirm by telephone:

(212) 235-2355

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

      We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees;

•	printing fees; and

•	related fees and expenses.

Transfer Taxes

      Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

      Holders who desire to tender their outstanding notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

      Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering circular dated December 7, 2001, relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

      Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

      Holders of the new notes and any outstanding notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

      Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of those new notes, other than by any holder which is our “affiliate” within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

(1)	the new notes issued in the exchange offer are acquired in the ordinary course of the holder’s business; and

(2)	the holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the new notes issued in the exchange offer.

      However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

      Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

      (1) it is not an affiliate of ours;

(2)	it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of notes issued in the exchange offer;

(3)	it is acquiring the new notes issued in the exchange offer in the ordinary course of its business; and

(4)	it is not acting on behalf of a person who could not make representations (1)-(3).

      Each broker-dealer that receives new notes for its own account in exchange for outstanding notes must acknowledge that:

(1)	such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

(2)	it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of new notes issued in the exchange offer.

      Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

(1)	may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

(2)	must also be named as a selling holder of the new notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

      In addition, to comply with state securities laws of certain jurisdictions, the new notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the registration rights agreement that, prior to any public offering of transfer restricted notes, we will register or qualify or cooperate with the holders of the new notes in connection with the registration or qualification of the notes for offer and sale under the securities laws of those states as any holder of the notes reasonably requests in writing. Unless a holder requests, we currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

USE OF PROCEEDS

      We will not receive any proceeds from the exchange offer. The proceeds received by us from the sale of the outstanding notes, after deducting the original issue discount of $4.7 million, were approximately $275.3 million. We used the net proceeds after deducting the underwriting discount and expenses, together with borrowings under our new $300.0 million senior credit facility and the proceeds from the issuance of $50.0 million of convertible subordinated debentures by CSK Auto Corporation, to refinance our existing senior credit facility and to pay fees and expenses in connection with the Refinancing.

CAPITALIZATION

      The following table sets forth the cash and cash equivalents and consolidated capitalization of CSK Auto Corporation as of February 3, 2002, on an historical basis and on a pro forma basis to give effect to the Refinancing and the conversion of our convertible debt as described in footnote (3) below. This table should be read in conjunction with the information contained in “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	As of February 3, 2002

	Actual	Pro Forma

	(Unaudited)	(Unaudited)

	(dollars in thousands)
Cash and cash equivalents	$16,084	$16,084

Long-term debt (including current portion):
New revolving credit facility(1)	$57,000	$57,000
New term loan(1)	170,000	170,000
Senior notes offered hereby(2)	275,416	275,416
11% senior subordinated notes due 2006	81,250	81,250
Convertible subordinated debentures	49,100	—
Capital lease obligations	38,077	38,077

Total long-term debt	670,843	621,743
Total stockholders’ equity	154,286	200,881 (3)

Total capitalization	$825,129	$822,624

(1)	The new senior credit facility commitment is $300.0 million, consisting of a $130.0 million revolving credit facility and a $170.0 million term loan. Our borrowing capacity, pursuant to the borrowing base formula, at February 3, 2002 was approximately $270.5 million. See “Description of Certain Indebtedness.”

(2)	Reflects the issuance of $280.0 million of aggregate principal amount of notes at 98.328% of the principal amount thereof, net of unamortized debt discount.

(3)	Reflects the conversion of $50.0 million of 7% convertible subordinated debentures into CSK Auto Corporation common stock, net of a $0.9 million discount associated with a beneficial conversion feature and $2.5 million of associated unamortized debt issuance costs. This conversion occurred on May 20, 2002. See “Description of Certain Indebtedness — 7% Convertible Subordinated Debentures.”

SELECTED CONSOLIDATED FINANCIAL DATA

      The selected financial data for each of the five fiscal years during the period ended February 3, 2002 are derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The consolidated financial statements as of February 3, 2002 and February 4, 2001 and for each of the three years in the period ended February 3, 2002 appear elsewhere herein. You should read the data presented below together with our consolidated financial statements and related notes, the other financial information contained herein, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

SELECTED CONSOLIDATED FINANCIAL DATA

Fiscal Year(1)

2001(2)	2000(3)	1999(4)	1998(5)	1997(6)

(In thousands, except per share amounts and selected store data)
Statement of Operations Data
Net sales	$1,438,585	$1,452,109	$1,231,455	$1,004,385	$845,815
Cost of sales	790,585	769,043	636,239	531,073	468,171

Gross profit	648,000	683,066	595,216	473,312	377,644
Other costs and expenses:
Operating and administrative	580,134	592,691	501,527	399,016	330,514
Store closing and other restructuring costs	22,392	6,060	4,900	335	1,640
Legal settlement	2,000	8,800	—	—	—
Goodwill amortization	4,807	4,799	1,941	—	—

Operating profit	38,667	70,716	86,848	73,961	45,490
Certain 1996 Recapitalization charges	—	—	—	—	1,009
Interest expense	61,608	62,355	41,300	30,730	40,680
Equity in loss on joint venture	—	3,168	—	—	—

Income (loss) before income taxes, extraordinary loss and cumulative effect of change in accounting principle	(22,941)	5,193	45,548	43,231	3,801
Income tax expense (benefit)	(8,886)	193	17,436	15,746	1,557

Income (loss) before extraordinary loss and cumulative effect of change in accounting principle	(14,055)	5,000	28,112	27,485	2,244
Extraordinary loss, net of income taxes	(3,137)	—	—	(6,767)	(3,015)

Income (loss) before cumulative effect of change in accounting principle	(17,192)	5,000	28,112	20,718	(771)
Cumulative effect of change in accounting principle, net of income taxes	—	—	(741)	—	—

Net income (loss)	$(17,192)	$5,000	$27,371	$20,718	$(771)

Diluted earnings (loss) per share	$(0.61)	$0.18	$0.96	$0.75	$(0.04)

Shares used for computation	28,391	27,839	28,627	27,640	18,012

Other Data
Adjusted EBITDA(7)	$131,041	$156,902	$148,966	$103,861	$70,173
Adjusted EBITDAR(8)	247,994	274,175	242,295	175,549	124,695
Net cash provided by (used in) operating activities	(7,914)	32,469	(4,031)	3,403	(62,703)
Net cash used in investing activities	(10,143)	(34,542)	(260,221)	(37,524)	(56,727)
Net cash provided by financing activities	23,010	1,442	268,524	36,759	119,059
Capital expenditures	12,200	32,080	41,358	37,846	20,132
Depreciation and amortization	41,146	40,827	29,375	22,412	20,367
Commercial sales(9)	259,096	249,314	217,696	155,845	115,378
Ratio of earnings to fixed charges(10)	—	1.05	x	1.63	x	1.79	x	1.06	x
Selected Store Data
Number of stores (end of period)	1,130	1,152	1,120	807	718
Stores with commercial sales centers	545	548	554	509	360
Percentage increase in comparable store net sales(11)	1%	2%	4%	2%	4%
Balance Sheet Data (end of period)
Cash and cash equivalents	$16,084	$11,131	$11,762	$7,490	$4,852
Net working capital	498,914	401,523	456,594	306,879	235,651
Total assets	1,068,577	1,066,806	1,035,652	634,022	563,251
Total debt (including current maturities)	670,843	647,881	627,133	333,293	439,962
Stockholders’ equity (deficit)	154,286	139,613	134,547	105,389	(75,055)

(footnotes on following pages)

Notes to Selected Consolidated Financial Data

      (1) Our fiscal year consists of 52 or 53 weeks, ends on the Sunday nearest to January 31 and is named for the calendar year just ended. All fiscal years presented had 52 weeks except for fiscal 2000, which had 53 weeks.

      (2) The results of operations in fiscal 2001 shown are calculated in accordance with GAAP and include $51.2 million of items that we believe will not occur on a regular basis and which we are allowed to exclude when we calculate our operating results for purposes of measuring compliance under our debt covenants. They consist of:

•	$46.3 million of charges incurred in connection with our Profitability Enhancement Program;

•	$2.0 million of charges associated with certain legal settlements;

•	$0.2 million of transition and integration costs incurred with respect to acquired stores;

•	$1.2 million loss on the disposition of certain fixed assets; and

•	$1.5 million discrete provision for bad debt in connection with the bankruptcy of a large commercial customer.

      (3) The results of operations in fiscal 2000 shown are calculated in accordance with GAAP and include $48.5 million of items that we believe will not occur on a regular basis and which we are allowed to exclude when we calculate our operating results for purposes of measuring compliance under our debt covenants. They consist of:

•	$3.2 million write-off of our investment in PartsAmerica.com;

•	$8.8 million of charges associated with certain legal settlements;

•	$23.8 million of transition and integration costs incurred with respect to acquired stores;

•	$0.4 million discrete provision for bad debt in connection with the bankruptcy of a large commercial customer;

•	$3.7 million of store closing costs incurred in connection with the closure of existing stores that overlapped with better-situated acquired stores;

•	$5.7 million of non-cash charges associated with the liquidation of certain acquired inventories; and

•	$2.9 million of operating losses incurred by acquired automotive service centers prior to our exit from that business.

      (4) The results of operations in fiscal 1999 shown are calculated in accordance with GAAP and include $32.7 million of items that we believe will not occur on a regular basis and which we are allowed to exclude when we calculate our operating results for purposes of measuring compliance under our debt covenants. They consist of:

•	$30.2 million of transition and integration costs incurred with respect to acquired stores; and

•	$2.5 million of store closing costs incurred in connection with the closure of existing stores that overlapped with better-situated acquired stores.

      (5) The results of operations in fiscal 1998 shown are calculated in accordance with GAAP and include $7.5 million of items that we believe will not occur on a regular basis and which we are allowed to exclude when we calculate our operating results for purposes of measuring compliance under our debt covenants. They consist of:

•	The write-off of a $3.6 million prepaid management fee;

•	$3.1 million of transition and integration expenses associated with 82 stores acquired from Trak Auto Corporation; and

•	$0.8 million of costs in connection with the CSK Auto Corporation’s secondary offering of common stock.

      In addition, our fiscal 1998 results include an extraordinary loss of $6.8 million (net of an income tax benefit of $4.2 million) relating to the early extinguishment of outstanding debt with the proceeds from our initial public offering.

      (6) In December 1997, we acquired 82 stores from Trak Auto Corporation, which have been included in results of operations from the date of acquisition. The results of operations in fiscal 1997 shown are calculated in accordance with GAAP and include $5.3 million of items that we believe will not occur on a regular basis and which we are allowed to exclude when we calculate our operating results for purposes of measuring compliance under our debt covenants. They consist of:

•	$3.4 million of transition and integration expenses associated with the 82 stores acquired from Trak Auto Corporation;

•	$0.9 million of non-cash stock based compensation.

•	$1.0 million of other expenses related to our recapitalization in October 1996

      In addition, our fiscal 1997 results include an extraordinary loss of $3.0 million (net of an income tax benefit of $2.1 million) relating to the early extinguishment of outstanding debt under our previous senior credit facility.

      (7) EBITDA represents net income (loss) before interest expense, income tax expense (benefit), and depreciation and amortization expense. While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an indicator of operating performance or an alternative to cash flow as a measure of liquidity, it is included herein to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements.

      Adjusted EBITDA reflects the impact of certain items that we believe are important in evaluating our results. Such items are included in the calculation of EBITDA as it is defined in our senior credit facility, for purposes of measuring our compliance with debt covenants.

      Both EBITDA and adjusted EBITDA may differ in method of calculation from similarly titled measures used by other companies. The computation for each of the respective periods shown is as follows:

		Fiscal Year

		2001	2000	1999	1998	1997

		(in thousands)

Income (loss) before income taxes, extraordinary loss and cumulative effect of change in accounting principle		$(22,941)	$5,193	$45,548	$43,231	$3,801
Add back:
Interest expense		61,608	62,355	41,300	30,730	40,680
Depreciation and amortization expense		41,146	40,827	29,375	22,412	20,367

EBITDA		79,813	108,375	116,223	96,373	64,848
Equity in loss of joint venture(a)		—	3,168	—	—	—
Other adjustments(b):
Profitability enhancement program (PEP) charges		46,318	—	—	—	—
Lawsuit settlements charges		2,000	8,800	—	—	—
Acquisition transition and integration costs		250	23,818	30,187	—	—
Loss on fixed assets		1,160	—	—	—	—
Bankruptcy of commercial customers charges		1,500	400	—	—	—
Store closings costs due to acquisitions		—	3,727	2,556	—	—
Inventory liquidations charges		—	5,686	—	—	—
Auto service centers losses		—	2,928	—	—	—
—	1997 and 1998 items	—	—	—	7,488	5,325

Total		51,228	48,527	32,743	7,488	5,325

Adjusted EBITDA		$131,041	$156,902	$148,966	$103,861	$70,173

Operating lease rent expense		116,953	117,273	93,329	71,688	54,522

Adjusted EBITDAR		$247,994	$274,175	$242,295	$175,549	$124,695

(a)	In March 2000, we participated in the formation of a new joint venture, PartsAmerica.com (“PA”), with Advance Stores Company Incorporated (“Advance”) and Sequoia Capital. PA engaged in the sale of automotive parts and accessories via e-commerce. Results of operations for fiscal 2000 reflect the write off our investment in PA (a total of $3.2 million) due to extremely poor operating results. During the second quarter of fiscal 2001, PA ceased operations.

(b)	See notes 2 through 6 above for a discussion of these items.

      (8) Adjusted EBITDAR represents adjusted EBITDA plus operating lease rental expense. Because the proportion of stores leased versus owned varies among industry competitors, we believe that adjusted EBITDAR permits a meaningful comparison of operating performance among industry competitors. We lease substantially all of our stores.

      (9) Represents sales to commercial accounts, including sales from stores without commercial sales centers.

      (10) For purposes of the ratio, earnings means the sum of:

•	our income (loss) before income taxes from continuing operations;

•	our proportionate share of the income or loss of any fifty-percent owned companies; and

•	our fixed charges.

      Fixed charges means the sum of:

•	the interest we pay on borrowed funds;

•	the amount we amortize for debt discount, premium, and issuance expense; and

•	one-third (the proportion deemed representative of the interest factor) of all our rental expenses.

      For the year ended February 3, 2002, earnings were $22.9 million less than needed to cover our fixed charges.

      (11) Comparable store net sales data is calculated based on the change in net sales commencing after the time a new store has been open twelve months. Therefore, sales for the first twelve months a new store is open are not included in the comparable store calculation. Relocations are included in comparable store net sales from the date of opening.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      Our fiscal year ends on the Sunday nearest to January 31 and is named for the calendar year just ended. Occasionally this results in a fiscal year which is 53 weeks long. When we refer to a particular fiscal year, we mean the following:

•	fiscal 2001 means the 52 weeks ended February 3, 2002;

•	fiscal 2000 means the 53 weeks ended February 4, 2001; and

•	fiscal 1999 means the 52 weeks ended January 30, 2000.

General

      CSK Auto Corporation is the largest retailer of automotive parts and accessories in the Western United States and one of the largest retailers of these products in the United States based, in each case, on our number of stores. As of February 3, 2002, we operated 1,130 stores under one fully integrated operating format and three brand names:

•	Checker Auto Parts, founded in 1969, with 418 stores in the Southwestern, Rocky Mountain and Northern Plains states and Hawaii;

•	Schuck’s Auto Supply, founded in 1917, with 235 stores in the Pacific Northwest and Alaska; and

•	Kragen Auto Parts, founded in 1947, with 477 stores primarily in California.

      The discussion which follows includes several references to charges and effects relating to the following significant transactions which occurred during the period covered:

•	In August 2001, we initiated a Refinancing of our capital structure. We refer to this as our “Refinancing.”

•	In July 2001, we implemented a Profitability Enhancement Program to reduce costs, improve operating efficiencies and close under-performing stores. We refer to this as our “PEP.”

•	In April 2000, we acquired 22 AllCar stores (the “AllCar stores”) located in Wisconsin and Michigan from All-Car Distributors, Inc. We refer to this transaction as the “AllCar Acquisition.”

•	In March 2000, we participated in the formation of a new joint venture, PartsAmerica.com (“PA”), with Advance Stores Company, Inc. (“Advance”) and Sequoia Capital. PA engages in the sale of automotive parts and accessories via e-commerce.

•	In October 1999, we acquired 194 Al’s and Grand Auto Supply stores (the “AGA stores”) located in California and the Pacific Northwest from PACCAR Inc. We refer to this transaction as the “AGA Acquisition.”

•	In September 1999, we acquired Automotive Information Systems, Inc. (“AIS”), a leading provider of diagnostic vehicle repair information. We refer to this transaction as the “AIS Acquisition.”

•	In June 1999, we acquired 86 Big Wheel/Rossi stores (the “Big Wheel stores”) located in the Northern Plains states from APSCO Products Company. We refer to this transaction as the “Big Wheel Acquisition.”

Results of Operations

      The following table sets forth our statement of operations data expressed as a percentage of net sales for the periods indicated:

	Fiscal Year

	2001	2000	1999

Net sales	100.0%	100.0%	100.0%
Cost of sales	55.0	53.0	51.7

Gross profit	45.0	47.0	48.3
Operating and administrative expenses	40.3	40.9	40.7
Store closing costs and other restructuring costs	1.6	0.4	0.4
Legal settlement	0.1	0.6	—
Goodwill amortization	0.3	0.3	0.1

Operating profit	2.7	4.8	7.1
Interest expense	4.3	4.3	3.4
Equity in loss of joint venture	—	0.2	—

Income (loss) before income taxes, extraordinary loss and cumulative effect of change in accounting principle	(1.6)	0.3	3.7
Income tax expense (benefit)	(0.6)	—	1.4

Income (loss) before extraordinary loss and cumulative effect of change in accounting principle	(1.0)	0.3	2.3
Extraordinary loss, net of income taxes	(0.2)	—	—

Income (loss) before cumulative effect of change in accounting principle	(1.2)	0.3	2.3
Cumulative effect of change in accounting principle, net of income taxes	—	—	(0.1)

Net income (loss)	(1.2)%	0.3%	2.2%

     Net Sales

      Net sales for fiscal 2001 were $1.44 billion as compared to $1.45 billion for fiscal 2000 and $1.23 billion for fiscal 1999. Fiscal 2001 and fiscal 1999 consisted of 52 weeks whereas fiscal 2000 consisted of 53 weeks. To evaluate sales levels, we have not included the 53rd week in 2000 for comparison purposes so as to evaluate consistent 52-week fiscal periods across all years. After such adjustment, net sales in 2000 were $1.43 billion. On this basis, net sales increased approximately $12.5 million (0.9%) in 2001 over 2000, and chain-wide sales increased $194.6 million (15.8%) in 2000 over 1999. Much of the increase in 2000 over 1999 was due to the result of acquisitions, as explained below.

      Net sales include the results of all stores from the date opened or acquired. We also evaluate results for comparable (or “same-store”) sales. Comparable store net sales data is calculated based on the change in net sales commencing after the time a new or acquired store has been open for twelve months. Therefore, sales for the first twelve months a new or acquired store is open are not included in the comparable store calculation. Stores that have been relocated are included in comparable store sales. After adjusting for the 53rd week in 2000, comparable store sales increased in 2001 over 2000 by 1% and increased in 2000 over 1999 by 2%.

      Commercial sales increased 4% to $259.1 million in fiscal 2001 from $249.3 million in fiscal 2000 and by 14.5% in 2000 over the $217.7 million level in 1999. Comparable store commercial sales (excluding the 53rd week in 2000) increased 10% in 2001 over 2000, and 11% in 2000 over 1999, as a result of the continued expansion of our commercial sales program.

      We have driven our comparable store sales growth by: (1) significantly expanding our commercial sales program; (2) investing in state-of-the-art store-level information systems and distribution systems, which have enhanced our inventory management and our ability to make available to our customers an expanded selection of brand name products; (3) re-profiling our inventory to optimize our store specific product mix; (4) making significant investments in in-store improvements; (5) relocating our under-performing stores; and (6) converting acquired stores to our operating format.

     Store Acquisitions and Changes in Store Count

      In addition to the Acquisitions, we have opened new stores or relocated stores in existing markets in order to increase our marketing and distribution efficiencies and further solidify our market position. We have also opened stores in new markets to increase the number of markets we serve. As part of the PEP, we identified 36 under-performing stores for closure, 28 of which had been closed by fiscal year-end 2001 and 2 of which were sold in May of 2002. The following is a summary of our store count activity over the past three years:

	Store Count

	2001	2000	1999

Open at beginning of year	1,152	1,120	807
Stores opened (excluding relocations)	10	37	84
Stores acquired, net	—	23	243
Stores closed (excluding relocations)	(32)	(28)	(14)

Open at end of year	1,130	1,152	1,120

Stores relocated	13	14	26
Stores expanded	2	9	9

      The most significant impact on comparability of our sales over the period is the impact of the net stores obtained through the Acquisitions. The following is a summary of the impact of the Acquisitions on our sales growth over the past three years:

	Net Sales

	2001	2000	1999

Big Wheel (86 stores acquired June 1999), net of closings	$68,675	$67,782	$40,659
AGA (194 stores acquired October 1999), net of closings	184,619	183,176	60,603
Allcar (22 stores acquired April 2000), net of closings	14,382	13,888	—
Pre-existing stores, net of store openings, closings, relocations and other	1,170,909	1,161,248	1,130,193
Impact of 53rd week in 2000.	—	26,015	—

Net sales	$1,438,585	$1,452,109	$1,231,455

      The increase in net sales from 2000 to 2001 of acquired stores (excluding Allcar) and pre-existing stores reflects the comparable store sales increase of approximately 1%. The increases in 2001 from 2000 as to sales at the Allcar stores and in 2000 from 1999 as to sales at the Big Wheel and AGA stores also reflect a full year of sales at these stores in the later years as opposed to a partial year of sales in the earlier years, which were the years in which the acquisitions occurred. These increases were offset by the closure of acquired service centers during fiscal 2000.

     Gross Profit

      Gross profit consists primarily of net sales less the cost of sales and warehouse and distribution expenses. Gross profit as a percentage of net sales may be affected by variations in our product mix, price changes in response to competitive factors and fluctuations in merchandise costs, and vendor programs.

      Gross profit for fiscal 2001 was $648.0 million, or 45.0% of net sales, compared to $683.1 million, or 47.0% of net sales for fiscal 2000, and $595.2 million, or 48.3% of net sales, for fiscal 1999. Gross profit margin decreased in fiscal 2001 primarily as a result of our PEP, in which $23.1 million of charges were incurred relating to reduction in inventory values and costs associated with inventory review and disposal. Furthermore, although we had anticipated that we would achieve at least 1999 gross profit margin levels for 2001, we did not achieve this result because of lower than expected vendor volume purchase allowances and cash discounts during the year, due principally to lower than typical in-stock inventory levels in the 2001 period. We have historically utilized prompt payment and other cash discount programs offered by vendors. Because of the need to pay for the class action lawsuit settlement (see Note 14 to the Consolidated Financial Statements) and the term loan amortization payments, we took efforts to retain cash during most of fiscal 2001 and did not take full advantage of the contractual vendor allowances. In addition, our change of advertising strategy to emphasize promotional discounts through newspaper advertising to increase retail customer count had the effect of holding down the realized gross profit margin during the period.

      Gross profit margin for fiscal 2000 declined as compared to 1999 in large part due to the sell-through of product obtained in connection with the Acquisitions that was acquired without the benefit of our normal vendor allowances.

     Operating Expenses

      Operating expenses consist of operating and administrative expenses and also include the costs of store closing and restructuring costs (including the PEP), acquisition-related transition and integration expenses, legal settlements, and goodwill amortization. Operating and administrative expenses are comprised of store payroll, store occupancy, advertising expenses, other store expenses and general and administrative expenses, including salaries and related benefits of corporate employees, administrative office occupancy expenses, data processing, professional expenses and other related expenses.

      Operating expenses decreased by approximately $3.1 million to $609.3 million, or 42.4% of net sales, for fiscal 2001 from $612.4 million, or 42.2% of net sales, for fiscal 2000. Operating expenses increased by $104.0 million to $612.4 million, or 42.2% of net sales, for fiscal 2000 from $508.4 million, or 41.3% of net sales, for fiscal 1999. The following items impacted operating expenses for the fiscal years indicated:

•	During fiscal 2001, we implemented our PEP to reduce costs, improve operating efficiencies and close under-performing stores. We recorded approximately $21.5 million of store closing and restructuring charges. We also recorded $1.7 million of other adjustments to prior estimates affecting the closed store reserve that were unrelated to the PEP.

•	In fiscal 2001 and 2000 we settled two separate but similar lawsuits. The lawsuits sought overtime pay for personnel that we had believed were exempt from overtime because they were part of our store management. Our operating results reflect the costs of settlement of $2.0 million (2001) and $8.8 million (2000). We have changed the manner in which we compensate certain members of our store management to avoid similar litigation in future periods.

•	In the fourth quarter of 2001, we reached an agreement to sell certain of our stores that we had planned to close as part of the PEP. We had expected to leave the stores vacant and incur rents through the expiration of the contracted leases, or to incur rental costs while negotiating with potential sub-tenants. These costs are no longer expected and, accordingly, we reversed the store closing allowance for these sites. Results of operations in fiscal 2001 reflect a reduction in expenses of $1.5 million resulting from this agreement.

•	Over the past several years, we have completed a series of acquisitions. Upon completion of each acquisition, we incurred direct and incremental expenses for the transition of acquired stores to our operating format. These expenses included the cost of re-merchandising acquired inventories, training employees, grand opening advertising (to generate name brand awareness in new markets) and other expenses. These expenses were typically incurred for a period of approximately six months following the acquisition, and totaled $0.2 million (2001), $23.8 million (2000), and $30.2 million (1999).

•	In fiscal 2001, we incurred charges of $1.2 million relating to a loss on disposition of certain fixed assets.

•	Two of our commercial customers declared bankruptcy, requiring us to provide discrete provisions for bad debts of $1.5 million in 2001 and $0.4 million in 2000.

•	In connection with the Acquisitions, we identified certain stores in our existing chain for closure because they overlapped with better-situated acquired stores. We incurred related charges of $3.7 million (2000) and $2.5 million (1999). We also incurred other store closing costs of $2.3 million for fiscal 2000 and 1999, but have not identified these costs as special items because they were incurred in the normal course of updating and relocating stores to improve our business.

      In addition to the items discussed above, operating expenses were affected by generally higher payroll related costs and increased store rent expense in each period due to increases in the number of stores operated, offset in fiscal 2001 by the impact of the PEP.

     Interest Expense

      Net interest expense for fiscal 2001 totaled $61.6 million compared to $62.4 million for the 53 weeks of fiscal 2000. Higher outstanding loan balances in fiscal 2001 increased interest expense by approximately $4.5 million. As a result of our Refinancing, amortization of deferred financing fees increased in fiscal 2001. This added approximately $1.4 million to interest expense in fiscal 2001. Finally, due to our liquidity issues during the year, we incurred $1.7 million in fiscal 2001 for vendor interest on accounts payable because we extended merchandise payment terms. These increases in interest expense were offset by lower interest rates, which reduced interest expense by approximately $7.3 million, and an approximately $1.1 million reduction in interest expense associated with there being one less week in fiscal 2001 (52 weeks) relative to fiscal 2000 (53 weeks).

      Interest expense for fiscal 2000 increased to $62.4 million from $41.3 million for the comparable period of fiscal 1999, primarily due to the increased debt levels as a result of our 1999 acquisitions (approximately $14.8 million), higher variable interest rates (approximately $3.2 million), higher outstanding balances (approximately $2.0 million) and an additional week of expense accrual during fiscal 2000 (approximately $1.1 million).

     Income Tax Expense

      Income tax benefit for fiscal 2001 was $8.9 million, reflecting the loss we incurred, compared to income tax expense of $0.2 million for the 2000 fiscal period and $17.4 million in expense in fiscal 1999. Our effective tax rate was 38.7% during fiscal 2001, which was substantially consistent with the rate of 38.3% in 1999. Our effective tax rate of 4.0% in fiscal 2000 was not representative of our typical rate as a result of certain permanent items and tax credits that were relatively higher in proportion to our income before income taxes than in other years. The rate also decreased in 2000 as a result of a reversal of prior reserves no longer required.

Profitability Enhancement Program (“PEP”)

      During the second quarter of fiscal 2001, we implemented our PEP to reduce costs, improve operating efficiencies and close under-performing stores. As a result of the PEP, we recorded total restructuring and other charges of $44.6 million, which are detailed in the following paragraphs. The table below summarizes the charges relating to the PEP:

Amounts recorded as store closing and restructuring charges:
Reserve for store closing costs	$13,698
Write down for impairment of store site costs and store-related property and equipment	6,649
Reserve for workforce reduction	400
Other	729

21,476

Amounts recorded as charges to cost of sales:
Provision for excess inventories	17,292
Actual costs incurred for inventory review and disposal	5,800

23,092

$44,568

     Store Closing Costs

      Under the PEP, we increased the store closing reserve by approximately $13.7 million. Approximately $6.8 million of the charge relates to the planned closure of 36 stores based on several factors including market saturation, store profitability, and store size and format. Of these planned closures, 28 were closed as of February 3, 2002 and 2 stores were subsequently removed from the reserve as they were sold in May 2002. In addition, we recorded an increase to the reserve for prior years’ plans of approximately $6.9 million relating to existing closed stores that have longer than anticipated vacancy periods as a result of the continued economic slowdown. The PEP charge also includes a $6.6 million write-down for impairment of leasehold improvements and other store-related property and equipment, which has been recorded as a direct reduction of net property and equipment balances. See “Store Closures” for further discussion regarding the events and decisions made that result in strategic store closing plans and the related impact on our results of operations, liquidity and capital resources.

     Other Profitability Enhancement Program Costs

      As a result of the consolidation of certain regional operations and general and administrative functions under our PEP, we terminated 36 employees and eliminated 84 open positions. The terminated employees worked primarily in human resources, information technology and real estate. As a result of these actions, the restructuring charges included a provision for severance and benefits of approximately $0.4 million.

      We have also accrued other costs and charges incidental to the restructuring. These costs include early termination fees for operating lease commitments and other asset impairments aggregating approximately $0.7 million.

     Inventory and Related Charges

      We completed an inventory review to: (1) increase inventory turnover; (2) provide an optimal inventory level at each store location; (3) liquidate inventory not meeting our new asset return levels; and (4) write down the inventory of the 36 stores planned for closure. As a result of the analysis, we elected to establish a reserve for excess inventories resulting from the decision to eliminate certain product lines and to liquidate inventory from closed stores. In conjunction with this decision, a provision of $17.3 million was recorded to reduce inventory values. In addition, we incurred actual costs during the year of approximately $5.8 million related to labor, warehouse and distribution, freight and other operating costs associated with the inventory review and disposal. These costs are reflected as cost of sales in the accompanying statement of operations for fiscal 2001.

     Expected Impact of the PEP

      Based on the initiatives described above, we expect the PEP to directly increase operating profit in fiscal 2002 by approximately $7.9 million, in addition to indirect benefits resulting from improved inventory turnover. The components of the increase are as follows ($ in thousands):

Expected operating profit impact:
Operating loss of 36 stores(1)	$4,429
Personnel reductions(2)	2,286
Store operating expense reductions(3)	1,188

$7,903

(1)	Represents the elimination of operating losses for 36 stores planned for closure.

(2)	Represents the annual salaries and benefits for the 36 terminated employees. No expense reduction has been assumed for the 84 eliminated open positions.

(3)	Represents a reduction in our store-based satellite communication costs and a reduction in operating expenses related to transportation services.

Liquidity and Capital Resources

     Refinancing

      During the third quarter of fiscal 2001, we initiated our Refinancing of our capital structure by issuing a $30.0 million principal amount 7% convertible subordinated note due September 1, 2006 in a private placement. In connection with the completion of the Refinancing, the note was converted into approximately 4.5 million shares of CSK Auto Corporation common stock at a conversion price of $6.63 per share. At the time of conversion, the accrued and unpaid interest of approximately $0.7 million was converted to additional paid in capital.

      In December 2001, we completed the Refinancing, which resulted in the elimination of scheduled bank debt amortization payments prior to the end of 2004, the extension of debt maturities and enhanced liquidity. In connection with the Refinancing, we entered into a new three-year $300.0 million senior secured, asset-based credit facility due in December 2004 and issued $280.0 million of senior notes due 2006. The new three-year $300.0 million senior credit facility is comprised of a $170.0 million non-amortizing term loan and a $130.0 million revolving credit facility with availability subject to a borrowing base formula. Interest on the $300.0 million senior credit facility is approximately LIBOR plus 3.5%. The effective interest rate on the $280.0 million senior notes is approximately 12.5% per annum, which includes the stated interest rate of 12%, plus amortization of the discount of approximately $4.7 million.

      Prior to the Refinancing, during the second quarter of fiscal 2001, we obtained $27.0 million of additional funding under our prior senior credit facility and obtained amendments to that facility to permit the increased borrowing and to amend certain covenant restrictions relating to outstanding debt levels. These funds were used to pay the $27.3 million principal payment that was due on the prior senior credit facility on June 30, 2001.

      As a result of the increased borrowing and based on our financial results for the third quarter of fiscal 2001, our ratio of debt to Adjusted EBITDA (as defined in our prior senior credit facility) and our Interest Coverage Ratio (as defined in our prior senior credit facility) would not have been in compliance with corresponding covenants under our then existing senior credit facility. Accordingly, we negotiated a waiver to these covenants effective for the third quarter ending November 4, 2001. The proceeds of the Refinancing, including the proceeds received from the issuance of the $30 million convertible note, were used to refinance the indebtedness under our prior senior credit facility. We anticipate meeting all required covenants under the new credit facility in fiscal 2002.

     Overview of Liquidity

	As of year-end

	2001	2000

Net current assets	$498,914	$401,523

Cash	$16,084	$11,131
Availability under revolving line of credit	35,885	10,891

Total liquidity	$51,969	$22,022

      Our primary cash requirements include working capital (primarily inventory), interest on our debt and capital expenditures. Due to the Refinancing, we will not be required to make any debt amortization payments prior to December 2004 other than capital lease payments. We intend to finance our cash requirements with cash flow from operations and borrowings under our new senior credit facility.

      At February 3, 2002, we had net working capital of approximately $498.9 million, an increase of $97.4 million, or 24%, compared to February 4, 2001. Inventory levels were reduced slightly, to $619.6 million at the end of fiscal 2001 from $621.8 million at the end of fiscal 2000. The increase in working capital primarily relates to the following: (1) $54.6 million of current maturities on our prior senior credit facility outstanding at February 4, 2001 that were refinanced to long-term consistent with our Refinancing; (2) a $31.1 million decrease in accounts payable consistent with improved liquidity associated with our Refinancing; and (3) a $16.0 million increase in accounts receivable consistent with increased vendor allowance programs.

      At February 3, 2002, we had total liquidity (cash plus availability under our existing revolving credit facility) of approximately $52.0 million. Our liquidity was limited by borrowing base calculations associated with our new senior credit facility. The borrowing base formula is equal to the lesser of $300.0 million and the sum of certain percentages of our eligible inventory and accounts receivable. As a result of the limitations imposed by the borrowing base formula, at February 3, 2002 we could only borrow up to $270.5 million of the total $300.0 million facility. Accordingly, we have $29.5 million of additional borrowing capacity that has not been included in our liquidity calculation but that may be, in the future, subject to the borrowing base calculation.

      Debt is an important part of our overall capitalization and we have been highly leveraged. Our total outstanding debt balances have increased to fund working capital requirements; however, our debt to equity ratio has improved. In addition to providing liquidity, the Refinancing significantly reduced our leverage, as shown in the following table.

	As of year-end

	2001	2000

Debt, including capital lease obligations	$670,843	$647,881
Equity	154,286	139,613

Debt to equity ratio	4.3	4.6

Debt to equity ratio, assuming conversion of $49.1 million in notes	3.1

      As part of the Refinancing, during the fourth quarter of fiscal 2001 we sold to certain investors, including Investcorp CSK Holdings L.P., an affiliate of Investcorp S.A. (one of our principal stockholders), $50.0 million in principal amount of 7% convertible subordinated debentures due December 2006 and make-whole warrants (carried at $49.1 million after discount for a beneficial conversion feature). The convertible subordinated debentures were convertible into CSK Auto Corporation common stock at $8.69 per share. On May 20, 2002, we converted the entire unpaid principal amount of the convertible subordinated debentures into approximately 5.75 million shares of CSK Auto Corporation’s common stock. In addition, we elected to pay the interest due on the convertible subordinated debentures in common stock of CSK Auto Corporation in lieu of cash.

Analysis of Cash Flows

     Operating Activities

      In fiscal 2001, net cash used in operating activities was $7.9 million compared to $32.5 million provided by operating activities during fiscal 2000. The largest components of the change in cash flow from operations relate to: (1) a net loss of $17.2 million during fiscal 2001 compared to net income of $5.0 million during fiscal 2000; (2) a non-cash provision during fiscal 2001 of $25.4 million comprised of a $17.3 million provision for write down of inventory and a $8.1 million impairment of fixed and other assets primarily as a result of our PEP; and (3) a decrease in accounts payable of $32.0 million in fiscal 2001 compared to an increase in accounts payable of $25.2 million in fiscal 2000 due to our improved liquidity arising from our Refinancing.

      In fiscal 2000, net cash provided by operating activities was $32.5 million, compared to $4.0 million of cash used in operating activities during fiscal 1999. The largest component of the change in cash flow from operating activities relates to our investment in inventories, where $7.6 million of cash was used during fiscal 2000 compared to $93.6 million used for such purposes during fiscal 1999. The decrease in inventories reflects the sell through, return to vendors or other disposition of inventories obtained in acquisitions and reduced inventory levels as a result of cost containment.

      During fiscal 2000, we finalized an agreement to settle the class action lawsuits (see Note 14 to the Consolidated Financial Statements) brought by former and present California store managers and senior assistant managers seeking overtime pay under California law. The amount of the settlement was approximately $8.8 million (which includes plaintiff’s attorneys’ fees and costs and other miscellaneous expenses) and was paid during the first quarter of fiscal 2001. The settlement was funded through our prior revolving credit facility. During the second quarter of fiscal 2001, we also reserved $2.0 million for certain other legal claims. Of this amount, we paid $0.6 million during fiscal 2001 and expect to pay the remaining $1.4 million during fiscal 2002.

     Investing Activities

      Net cash used in investing activities totaled $10.1 million for fiscal 2001, compared to $34.5 million used in fiscal 2000, and $260.2 million in fiscal 1999. The 1999 levels reflect $218.2 million used in the Big Wheel, AGA and AIS acquisitions. The decrease in cash used in investing activities for fiscal 2001 as compared to fiscal 2000 was primarily the result of $19.9 million less in capital expenditures, and the $3.2 million investment in the PartsAmerica joint venture during fiscal 2000.

      In fiscal 2000, we invested approximately $32.0 million in capital expenditures, including new store fixtures and information systems hardware and software. We invested $12.2 million in fiscal 2001. We invested a greater amount in fiscal 2000 as part of the transition and integration of the Acquisitions, and do not expect such levels to be required again in the near future.

      We are budgeting approximately the same amount for capital expenditures for fiscal 2002 that we spent in 2001, primarily for new stores. We opened 25 new, relocated or expanded stores in fiscal 2001 and expect to open, relocate or expand approximately 25 stores in fiscal 2002. We anticipate that the majority of these stores will be financed under arrangements structured as operating leases that require minimal capital expenditures for fixtures and store equipment. For the remainder of our planned new, relocated or expanded stores, we expect to spend approximately $125,000 per store for leasehold improvements. In addition to capital expenditures, each new store will require an estimated investment in working capital, principally for inventories, of approximately $300,000.

      We made no acquisitions during fiscal 2001 nor do we anticipate any significant acquisitions during fiscal 2002. The table below details the cash paid and transition and integration costs incurred (consisting primarily of grand opening advertising, training and re-merchandising costs) by fiscal year as a result of our acquisitions ($ in thousands):

	Allcar	AGA	AIS	Big Wheel	Other	Total

Fiscal year 2001:
Cash paid	$—	$—	$—	$—	$—	$—
Transition and integration	250	—	—	—	—	250
Fiscal year 2000:
Cash paid	917	—	—	—	373	1,290
Transition and integration	2,980	15,658	—	5,180	—	23,818
Fiscal year 1999:
Cash paid	—	145,587	10,316	62,694	—	218,597
Transition and integration	—	21,283	—	8,904	—	30,187

Total:
Cash paid	$917	$145,587	$10,316	$62,694	$373	$219,887

Transition and integration	$3,230	$36,941	$—	$14,084	$—	$54,255

Financing Activities

      Net cash provided by financing activities totaled $23.0 million for fiscal 2001 compared to $1.4 million of net cash provided by financing activities in fiscal 2000. This increase primarily relates to our Refinancing. The following table highlights the components of our Refinancing and its effect on our financing activities for fiscal 2001 ($ in thousands):

		Other
	Refinancing	Activity	Total

Borrowings under senior credit facility	$217,000	$321,000	$538,000
Payments under senior credit facility	(515,160)	(322,320)	(837,480)
Payment of debt issuance costs	(19,917)	(2,102)	(22,019)
Issuance of convertible subordinated note in August 2001	30,000	—	30,000
Issuance of convertible subordinated notes in December 2001	50,000	—	50,000
Borrowings under 12% Senior Notes	275,317	—	275,317
Payments on capital lease obligations	—	(10,149)	(10,149)
Recovery of stockholder receivable	—	29	29
Exercise of stock options	—	4	4
Other financing activities	—	(692)	(692)

Net cash provided by financing activities	$37,240	$(14,230)	$23,010

      Based on the table above, our Refinancing generated $37.2 million in net financing cash inflows as compared to a net cash outflow of $14.2 million relating to other financing activities. The decrease in cash flows relating to other financing activities as compared to fiscal 2000 primarily relates to net payments on the senior credit facility during fiscal 2001 of $1.3 million as compared to $17.7 million of net borrowings on the senior credit facility during fiscal 2000.

      Net cash provided by financing activities totaled $1.4 million in fiscal 2000 compared to $268.5 million in fiscal 1999. In 1999, we used $283.7 million of net borrowings under the existing senior credit facility primarily relating to the Big Wheel, AGA and AIS acquisitions, incurred $4.7 million of debt issuance costs and made payments of $10.9 million on capital lease obligations.

Operating Lease Arrangements and Contractual Obligations

      We lease our office and warehouse facilities, all but two of our retail stores, and a majority of our equipment. Certain of the equipment leases are classified as capital leases and, accordingly, the equipment and related obligation are recorded on our balance sheet. However, substantially all of our store leases are operating leases with private landlords and provide for monthly rental payments based on a contractual amount. The majority of these lease agreements are for base lease periods ranging from 10 to 20 years, with three to five renewal options of five years each. Certain store leases also provide for contingent rentals based upon a percentage of sales in excess of a stipulated minimum. We believe that the long duration of our store leases offer security for our store locations without the risks associated with real estate ownership.

      We currently have leases with a related party for our corporate headquarters and an adjacent parking lot. Previously we had entered into sale-leaseback or other financing arrangements with related parties. We believe that the terms of the transactions with the related parties were no less favorable than terms we may have been able to receive from independent third parties at the time of the applicable transaction. We also believe that these transactions as a whole are not material to our financial statements. For more information on related party transactions, refer to Note 5 of the Consolidated Financial Statements.

      Historically, we had an arrangement with a real estate investment company, under which we would identify a location for a new store and then that company would acquire the property. We would then build our new store and lease the store from the real estate investment company under an operating lease. This arrangement expired on December 31, 2000. During fiscal 2001, two stores, which were previously committed under this facility, were funded. We do not plan on negotiating another similar facility and do not believe that such a lease facility is critical to our store development plans for fiscal 2002 based on the limited number of projected store openings and the availability of other alternative financing arrangements, including sale-leaseback financing transactions directly with individual investors. We funded our remaining new and relocated stores during fiscal 2001 under separate agreements with landlords and individual investors.

      In order to facilitate an understanding of our contractual obligations and commercial commitments, the following data is provided ($ in thousands):

	Payments Due by Period

		Within	2-3	4-5	After 5
	Total	1 year	Years	Years	Years

Contractual obligations
Long term debt	$632,766	$—	$227,000	$405,766	$—
Capital lease obligations	51,349	16,402	26,796	5,239	2,912
Operating lease obligations	858,499	125,927	212,043	164,626	355,903

Total contractual obligations	$1,542,614	$142,329	$465,839	$575,631	$358,815

      Our commercial commitments consist of standby letters of credit totaling approximately $7.6 million, of which $1.3 million expires in 2002 and $6.3 million expires in 2004.

Store Closures

      On an on-going basis, store locations are reviewed and analyzed based on several factors including market saturation, store profitability, and store size and format. In addition, we analyze sales trends and geographical and competitive factors to determine the viability and future profitability of our store locations. If a store location does not meet our required projections, it is identified for closure. As a result of our acquisitions over the last several years, we have closed numerous locations as a result of store overlap with previously existing store locations. To the extent possible, we negotiate with the landlord to cancel the lease or we sublease the store to a third party to reduce our future exposure.

      We provide an allowance for estimated costs to be incurred in connection with store closures. The allowance for store closing costs primarily consists of three components: (1) future rents to be paid over the remaining terms of the lease agreements for the stores (net of estimated probable sublease recoveries); (2) lease commissions associated with the anticipated store subleases; and (3) occupancy expenses associated with the closed store vacancy periods. Such costs are recognized when a store is specifically identified, costs can be estimated and closure is planned to be completed within the next twelve months. No provision is made for employee termination costs. For stores to be relocated, such costs are recognized when an agreement for the new location has been reached with a landlord and site plans meet preliminary municipal approvals. During the period that they remain open for business, the rent and other operating expenses for the stores to be closed continue to be reflected in our normal operating expenses. The actual costs of relocating a store, such as transporting of inventories, are considered a normal operating expense and are not included in the store closing reserve.

      As of February 3, 2002, we had a total of 245 store locations and service centers included in the allowance for store closing costs. Of this total, 65 locations were vacant, 173 locations were subleased and 7 locations were identified for closure but remained open as of year-end. Future rents will be incurred through the expiration of the non-cancelable leases, the longest of which runs through March 2018. During fiscal 2002, we expect cash outflows related to these store locations of approximately $7.0 million for rent on vacant stores, related occupancy expenses, leasing commissions and net shortfalls on cash rents from subleased locations.

      Activity in the provision for store closings and the related store closing costs for the three fiscal years ended February 3, 2002, including the PEP, is as follows ($ in thousands):

	Fiscal year

	2001	2000	1999

Balance, beginning of year	$1,552	$4,802	$2,670
Store closing costs:
Store closing costs, gross	7,530	6,101	5,252
Adjustments to prior plans	(1,536)	(41)	(387)
Revisions in estimates	8,638	—	35

Store closing costs, net	14,632	6,060	4,900
Purchase accounting adjustments:
Big Wheel/ Rossi	—	—	98
Al’s and Grand Auto Supply	—	2,744	4,080

Total purchase accounting adjustments	—	2,744	4,178
Payments:
Rent expense, net of sublease recoveries	(6,051)	(6,570)	(3,518)
Occupancy and other expenses	(2,839)	(4,846)	(3,150)
Sublease commissions and buyouts	(523)	(638)	(278)

Total payments	(9,413)	(12,054)	(6,946)

Balance, end of year	$6,771	$1,552	$4,802

      During fiscal 2001, we recorded the following charges: (1) gross store closing costs of $7.5 million ($6.8 million from the PEP) relating to the identification of 46 stores for closure; (2) an adjustment to prior plans of $1.5 million due to two stores previously identified for closure under our PEP that were subsequently removed as they are currently under contract for sale; and (3) revisions in estimates of $8.6 million ($1.3 million for plan year 2000, $0.8 million for plan year 1999 and $6.5 million for plan years prior to 1999) relating to existing closed stores that have had longer than anticipated vacancy periods as a result of the economic slowdown.

      During fiscal 2000, we recorded the following significant charges: (1) gross store closing costs of $6.1 million relating to the identification of 24 stores for closure ($3.7 million of which relates to a 1999 closure plan for our own stores that overlapped with the acquired AGA stores); and (2) purchase accounting adjustments of $2.7 million relating to a 1999 closure plan of certain acquired AGA stores.

      During fiscal 1999, we recorded the following significant charges relating to the identification of 87 stores for closure: (1) gross store closing costs of $5.3 million ($2.5 million of which relates to a 1999 closure plan for our own stores that overlapped with the acquired AGA stores); (2) an adjustment to prior plans of $0.4 million ($0.2 million for plan year 1998 and $0.2 million for plan year 1997) relating to costs for store closures that were accrued in previously established plans but withdrawn from our allowance due to subsequent improvements in the underlying economics of the store’s performance or (in the case of store relocation) because we were unable to secure a previously identified site upon acceptable lease terms; and (3) purchase accounting adjustments of $4.2 million relating to a 1999 closure plan of certain acquired AGA and Big Wheel stores.

      On a store count basis, activity and the remaining number of stores to be closed are summarized as follows:

	Number of Stores to be Closed

	Beginning	Stores	Plan	Stores	Balance to
Store Count by Fiscal Year	Balance	Added	Amendments	Closed	be Closed

1999	29	87	(11)	(77)	28
2000	28	24	(1)	(42)	9
2001	9	46	(2)	(46)	7

      At February 3, 2002, there were 7 stores remaining to be closed under our store closing plans, comprised of the following:

	Stores in	Plan	Stores	Balance to
Store Count by Fiscal Year of Accrual	Closing Plan	Amendments	Closed	Be Closed

1999	87	(2)	(84)	1
2000	24	—	(24)	0
2001	46	(2)	(38)	6
				7

Stores Recently Sold

      During the first quarter of fiscal 2002, we entered into an agreement to sell 13 stores in relatively remote locations in Texas that did not allow us warehousing and distribution efficiencies. This transaction closed in May, 2002 resulting in net proceeds of approximately $4.2 million. This sale is not expected to have a material effect on our results of operations in fiscal 2002.

Risk Factors Affecting Liquidity and Capital Resources

     Sales Trends

      Our business is somewhat seasonal in nature, with the highest sales occurring in the summer months of June through August (overlapping our second and third fiscal quarters). In addition, our business is affected by weather conditions. While unusually severe or inclement weather tends to reduce sales, as our customers are more likely to defer elective maintenance during such periods, extremely hot and cold temperatures tend to enhance sales by causing auto parts to fail and sales of seasonal products to increase.

      As a result of our Refinancing, we were able to improve relationships with our vendors and eliminate many out-of-stock conditions that pressured our sales. Since the completion of the Refinancing, our same-store sales increases have been in the mid-to-high single digits. In addition, our same store retail customer counts have become positive. This improved sales performance reflects our improved inventory position and the generally favorable dynamics in the U.S. automotive aftermarket sector.

      Considering our improved financial position, we expect fiscal 2002 net sales to increase by approximately 4% to 6% on a same-store basis. However, any unusual weather conditions, competitive pressures, or other adverse changes to our business could materially affect our financial position and results of operations.

     Inflation

      We do not believe our operations have been materially affected by inflation. We believe that we will be able to mitigate the effects of future merchandise cost increases principally through economies of scale resulting from increased volumes of purchases, selective forward buying and the use of alternative suppliers.

     Debt Covenant Compliance

      Our new senior credit facility contains negative covenants and restrictions on actions by us and our subsidiaries including, without limitation, restrictions on indebtedness, liens, guarantee obligations, mergers, asset dispositions not in the ordinary course of business, investments, loans, advances and acquisitions, dividends and other restricted junior payments, transactions with affiliates, change in business conducted, and certain prepayments and amendments of subordinated indebtedness. Our new revolving credit facility requires that we meet certain financial covenants, ratios and tests, including a maximum leverage ratio and a minimum interest coverage ratio.

      A breach of the covenants, ratios, or restrictions contained in our new senior credit facility could result in an event of default thereunder. Upon the occurrence of such an event of default, the lenders under our new senior credit facility could elect to declare all amounts outstanding under the new senior credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness. If the lenders under the new senior credit facility accelerate the payment of the indebtedness, we cannot be assured that our assets would be sufficient to repay in full that indebtedness, which is secured by substantially all of our assets.

      We are highly leveraged. The degree to which we are leveraged could have important consequences on our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes. A substantial portion of our cash flow from operations must be dedicated to the payment of interest on our indebtedness, thereby reducing the funds available for other purposes. We are substantially more leveraged than some of our competitors, which might place us at a competitive disadvantage to those competitors that have lower debt service obligations and significantly greater operating and financial flexibility than we do. We may not be able to adjust rapidly to changing market conditions and we may be more vulnerable in the event of a downturn in general economic conditions or in our business.

     Interest Rates

      Financial market risks relating to our operations result primarily from changes in interest rates. Interest earned on our cash equivalents as well as interest paid on our variable rate debt is sensitive to changes in interest rates. Our variable rate debt relates to borrowings under our senior credit facility, which is primarily vulnerable to movements in the LIBOR rate.

Critical Accounting Matters

     Vendor Rebate Programs

      We enter into agreements with our vendors for allowance and rebate programs. Amounts earned are either tied to a contract period or recognized over the course of the fiscal year, or tied to purchase volumes and recognized as inventory is sold. Sliding scale rebates are often based on estimated purchase levels and collection is often completed over extended time periods, usually a fiscal quarter, but sometimes up to one year. In exchange for rebates, we provide cooperative advertising and other marketing related services to vendors. On an on-going basis, we record allowances and monitor vendor relationships.

     Inventories

      Inventories are valued at the lower of cost or market, cost being determined utilizing the last-in, first-out (LIFO) method. The carrying value of the inventory exceeds the current replacement cost primarily as a result of the application of the LIFO inventory method of accounting. Our costs of acquiring inventories through normal purchasing activities have been decreasing in recent years as our increased size has enabled us to take advantage of volume discounts and lower product acquisition costs.

      On a quarterly basis, we perform an analysis of the net realizable value of inventory, after consideration of expected disposal costs and normal profit margins, to determine if the LIFO carrying value of the inventory is impaired. Should an impairment be indicated, the carrying value of the inventory would be reduced.

      Periodic cycle counts are conducted at all store locations and warehouses and a complete physical count is conducted annually. A provision for shrink, based on a percentage of net sales, is recorded every month and is adjusted based upon the actual physical count results. Our actual shrink expense has averaged approximately 1.7% of normalized net sales over the last several years.

     Deferred Tax Asset

      We have recorded deferred tax assets of approximately $24.0 million as of February 3, 2002, reflecting the benefit of federal and state tax loss carryforwards approximating $65.2 million and $37.5 million, which begin to expire in 2014 and 2007, respectively. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Utilization of certain of the net operating loss carryforwards may be limited under Section 382 of the Internal Revenue Code. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized. Accordingly, we believe that no valuation allowance is required for deferred tax assets in excess of deferred tax liabilities. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

     Legal Matters

      We currently and from time to time are involved in other litigation incidental to the conduct of our business. The damages claimed in some of this litigation are substantial. Based on an internal review, we accrue reserves using our best estimate of our probable and reasonably estimable contingent liabilities. We do not believe that any of these legal claims, individually or in the aggregate, will have a material adverse effect upon our consolidated financial position, results of operations or cash flows. However, if our estimates related to these contingent liabilities are incorrect, the future results of operations for any particular fiscal quarter or year could be materially adversely affected.

     Store Closing Costs

      If a store location does not meet our required standards, it is designated for closure. We provide an allowance for estimated costs and losses to be incurred in connection with store closures. We establish this allowance based on an assessment of market conditions for rents, and include assumptions for vacancy periods and sublease rentals. In 2001, we were required to make adjustments to the allowance because actual market conditions were different than the assumptions we made at the time we established the allowance. We may be required to make further adjustments in future periods.

Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (FASB or the “Board”) issued Statement of Financial Accounting Standards No. 141 (SFAS 141), Business Combinations, and No. 142 (SFAS 142), Goodwill and Other Intangible Assets, collectively referred to as the “Standards”. SFAS 141 supersedes Accounting Principles Board Opinion (“APB”) No. 16, Business Combinations. The provisions of SFAS 141 (1) require that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, (2) provide specific criteria for the initial recognition and measurement of intangible assets apart from goodwill, and (3) generally require that unamortized negative goodwill be written off immediately as an extraordinary gain instead of being deferred and amortized. SFAS 141 also requires that upon adoption of SFAS 142 we reclassify the carrying amounts of certain intangible assets into or out of goodwill, based on certain criteria. SFAS 142 supersedes APB 17, Intangible Assets, and is effective for fiscal years beginning after December 15, 2001. SFAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their initial recognition. The provisions of SFAS 142: (1) prohibit the amortization of goodwill and indefinite-lived intangible assets, (2) require that goodwill and indefinite-lived intangibles assets be tested annually for impairment (and in interim periods if certain events occur indicating that the carrying value of goodwill and/or indefinite-lived intangible assets may be impaired), (3) require that reporting units be identified for the purpose of assessing potential future impairments of goodwill, and (4) remove the forty-year limitation on the amortization period of intangible assets that have finite lives.

      We adopted the provisions of SFAS 142 in our first quarter ended May 5, 2002. We are in the process of making the determinations as to what our reporting units are and what amounts of goodwill, intangible assets, other assets, and liabilities should be allocated to those reporting units. We expect that we will no longer record approximately $4.8 million of amortization expense relating to our existing goodwill. Our intangible assets primarily consist of favorable leasehold interests. As such, FAS 142 did not impact the useful lives assigned to our intangible assets.

      SFAS 142 requires that goodwill be tested annually for impairment using a two-step process. The first step is to identify a potential impairment and, in transition, this step must be measured as of the beginning of the fiscal year. However, a company has six months from the date of adoption to complete the first step. Accordingly, we expect to complete that first step of the goodwill impairment test before the end of the second quarter of 2002. The second step of the goodwill impairment test measures the amount of the impairment loss (measured as of the beginning of the year of adoption), if any, and must be completed by the end of our fiscal year. Intangible assets deemed to have an indefinite life will be tested for impairment using a one-step process which compares the fair value to the carrying amount of the asset as of the beginning of the fiscal year, and pursuant to the requirements of SFAS 142 will be completed during the first quarter of 2002. Any impairment loss resulting from the transitional impairment tests will be reflected as the cumulative effect of a change in accounting principle. We have not yet determined what effect these impairment tests will have on our earnings and financial position.

      In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 replaces certain previously issued accounting guidance, develops a single accounting model for long-lived assets, and broadens the framework previously established for assets to be disposed of by sale (whether previously held or newly acquired). We adopted SFAS No. 144 as of the beginning of fiscal 2002. The adoption of this standard did not have a material effect on our financial position, results of operations or cash flows.

INDUSTRY

General

      We compete in the approximately $98 billion U.S. automotive aftermarket industry, which includes replacement parts (excluding tires), accessories, maintenance items, batteries and automotive fluids for cars and light trucks. The industry is comprised of the $36 billion DIY market, which is comprised of consumers who typically repair and maintain vehicles themselves, and the $62 billion DIFM market, which is comprised of auto repair professionals, fleet owners, governments and municipalities. From 1991 to 2000, the DIY market grew at a compound annual rate of 5.8% and the DIFM market grew at a 6.0% compound annual rate.

Competition

      Although the number of competitors and level of competition vary by market and there has been significant consolidation in recent years, both the DIY and DIFM markets are highly fragmented and generally very competitive. Our primary competitors include national and regional automotive parts chains, and discount stores and mass merchandisers that carry automotive products. Since 1990, specialty automotive parts retailers have expanded their market share of DIY sales. The table below illustrates this change in market share among select outlets from 1994 to 2000:

Outlet	1994	2000

Specialty automotive parts retailers	31.6%	40.8%
Discount stores/mass merchandisers	28.2	22.1
Jobbers	22.7	20.7
Other	17.5	16.4

Source: Lang Marketing Resources, Inc.

Industry Trends

      We believe that the U.S. automotive aftermarket is characterized by stable demand and is growing because of increases in the:

•	Size and Age of the Country’s Automotive Fleet

The number of vehicles in use in the U.S. has grown in every year since 1992, primarily as a result of the steady annual increases in new light vehicle sales. In addition, the average age of light vehicles in use continues to increase. From 1991 to 2000, the average age of cars in use grew from 7.9 years to 9.1 years, while the average age of light trucks in use increased from 8.1 years to 8.4 years over the same period. In the Western United States, where we operate, the average age of domestic cars in use was 10.8 years in 2000 according to Lang Marketing Resources, Inc. The aging of the light vehicle population benefits the automotive aftermarket industry because older vehicles tend to require more maintenance and repair.

	New Sales			Vehicles in Use			Average Age
	(millions)			(millions)			(years)

		Light			Light			Light
	Cars	Trucks	Total	Cars	Trucks	Total	Cars	Trucks

1991	8.2	4.2	12.3	123.3	52.1	175.4	7.9	8.1
1992	8.2	4.7	12.9	120.3	53.8	174.1	8.1	8.4
1993	8.5	5.4	13.9	121.1	56.6	177.7	8.3	8.6
1994	9.0	6.1	15.1	122.0	59.5	181.5	8.4	8.4
1995	8.6	6.1	14.8	123.2	63.5	186.7	8.5	8.4
1996	8.5	6.6	15.1	124.6	65.4	190.0	8.6	8.3
1997	8.3	6.9	15.2	124.7	67.3	192.0	8.7	8.3
1998	8.2	7.4	15.6	126.0	71.0	197.0	8.9	8.5
1999	8.8	8.2	16.9	126.9	74.4	201.3	9.1	8.5
2000	9.0	8.4	17.4	127.7	77.6	205.3	9.1	8.4

•	Percentage of the Total Light Vehicle Fleet Represented by Light Trucks

The growth of light trucks, including SUVs, in use has significantly surpassed the growth of cars in use in the U.S. over the last ten years. From 1991 to 2000, light trucks in use grew at a compound annual rate of 4.5%, while cars in use grew at a compound annual rate of only 0.4% over the same period. As a result of this growth, the percentage of the total light vehicle fleet represented by light trucks has increased from 29.7% in 1991 to 37.8% in 2000. This trend is beneficial to the automotive aftermarket industry because light trucks typically require more maintenance and repair work than cars. According to Lang Marketing Resources, Inc., in 2000, each light truck generated an average of $480 of aftermarket product purchases versus $325 of such purchases generated per car.

•	Number of Miles Driven Annually per Vehicle

The number of miles driven annually has steadily increased from 1991 to 1999 resulting in increased wear and tear on vehicles and thus increased vehicle maintenance requirements. Generally, automotive parts are replaced out of necessity, and while maintenance expenditures can be postponed, eventually most vehicles require repairs and servicing. One factor influencing this trend is the increasing percentage of the total vehicle fleet being represented by light trucks, as light trucks tend to be driven harder and for more miles over their lifetimes.

Annual Miles Driven by Cars and Light Trucks in the U.S.

Miles

(in billions)
1991	2,016
1992	2,088
1993	2,131
1994	2,181
1995	2,228
1996	2,287
1997	2,354
1998	2,417
1999	2,470

Source: U.S. Department of Transportation.

•	Number of Licensed Drivers

From 1991 to 1999, the number of licensed drivers in the U.S. increased from 169.0 million to 187.2 million. As the number of licensed drivers continues to grow, management believes that an increasing amount of the demand for vehicles will be met from the used vehicle population. This should result in more miles driven for used vehicles and thus more necessary maintenance and repairs.

Licensed Drivers in the U.S.

Licensed
Drivers

(in millions)
1991	169.0
1992	173.1
1993	173.1
1994	175.4
1995	176.6
1996	179.5
1997	182.7
1998	185.0
1999	187.2

Source: U.S. Department of Transportation.

•	Number of Cars Coming Off Warranty, Particularly Leased Vehicles

From 1996 through 2000, a total of 80.2 million new light vehicles have been sold and an additional 18.6 million light vehicles have been leased in the United States. As warranties for these light vehicles expire, particularly for leased vehicles, which management believes are often under-maintained, automotive parts retailers should be well-positioned to benefit from the needs of owners to either service their own vehicles or have them professionally serviced.

Number of Leased Vehicles

Leased
Vehicles

(in millions)
1991	0.7
1992	1.2
1993	1.8
1994	2.5
1995	2.6
1996	3.0
1997	3.4
1998	3.6
1999	4.4
2000	4.2

Source: CNW Marketing/ Research.

BUSINESS

      We are the largest specialty retailer of automotive parts and accessories in the Western United States and one of the largest such retailers in the United States, based on store count. We have the number one market position in 25 of the 28 geographic markets in which we operate, based on store count. As of February 3, 2002, CSK Auto operated 1,130 stores in 19 states under one fully integrated operating format and three brand names:

•	Checker Auto Parts, founded in 1969, with 418 stores in the Southwestern, Rocky Mountain and Northern Plains states and Hawaii;

•	Schuck’s Auto Supply, founded in 1917, with 235 stores in the Pacific Northwest and Alaska; and

•	Kragen Auto Parts, founded in 1947, with 477 stores primarily in California.

      We offer a broad selection of national brand name and generic automotive products for domestic and imported cars and light trucks. Our products include new and remanufactured automotive replacement parts, maintenance items and accessories. Our stores average approximately 7,290 square feet in size and typically offer a store specific mix of between 13,000 and 18,000 stock-keeping units, or SKUs. We also operate a highly efficient network of 39 strategically located depots to provide approximately 75% of our stores an additional 65,000 SKUs on a same-day delivery basis. Through our extensive on-line vendor network, we make available up to an additional 250,000 SKUs on a same-day delivery basis to approximately 75% of our stores and up to 1,000,000 additional SKUs on a next-day delivery basis to substantially all of our stores.

      We serve both the do-it-yourself (DIY) and the commercial installer, or do-it-for-me (DIFM), markets. The DIY market, which is comprised of consumers who typically repair and maintain vehicles themselves, is the foundation of our business. Sales to the DIY market represented approximately 82% of our net sales for the fiscal year ended February 3, 2002. The DIFM market is comprised of auto repair professionals, fleet owners, governments, and municipalities and accounted for 60% of the annual sales in the U.S. automotive aftermarket industry in 2000. Sales to the DIFM market represented approximately 18% of our net sales for the fiscal year ended February 3, 2002. In 1994, we began targeting the DIFM market to leverage our existing store base, fixed costs, inventory, and in-store personnel. We believe we are well positioned to effectively and profitably further penetrate the highly fragmented DIFM market because of our sales force dedicated to DIFM customers, experienced in-store sales associates, high level of customer service, conveniently located stores, efficient depot delivery network, attractive pricing, and ability to provide timely availability of a broad selection of national brand name products.

      Since the end of fiscal 1996, we have achieved significant growth as a result of comparable store sales growth, strategic acquisitions, and new store openings. Specifically, we have:

•	increased our store count from 580 to 1,130 as of February 3, 2002;

•	increased our net sales by 81.4%, from $793.1 million in fiscal 1996 to approximately $1.44 billion for the fiscal year ended February 3, 2002;

•	achieved positive comparable store sales growth in each fiscal year during such period; and

•	increased our adjusted EBITDA from $50.5 million in fiscal 1996 to $131.0 million fiscal year ended February 3, 2002.

      Since the end of fiscal 1996, we have invested approximately $143.6 million in sophisticated store-level information systems, depot delivery systems, and in-store improvements (including the conversion of acquired stores to our format). We believe we have one of the most modern store bases and distribution systems in the industry. As a result, we expect to limit our cash outlay for capital expenditures to approximately $15 million in fiscal 2002.

Our Competitive Strengths

We believe that our competitive strengths include the following:

Leading Market Position in the Western United States. We are the largest specialty retailer of automotive parts and accessories in the Western United States and have the number one market position in 25 of the 28 geographic markets in which we operate, based on store count. Our research indicates that we have better brand name recognition than many of our competitors in several of our key markets. We believe that this is due to the long operating history of our stores, our advertising and marketing programs, the breadth of our product selection, and our reputation for superior customer service.

As the largest specialty retailer of automotive parts and accessories in the Western United States, we believe we have certain competitive advantages over smaller retail chains and independent operators. These advantages include: (1) our brand name recognition as a trusted source of automotive parts and accessories, (2) our ability to make available a broad selection of products on a timely basis, (3) marketing and distribution efficiencies due to economies of scale, and (4) our advanced store level information and distribution systems, which are the result of our significant investments in recent years. We also believe that we enjoy a competitive advantage over mass merchandisers due to our focus on automotive parts and accessories and our knowledgeable sales associates.

Focus on Customer Service. Our research indicates that consumers in our key markets rate our sales associates as “the most knowledgeable and helpful” more frequently than those of certain other well known specialty retailers of automotive parts. Recruiting, training and retaining high quality sales associates is a major component of our focus on customer service. Our training programs and incentives encourage our sales associates to develop technical expertise, which enables them to effectively advise customers on product selection and use. We have an average of two Automotive Society of Engineers, or ASE, certified mechanics per store. To further satisfy our customers’ needs we also offer free testing of certain parts, “no hassle” return policies, electronically maintained warranties and a customer service call center.

Profitable and Growing Commercial Sales Program. We believe we are well positioned to effectively service our DIFM customers, who typically require convenient locations, a high level of customer service, and timely availability of brand name products. Beginning in fiscal 1996, we significantly increased our marketing efforts to the DIFM market, added sales personnel dedicated to our DIFM customers, increased the breadth and depth of our product selection, and improved and expanded our distribution systems. We currently operate DIFM sales centers in 545 of our stores and our DIFM sales have grown from $89.6 million, or approximately 11% of net sales in fiscal 1996, to $259.1 million, or approximately 18% of net sales for the fiscal year ended February 3, 2002. The growth of our commercial sales program has increased the sales base for our participating stores, created additional marketing and distribution efficiencies, and allowed us to enhance the product selection for our DIY customers.

Timely Availability of a Broad Selection of Brand Name Products. Our stores typically offer a store specific mix of between 13,000 and 18,000 SKUs. We also operate a highly efficient network of 39 strategically located depots to provide approximately 75% of our stores an additional 65,000 SKUs on a same-day delivery basis. Through our extensive on-line vendor network, we make available up to an additional 250,000 SKUs on a same-day delivery basis to approximately 75% of our stores and up to 1,000,000 additional SKUs on a next-day delivery basis to substantially all of our stores. While our stores also stock high quality generic products that appeal to our value conscious customers, we feature a broad selection of national brand name products that help generate customer traffic and have strong consumer appeal, particularly in the DIFM market.

Sophisticated Store-Level Information and Distribution Systems. In recent years, we have made significant investments in sophisticated store-level information systems and warehouse and distribution systems, in order to more effectively manage our inventory and increase the availability of products to our customers. Our sophisticated inventory management systems provide inventory movement forecasting based on history, trend and seasonality. Our systems have enhanced our ability to predict the size and timing of product requirements by closely monitoring service level goals, vendor lead times and cost of inventory assumptions. Our store level replenishment system generates orders based upon store on-hand and store model stock quantities. Store model stock quantities are determined by an automatic model stock adjustment system, which utilizes historical sales patterns, seasonality and store presentation requirements. We also maintain a store specific precision pricing program that seeks to optimize margins while maintaining price competitiveness. Our fully integrated warehouse and distribution network and our 39 strategically located depots, which operate using state-of-the-art technology, have allowed us to significantly improve distribution efficiency. Additionally, these investments have allowed us to both improve our in-stock inventory levels and reduce delivery costs and times for products.

Highly Experienced and Proven Management Team. The members of our senior management team average over 27 years of retail experience and have successfully grown our adjusted EBITDA from $50.5 million in fiscal 1996 to $131.0 million for the fiscal year ended February 3, 2002. Our management team has achieved this growth by increasing comparable store sales in each fiscal year during such period, completing and integrating strategic acquisitions, and rapidly expanding our DIFM business.

Business Strategy

      Our business strategy includes the following key elements:

Drive Customer Traffic and Increase Sales Base. Our marketing and merchandising strategy is designed to drive customer traffic and build market share. Our strategy is to make available to our customers one of the broadest selections of quality brand name products on a timely basis in order to maximize customer satisfaction and generate loyal repeat customers. We offer our products at competitive prices, in conveniently located and attractively designed stores. Our advertising programs are specifically tailored to target our various customer constituencies for maximum appeal and effectiveness.

Our pricing philosophy is that we should not lose a customer because of price. Our pricing strategy is to offer everyday low prices at each of our stores. As a result, we closely monitor our competitors’ pricing levels through our precision pricing program, which analyzes prices at the store level rather than at the market or chain level. This initiative enables us to establish pricing levels at each store based upon that store’s local market competition. Our entry-level products offer excellent value by meeting standard quality requirements at low prices. In addition, our sales associates are encouraged to offer alternative products at slightly higher price points. These products typically provide extra features, improved performance, an enhanced warranty or are national brand items.

Grow Our Commercial Sales Business. We intend to continue to grow our DIFM business and to increase our market share by providing a high level of customer service to our existing customers and by using our dedicated DIFM sales force to aggressively market to potential new customers in different sectors of the commercial market, including independent repair garages, national repair shops, fleet owners and municipalities. By leveraging our existing store network, we believe we can increase store operating profits as we expand our DIFM sales.

Maximize Customer Satisfaction. We aim to provide the highest level of customer service in our industry to generate repeat business. We attempt to achieve this goal by staffing our stores with well trained associates, including an average of two ASE certified technicians per store, which allows us to provide high quality diagnostic support. Another integral part of our focus on customer satisfaction includes utilizing our sophisticated product distribution and store-level systems to provide our customers with a broad selection of parts and accessories on a timely basis.

Improve Profitability and Cash Flow. We continually review our operations in order to ensure that we are optimally allocating our resources and have an appropriate cost structure that will enable us to grow our net sales, profitability, and free cash flow. We recently completed a thorough review of our operations, which led to the planned closure of 36 unprofitable stores (28 of which had been closed as of February 3, 2002), personnel reductions at the corporate and store levels, certain store operating expense reductions, and a reprofiling of our store inventory designed to maximize revenues by increasing our inventory turns. We refer to this program as our Profitability Enhancement Program, or PEP. Since the end of fiscal 1996, we have invested approximately $143.6 million in sophisticated store-level information systems, depot delivery systems, and in-store improvements (including the conversion of acquired stores to our format). We expect that these expenditures, which have increased the efficiency of our warehouse and distribution network, will allow us to limit our cash outlay for capital expenditures to approximately $15 million in fiscal 2002.

Store Operations

      Our stores are divided into eight geographic regions: Southwest, Rocky Mountain, Northwest, Northern Plains, Southern California, Coastal California, Los Angeles, and Northern California. Each region is administered by a regional manager, each of whom oversees seven to eleven district managers. Each of our district managers has responsibility for between 8 and 19 stores.

      The table below sets forth, as of February 3, 2002, the geographic distribution of our stores and the trade names under which they operated.

	Checker Auto	Schuck’s Auto		Company
	Parts	Supply	Kragen Auto Parts	Totals

California	1	2	463	466
Washington	—	150	—	150
Arizona	97	—	—	97
Colorado	67	—	—	67
Minnesota	61	—	—	61
Oregon	—	48	—	48
Wisconsin	33	—	—	33
Utah	38	—	—	38
Nevada	18	—	14	32
Idaho	7	24	—	31
New Mexico	29	—	—	29
Texas	27	—	—	27
Alaska	—	11	—	11
Montana	10	—	—	10
Wyoming	10	—	—	10
North Dakota	7	—	—	7
Hawaii	8	—	—	8
South Dakota	4	—	—	4
Michigan	1	—	—	1

Total	418	235	477	1,130

      Our stores are generally open seven days a week, with hours from 8:00 a.m. to 9:00 p.m. (9:00 a.m. to 6:00 p.m. on Sundays). The average store employs approximately 10 to 20 employees, including a store manager, two assistant store managers and a staff of full-time and part-time employees.

Store Formats

      Approximately 63% of our stores are freestanding, with the balance principally located within strip shopping centers. The stores, which range in size from 2,600 to 24,000 square feet, average approximately 7,290 square feet in size and offer a store specific mix of between 13,000 and 18,000 SKUs.

      We have three prototype store designs which are 6,000, 7,000 and 8,000 square feet in size. The store size for a new location is selected based upon sales volume expectations determined through demographics and the detailed market analysis that we prepare as part of our site selection process. The following table categorizes our stores by size, as of November 4, 2001:

Number
of
Store Size	Stores

10,000 sq. ft. or greater	109
8,000 — 9,999 sq. ft	211
6,000 — 7,999 sq. ft	535
5,000 — 5,999 sq. ft	193
Less than 5,000 sq. ft	82

1,130

      Approximately 85% to 90% of each store’s square footage is selling space, of which approximately 40% to 50% is dedicated to automotive replacement parts inventory. The replacement parts inventory area is staffed with knowledgeable parts personnel and is equipped with our electronic parts catalog. The remaining selling space contains gondolas for accessories and maintenance items, including oil and air filters, additives, waxes and other items, together with specifically designed shelving for batteries and, in many stores, oil products.

Store Growth

      Our store growth is focused on our existing or contiguous markets and includes:

•	opening new stores;

•	relocating smaller stores to larger stores at better locations; and

•	expanding selected stores.

      Our market strategy group, which is a part of our real estate department, utilizes a sophisticated, market-based approach that identifies and analyzes potential store locations based on detailed demographic and competitive studies. These demographic and competitive studies include analysis of population density, growth patterns, age, per capita income, vehicle traffic counts and the number and type of existing automotive-related facilities, such as automotive parts stores and other competitors within a pre-determined radius of the potential new location. These potential locations are compared to our existing locations to determine opportunities for opening new stores and relocating or expanding existing stores.

      The following table sets forth our store development activities during the periods indicated:

	Fiscal Year

	2001	2000	1999

Beginning stores	1,152	1,120	807
New stores	10	37	84
Relocated stores	13	14	26
Acquired stores	0	23	280
Closed stores (including relocated stores)	(45)	(42)	(77)

Ending stores	1,130	1,152	1,120

Expanded stores	2	9	9
Total new, relocated and expanded stores	25	60	119

      We opened, relocated, or expanded 25 stores in fiscal 2001 as compared to 60 stores in fiscal 2000. We expect to open, relocate or expand approximately 25 stores in fiscal 2002.

Store Merchandising

      Our store merchandising program, which classifies our product mix into 120 separate categories, is designed to determine the optimal inventory mix at each individual store based on that store’s historical sales. We believe that we can improve store sales, gross profit margin and inventory turnover by tailoring individual store inventory mix based on historical sales patterns for each of the 120 product categories. As part of our Profitability Enhancement Program, we completed a comprehensive review of slower-selling items that meet neither current return criteria nor our objective for inventory turns. This review has resulted in a plan to eliminate certain merchandise, and to transfer certain goods to stores that are turning them satisfactorily.

Purchasing

      Merchandise is selected from over 300 suppliers and purchased for all stores by personnel at our corporate headquarters in Phoenix, Arizona. No one class of product and no single supplier accounted for as much as 10% of our purchases in fiscal 2001.

      Our inventory management systems include the E-3 Trim Buying System, which provides inventory movement forecasting based upon history, trend and seasonality. Combined with service level goals, vendor lead times and cost of inventory assumptions, the E-3 Trim Buying System determines the timing and size of purchase orders. Approximately 90% of the dollar value of transactions are sent via electronic data interchange, with the remainder being sent by a computer facsimile interface. Our store replenishment system generates orders based upon store on-hand and store model stock. This includes an automatic model stock adjustment system utilizing historical sales, seasonality and store presentation requirements. We also can allocate seasonal and promotional merchandise based upon a store’s history of prior promotional and seasonal sales.

      Our stores offer products with nationally recognized, well-advertised brand names, such as Armor All, Autolite, AC Delco, Castrol, Dayco, Exide, Fel Pro, Fram, Havoline, Mobil, Monroe, Pennzoil, Prestone, Quaker State, RayBestos, Stant, Sylvania, Turtle Wax and Valvoline. In addition to brand name products, our stores carry a wide variety of high quality generic products. Because most of our generic products are produced by nationally recognized manufacturers that produce similar brand name products that enjoy a high degree of consumer acceptance, we believe that our generic products are of a quality that is comparable to such brand name products.

Commercial Sales Program

      In addition to our primary focus on serving the do-it-yourself consumer, we have significantly increased our marketing efforts to the commercial customer in the automotive replacement parts market. The commercial market constitutes in excess of 60% of the annual sales in the automotive aftermarket and is currently growing at a faster rate than the do-it-yourself market. Our commercial sales program, which is intended to facilitate penetration of this market, is targeted to professional mechanics, auto repair shops, auto dealers, fleet owners, mass and general merchandisers with auto repair facilities and other commercial repair outlets located near our stores.

      We have made a significant commitment to this portion of our business and upgraded the information systems capabilities available to the commercial sales group. In addition, we employ one district sales manager for approximately every five stores that have a commercial sales center. A district sales manager is responsible for servicing existing commercial accounts and developing new commercial accounts. In addition, at a minimum, each commercial sales center has a dedicated in-store salesperson, driver and delivery vehicle.

      We believe we are well positioned to effectively and profitably service commercial customers, who typically require a higher level of customer service and broad product availability. The commercial market has traditionally been serviced primarily by jobbers. Recently, however, automotive specialty retailing chains, such as our company, have entered the commercial market. The chains typically have multiple locations in given market areas and maintain a broad inventory selection. We believe we have significant competitive advantages in servicing the commercial market because of our experienced sales associates, conveniently located stores, attractive pricing and ability to consistently deliver a broad product offering with an emphasis on national brand names.

      As of February 3, 2002, we operated commercial service centers in 545 of our stores. Our sales to commercial accounts (including sales by stores without commercial service centers) increased 3.9% to $259.1 million in fiscal 2001 from $249.3 million in fiscal 2000. Fiscal 2001 has 52 weeks while fiscal 2000 had 53 weeks. On a comparable store basis and excluding the 53rd week in fiscal 2000, commercial sales increased 10% in fiscal 2001 over fiscal 2000.

Advertising

      We support our marketing and merchandising strategy primarily through print advertising, in-store promotional displays and radio and television advertising. The print advertising consists of monthly color circulars that are produced by our in-house advertising department and that contain redeemable coupons. We also advertise on radio, television and billboards primarily to reinforce our image and name recognition. Television advertising is targeted to sports programming and radio advertising is primarily aired during commuting hours. Advertising efforts include Spanish language television and radio as well as bilingual store signage. In-store signs and displays are used to promote products, identify departments, and to announce store specials. We also sponsor two National Hot Rod Association Funny Cars and have been designated the “Official Auto Parts Store of the NHRA.” We have the following web sites on the Internet:

•	http://www.cskauto.com;

•	http://www.checkerauto.com;

•	http://www.schucks.com;

•	http://www.kragen.com;

•	http://www.identifix.com; and

•	http://www.autoshop-online.com.

Warehouse and Distribution

      Our warehouse and distribution system utilizes bar coding, radio frequency scanners and sophisticated conveyor and put-to-light systems. We instituted engineered labor standards and incentive programs in each of our distribution centers which have contributed to improved labor productivity. Each store is currently serviced by one of our three main distribution centers, with the regional distribution centers handling bulk materials, such as oil. All of our merchandise is shipped by vendors to our distribution centers, with the exception of batteries, which are shipped directly to stores by the vendor. We have sufficient warehouse and distribution capacity to meet the requirements of our growth plans for the foreseeable future.

      The following table sets forth certain information relating to our three main distribution centers as of February 3, 2002:

			Number	Number of
		Size	of Stores	Full-Time
Distribution Center	Area Served	(Sq. Ft.)	Served	Employees

Phoenix, AZ	Arizona, Colorado, Idaho,
	Nevada, New Mexico, California,
	Texas, Utah	273,520	502	370
Dixon, CA	California, Nevada, Washington,
	Oregon, Idaho, Montana, Wyoming,
	Alaska, Hawaii	325,500	523	420
Mendota Heights, MN	Minnesota, North Dakota, South
	Dakota, Wisconsin, Michigan	125,000	105	95

		724,020	1,130	885

      Subject to time period and other restrictions, we have the ability to expand the Phoenix distribution center by approximately 80,000 square feet and the Dixon distribution center by 160,000 square feet should the need arise.

      The following table sets forth certain information concerning our principal facilities:

		Square	Nature of
Primary Use	Location	Footage	Occupancy

Corporate office	Phoenix, AZ	114,691	Leased (1)
Distribution center	Dixon, CA	325,500	Leased
Distribution center	Phoenix, AZ	273,520	Leased
Office, warehouse and distribution center	Mendota Heights, MN	125,000	Leased
Regional distribution center	Auburn, WA	160,087	Leased
Regional distribution center	Denver, CO	36,270	Leased
Regional distribution center	Salt Lake, UT	60,000	Leased
Regional distribution center	Commerce, CA	75,000	Leased

(1)	This facility is owned by Missouri Falls Partners, an affiliate of The Carmel Trust (“Carmel”), a trust governed under the laws of Canada. Carmel is an affiliate of ours and a member of the Carmel Group.

      At February 3, 2002, all but two of our operating stores were leased. The expiration dates (including renewal options) of the store leases are summarized as follows:

Years	Number of Stores

2002 — 2003	25
2004 — 2006	53
2007 — 2010	106
2011 — 2020	425
2021 — 2030	463
2031 — thereafter	56

1,128

Diagnostic & Maintenance Repair Services

      Through our subsidiary, Automotive Information Systems, Inc., we provide diagnostic vehicle repair information to automotive technicians, automotive replacement parts manufacturers, automotive test equipment manufacturers, and to DIY consumers. This allows us to provide our DIY, DIFM, and Internet customers with high quality diagnostic information in order to assist them with correctly identifying problems and efficiently obtaining the parts they need.

      Automotive Information Systems was founded in 1987 and markets its products and services under the brand name IDENTIFIX. These products and services include:

•	technical hotlines serving more than 15,000 automotive shops;

•	the RepairTrac Service Bulletin;

•	on-line diagrams containing over 50,000 wiring diagrams;

•	consulting services to automotive manufacturers; and

•	consumer services provided through our worldwide web sites.

      Automotive Information Systems has evolved into one of the leading sources of knowledge about where and how vehicles break, and how to correctly repair those vehicles. This extensive automotive knowledge comes from: (1) more than 250,000 calls received annually from technicians seeking diagnostic assistance for vehicle repair; (2) our staff of over 30 Master Technicians; and (3) a comprehensive on-site library of factory vehicle service information.

      In Automotive Information Systems’ 14 years of operation, it has developed a customer base of more than 15,000 repair shops by providing efficient and accurate information resources for automotive diagnostics and repair. We are committed to supporting Automotive Information Systems’ existing customer base while developing new ways to deliver information to its customers.

Associates

      As of February 3, 2002, we employed approximately 8,620 full-time associates and approximately 5,130 part-time associates. Approximately 87% of our personnel are employed in store level operations, 8% in distribution and 5% in our corporate headquarters, including our call center and priority parts operation.

      We have never experienced any material labor disruption and believe that our labor relations are good. Except for approximately 450 associates located at approximately 40 stores in the Northern California market, who have been represented by a union for many years, none of our personnel are represented by a labor union.

      CSK Tech, our sales associate development program, is dedicated to the continuous education of store associates through structured on-the-job training and formal classroom instruction. The curriculum focuses on four areas of the associate’s development:

•	customer service skills;

•	basic automotive systems;

•	advanced automotive systems; and

•	management development.

      Much of the training is delivered through formal classes in training centers that are fully equipped with the same systems as are in our stores. We believe that our training programs enable sales associates to provide a high level of service to a wide variety of customers ranging from less knowledgeable do-it-yourself consumers to more sophisticated purchasers requiring diagnostic advice. We also provide continuing training programs for store managers and district managers designed to assist them in increasing store-level efficiency and improving their potential for promotion. In addition, we require periodic meetings of district and store managers to facilitate and enhance communications within our organization. Many of our current associates have passed the ASE-P2 test, a nationally recognized certification for auto parts technicians.

Competition

      We compete in both the DIY and DIFM markets of the automotive aftermarket industry, which is highly fragmented and generally very competitive. We compete primarily with national and regional retail automotive parts chains (such as AutoZone, Inc. and The Pep Boys — Manny, Moe and Jack, Inc.), wholesalers or jobber stores (some of which are associated with national automotive parts distributors or associations, such as NAPA), automobile dealers, and discount stores and mass merchandisers that carry automotive replacement parts, maintenance items and accessories (such as Wal-Mart Stores, Inc.). As the largest specialty retailer of automotive parts and accessories in the Western United States, we believe we have certain competitive advantages over smaller retail chains and independent operators. These advantages include: (1) our brand name recognition as a trusted source of automotive parts and accessories, (2) our ability to make available a broad selection of products on a timely basis, (3) marketing and distribution efficiencies due to economies of scale, and (4) our advanced store level information and distribution systems, which are the result of our significant investments in recent years. We also believe that we enjoy a competitive advantage over mass merchandisers due to our focus on automotive parts and accessories and our knowledgeable sales associates.

      The principal competitive factors that affect our business are store location, customer service, product selection, availability, quality and price. While we believe that we compete effectively in our various markets, certain competitors are larger in terms of number of stores and sales volume, have greater financial and management resources and have been operating longer in certain geographic areas.

Trade Names, Service Marks and Trademarks

      We have the right to exclusively use the tradename “Checker” nationwide in connection with the automotive parts retailing business pursuant to a settlement and use agreement with the owner of the federal registration for such trademark. We own and have registered the service mark “Schuck’s” with the United States Patent and Trademark Office for use in connection with the automotive parts retailing business. We expect to file a renewal for this mark prior to June 30, 2005, based on its current expiration date. We have common law rights to use the tradename “Kragen” in connection with the automotive parts retailing business. In addition, we own and have registered numerous trademarks with respect to many of our private label products and advertising and marketing strategies. We believe that our various tradenames, service marks and trademarks are important to our merchandising strategy, but that our business is not otherwise dependant on any particular service mark, tradename or trademark. There are no infringing uses known by us that materially affect the use of such marks.

Litigation

      We were served on March 8, 2000 with a complaint filed in Federal Court in the Eastern District of New York by the Coalition for a Level Playing Field, O.K. and, based on the current amended complaint, 255 individual auto parts dealers alleging that we and seven other auto parts dealers (AutoZone, Inc., Wal-Mart Stores, Inc., Advance Stores Company, Inc., Discount Auto, Inc., The Pep Boys — Manny, Moe and Jack, Inc., O’Reilly Automotive, Inc., and Keystone Automotive Operations, Inc.) violated the Robinson-Patman Act. Only 15 of the individual plaintiffs asserted claims against us. The complaint, which has been amended, alleges that we and other defendants knowingly either induced or received discriminatory prices from large suppliers, allegedly in violation of Section 2(a) and 2(f) of the Robinson-Patman Act, as well as received compensation from large suppliers for services not performed for those suppliers, allegedly in violation of Section 2(c) of the Robinson-Patman Act. The complaint seeks injunctive relief against all defendants and seeks treble damages on behalf of the individual auto parts dealers who are plaintiffs, plus attorneys’ fees. The complaint alleges that the estimated average damage amount per plaintiff is $1,000,000 (and more for those plaintiffs that are wholesale distributors and not simply jobbers) before trebling. We believe the suit is without merit and plan to vigorously defend it. We, along with other defendants, filed a motion to dismiss and certain other procedural motions. The motions were all denied, except for the motion to dismiss one of the Robinson-Patman claims, which was based upon the allegation that defendants were acting as brokers. In March 2002, the court entered an order separating discovery with respect to liability and damages and setting various discovery deadlines. We do not currently believe that this complaint will result in liabilities material to our consolidated financial position, results of operations or cash flows. In May 2002, we reached a tentative settlement with all of the plaintiffs that includes the payment of nominal consideration by the Company. As the first step in the settlement, the attorneys for the Company and the plaintiffs have filed with the Court a Stipulation and Order for the dismissal with prejudice of all claims by all plaintiffs against the Company.

      During the second quarter of fiscal 2001, we recorded a $2.0 million charge for the settlement of certain other legal claims.

      We currently and from time to time are involved in other litigation incidental to the conduct of our business. The damages claimed in some of this litigation are substantial. Although the amount of liability that may result from these matters cannot be ascertained, we do not currently believe that, in the aggregate, they will result in liabilities material to our consolidated financial position, results of operations or cash flows.

Environmental Matters

      We are subject to various federal, state and local laws and governmental regulations relating to the operation of our business, including those governing the handling, storage and disposal of hazardous substances, the recycling of batteries and used lubricants, and the ownership and operation of real property. For example, under environmental laws, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous substances in soil or groundwater. Such laws often impose joint and several liability and liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

      At some of our acquired locations, automobiles are serviced in automotive service facilities that we sublease to third parties. As of the end of the first quarter of fiscal 2001, we had exited our service center operations through closure or sublease of such facilities. As a result of investigations undertaken in connection with such acquisitions, we are aware that soil or groundwater may be contaminated at some of these properties. Although there can be no assurance, based on current information and, in some cases, indemnities we obtained from the former operators of these facilities, we believe that any such contamination will not have a material adverse effect on us.

      As part of our operations, we handle hazardous materials in the ordinary course of business and our customers may bring hazardous materials onto our property in connection with, for example, our oil recycling program. We currently provide a recycling program for batteries and for the collection of used lubricants at certain of our stores as a service to our customers pursuant to agreements with third-party vendors. The batteries and used lubricants are collected by our associates, deposited into vendor-supplied containers/ pallets and then disposed of by the third-party vendors. In general, our agreements with such vendors contain provisions that are designed to limit our potential liability under applicable environmental regulations for any damage or contamination that may be caused by the batteries and lubricants to off-site properties (including as a result of waste disposal) and to our properties, when caused by the vendor.

      We do not believe that compliance with environmental laws and regulations has had a material impact on our operations to date, but there can be no assurance that future compliance with such laws and regulations will not have a material adverse effect on us.

MANAGEMENT

      The following table sets forth the name, age as of April 26, 2002, and position of CSK Auto Inc.’s executive officers and the members of our board of directors. Below the table appears a brief account of each executive officer’s or director’s business experience. Our directors are directors of both CSK Auto Corporation and CSK Auto, Inc.

Name	Age	Position

Maynard Jenkins	59	Chairman, Chief Executive Officer and Director
Martin Fraser	47	President and Chief Operating Officer
Dale Ward	52	Executive Vice President — Commercial Operations
Larry Buresh	57	Senior Vice President and Chief Information Officer
Lon Novatt	41	Senior Vice President, Chief Administrative Officer, General Counsel and Secretary
Hal Smith	51	Senior Vice President — Merchandising and Marketing
Don Watson	46	Senior Vice President, Chief Financial Officer and Treasurer
Larry Ellis	47	Senior Vice President — Logistics
James G. Bazlen	52	Director
James O. Egan	53	Director
Morton Godlas	79	Director
Terilyn A. Henderson	45	Director
Charles K. Marquis	59	Director
Simon Moore	34	Director
Frederick Johnson Rowan II	62	Director
Robert Smith	64	Director
Christopher J. Stadler	37	Director
Jules Trump	58	Director
Eddie Trump	56	Director
Savio W. Tung	50	Director

      Maynard Jenkins became our Chairman of the Board and Chief Executive Officer in January 1997. Prior to joining us, Mr. Jenkins served for ten years as President and Chief Executive Officer of Orchard Supply Hardware, a specialty retailer with 65 stores in California, which was acquired by Sears, Roebuck & Co. Mr. Jenkins’ 37 years of retail management experience also includes two years as President and Chief Operating Officer of Pay ‘N’ Save and 15 years at Gemco where, among other positions, he was Vice President and General Merchandise Manager.

      Martin Fraser became our President and Chief Operating Officer in April 2000. Prior to this assignment, Mr. Fraser served as Executive Vice President — Merchandising, Distribution and Commercial. Mr. Fraser began his career with us 24 years ago and has served us in several executive positions including Sr. Vice President — Merchandising, Transportation, Replenishment, and Marketing.

      Dale Ward became our Executive Vice President — Commercial Operations in October, 2001, following service as Senior Vice President — Store Operations since March 1997. Prior to that, Mr. Ward served as Executive Vice President and Chief Operating Officer of Orchard Supply Hardware since April 1996. Mr. Ward served as President and Chief Executive Officer of F&M Super Drug Stores, Inc., a drugstore chain, from 1994 to 1995. He also served as President and Chief Executive Officer of Ben Franklin Stores, Inc., a variety and craft store chain, from 1988 to 1993 and as Chairman of Ben Franklin Crafts Inc., a craft store chain, from 1991 to 1993.

      Larry Buresh became our Senior Vice President and Chief Information Officer in November 1998. Prior to that, Mr. Buresh was Vice President and Chief Information Officer of Chief Auto Parts, Inc. from 1995 to

November 1998. From 1994 to 1995, Mr. Buresh was Senior Director of Central Information Services for Sears, Roebuck & Co. From 1986 to 1994, Mr. Buresh was Vice President and Chief Information Officer of Frank’s Nursery & Crafts, Inc. Prior to that, Mr. Buresh was Vice President of Management Information Services for Ben Franklin Stores Company.

      Larry Ellis became our Senior Vice President — Logistics in April 2002. Prior to that, Mr. Ellis served as Vice President — Distribution, Transportation, Priority Parts and Replenishment. Mr. Ellis began his career with the Company twenty-six years ago and has served the Company in several middle and senior management positions.

      Lon Novatt became our Senior Vice President, Chief Administrative Officer, General Counsel and Secretary in April 2002. Prior to that, Mr. Novatt served as Senior Vice President — Real Estate, General Counsel and Secretary since June 1997. Prior to that, Mr. Novatt was our Vice President — Legal, General Counsel and Secretary since December 1995. From March 1994 to November 1995, Mr. Novatt was Senior Counsel for Broadway Stores, Inc., a department store chain. From October 1985 to February 1994, Mr. Novatt was with the Los Angeles law firm of Freeman, Freeman & Smiley where he was a partner from January 1992 to February 1994.

      Hal Smith became our Senior Vice President for Merchandising and Marketing in October 2001. Prior to that, Mr. Smith served as the President and Chief Executive Officer of Home Warehouse in San Mateo, California, following his tenure as President of Bass Pro Companies from 1998 to 2000. From 1996 to 1998, Mr. Smith was a consultant and merchandising executive with The Home Depot. Mr. Smith’s nearly 30 years of retail experience, which began in 1972 with Handy Dan Corporation, included serving in the late 1980s and 1990s at both Builder’s Emporium and Ernst Home Centers as President and Chief Executive Officer.

      Don Watson became our Senior Vice President, Chief Financial Officer and Treasurer in December 1997. Prior to that, Mr. Watson had been our Vice President — Finance, Controller and Treasurer since April 1993. From June 1988 to March 1993, he was our Vice President and Controller.

      Terilyn A. Henderson became one of our directors in April 2002. She was formerly a partner with McKinsey & Company, Inc. While at McKinsey, Ms. Henderson was a co-leader of the Americas Consumer Industries practice, serving clients primarily concerning retail strategy and growth issues. Ms. Henderson has published and spoken on the particular challenges of growth for U.S. retailers. She also was a co-founder of the Global Nonprofit Practice, and led its North American Environmental sector. Ms. Henderson is a director and member of the Massachusetts Audubon Society.

      James Bazlen became one of our directors in June 1994. Mr. Bazlen served as our President and Chief Operating Officer from June 1994 until his retirement from day-to-day operations in April 2000. Prior to his June 1994 promotion to President and Chief Operating Officer, Mr. Bazlen was our Vice Chairman and Chief Financial Officer from June 1991, one of our directors from November 1989 through June 1992, and also served as Senior Vice President of The Trump Group, a private investment group, from March 1986. Prior to joining The Trump Group in 1986, Mr. Bazlen served in various executive positions with General Electric Company and GE Capital for thirteen years.

      James O. Egan originally became one of our directors in April 1999. He resigned from the board in April 2001 and was reappointed in February 2002. Mr. Egan has been an executive officer of Investcorp or one or more of its wholly-owned subsidiaries since January 1999. Prior to joining Investcorp, Mr. Egan was a partner in the accounting firm of KPMG from October 1997 to December 1998. Prior to that, Mr. Egan served as Senior Vice President and Chief Financial Officer of Riverwood International, a paperboard, packaging and machinery company from May 1996 to August 1997. Prior to that, he was a partner in the accounting firm of Coopers & Lybrand L.L.P. (now PricewaterhouseCoopers LLP). Mr. Egan is a director of Harborside Healthcare Corporation, Werner Holding Co. (PA), and Jostens.

      Morton Godlas became one of our directors in October 1998. Mr. Godlas has been a consultant to the retail industry since retiring from Lucky Stores, Inc. in 1982 as a Corporate Senior Vice President. During his tenure with Lucky Stores, the presidents of both Kragen Auto Supply and Checker Auto reported to

Mr. Godlas. Prior to his service with Lucky Stores, Mr. Godlas held various executive positions with Gemco over a twelve-year period.

      Charles K. Marquis became one of our directors in April 1999. He has been an executive of Investcorp, or one or more of its wholly-owned subsidiaries since January 1999. Prior to joining Investcorp, Mr. Marquis was a partner in the law firm of Gibson, Dunn & Crutcher LLP, our primary outside counsel. Mr. Marquis is a director of Jostens, Inc., Werner Holding Co. (PA), Inc., and Tiffany & Co., Inc.

      Simon Moore became one of our directors in February 2002. Mr. Moore has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since February 2001. Prior to joining Investcorp, Mr. Moore spent 9 years with J.P. Morgan & Co., the last 5 years as an investment officer with J.P. Morgan Capital Corporation in New York and Asia.

      Frederick Johnson Rowan II became one of our directors in February 2002. Mr. Rowan has served as Chairman, Chief Executive Officer and President of The William Carter Company since 1996. He also serves as a director of The William Carter Company. Mr. Rowan joined The William Carter Company in 1992 from H.D. Lee Company, a division of the VF Corporation, a publicly traded apparel company, where as President and Chief Executive Officer and Group Vice President of VF Corporation, he oversaw the Lee jeans and Bassett-Walker, and Jansport Divisions. He joined VF Corporation as a Corporate Vice President in 1986. Prior to that, Mr. Rowan served as a senior executive with Mast Industries, the sourcing subsidiary of The Limited. Prior to joining Mast Industries, Mr. Rowan served as President and Chief Operating Officer of Aileen Inc., a women’s apparel manufacturer. Mr. Rowan began his career with the DuPont Corporation where he held various positions during his 5 year tenure there.

      Robert Smith became one of our directors in October 1996. Mr. Smith is a Protector of The Carmel Trust and Chairman and Chief Executive Officer of Carmel Investment Fund. Since March 1992, Mr. Smith has also served as President of Newmark Capital Limited, a private investment and consulting company. From 1994 to 1998, Mr. Smith was Executive Chairman of Becet International, then the sole provider of cellular telephone service in Kazakhstan. From 1989 to 1992, he was Chief Executive Officer of the First Hungary Fund. From 1971 to 1989, he was Chairman and Chief Executive Officer of Talcorp Limited, a Canadian investment and management company.

      Christopher J. Stadler became one of our directors in October 1996. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since April 1, 1996. Prior to joining Investcorp, Mr. Stadler was a Director with CS First Boston Corporation. Mr. Stadler is a director of Werner Holding Co. (PA), Inc., Saks Incorporated, and US Unwired Inc.

      Jules Trump was our Chairman of the Board from December 1986 until January 27, 1997, our Chief Executive Officer from March 1990 until January 27, 1997, and has been one of our directors since December 1986. Mr. Trump has also served as Chairman or Co-Chairman of The Trump Group since February 1982. Jules Trump is Eddie Trump’s brother.

      Eddie Trump became one of our directors in July 1994. Mr. Trump previously served as one of our directors from December 1986 until July 1992. Since February 1982, Mr. Trump has served as President or Co-Chairman of The Trump Group. Eddie Trump is Jules Trump’s brother.

      Savio W. Tung became one of our directors in October 1996. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since September 1984.

PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information concerning beneficial ownership of our common stock as of May 20, 2002 (except as indicated below), by

•	each person we know to be a beneficial owner of more than 5% of our outstanding voting stock;

•	each of our directors who could be deemed to be the beneficial owner of shares of our common stock;

•	our chief executive officer and our four other most highly compensated executive officers who could be deemed to be the beneficial owner of shares of our common stock; and

•	all of our directors and executive officers as a group:

	Number	Total Voting
Name	of Shares	Power(%)

INVESTCORP, S.A.(1)(2)	5,426,772	14.2
SIPCO Limited(3)	5,426,772	14.2
The Carmel Trust(1)(4)	5,641,967	14.7
OppenheimerFunds, Inc.(5)	6,451,386	16.9
Oppenheimer Capital Income Fund(5)	6,364,186	16.6
Dimensional Fund Advisors Inc.(6)	2,504,200	6.6
Lehman Brothers Holdings Inc.(7)	2,343,779	6.2
James Bazlen(8)(9)	629,194	1.6
James O. Egan	—	—
Morton Godlas(10)	5,409	*
Terilyn A. Henderson(11)	270	*
Charles K. Marquis(12)	41,000	*
Simon Moore	5,000	*
Maynard Jenkins(9)(13)	778,142	2.0
Frederick J. Rowan II	—	—
Robert Smith(4)	—	—
Christopher J. Stadler	41,000	*
Eddie Trump(4)	—	—
Jules Trump(4)	—	—
Savio W. Tung	13,000	*
Martin Fraser(9)	103,957	*
Larry Buresh(9)	80,475	*
Dale Ward(9)	55,425	*
Don Watson(9)	72,682	*
All directors and executive officers as a group (20 persons)(8)-(13)	1,893,465	4.8

*	Less than 1%.

(1)	At the time of our recapitalization in October 1996, CSK Auto Corporation entered into a stockholders’ agreement with each of our stockholders at the time (such stockholders’ agreement as thereafter amended and supplemented from time to time referred to herein as the “stockholders’ agreement”). The Investcorp Group, as defined in the stockholders’ agreement, owns 9,586,256 shares, or 25.1% of our outstanding common stock. The Carmel Group, as defined in the stockholders’ agreement, owns 5,901,824 shares, or 15.4% of our outstanding common stock. As the parties to the stockholders’ agreement have agreed to vote with respect to certain matters as set forth therein, all of them may be deemed to be a control group. As a result, each stockholder may be deemed to beneficially own all shares of common stock owned by all of the parties to the stockholders’ agreement. The number of shares shown as owned by the Investcorp Group does not include any shares which Maynard Jenkins has the right to acquire upon exercise of options, and the number of shares shown as owned by the Carmel Group does not include any shares which James Bazlen has the right to acquire upon exercise of options.

See “Certain Relationships and Related Transactions — Stockholders’ Agreement.” Because we believe that our presentation more accurately reflects ownership of the Company’s common stock, this table does not reflect shares that may be deemed to be beneficially owned by any entity solely by virtue of the stockholders’ agreement. The figures in this table and this footnote include 3,452,244 shares of our common stock held by Investcorp CSK Holdings L.P. following the May 20, 2002 conversion into our common stock of $30 million aggregate principal amount of 7% convertible subordinated debentures sold December 2001 at a conversion price of $8.69 per share. See “Certain Relationships and Related Transactions — Transactions with Certain Security Holders and Others.”

(2)	Investcorp, S.A. does not directly own any stock in the Company. The number of shares of common stock shown as beneficially owned by Investcorp includes all of the shares beneficially owned by Investcorp Investment Equity Limited, a Cayman Islands corporation and a wholly-owned subsidiary of Investcorp, S.A. and by Investcorp CSK Holdings L.P., a Cayman Islands Limited Partnership in which Investcorp both owns a majority economic ownership interest and is the sole general partner. Investcorp owns no stock in Equity CSKA Limited, Equity CSKB Limited, Equity CSKC Limited, South Bay Limited, Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited, Zinnia Limited, J.P. Morgan (Suisse) S.A., or the beneficial owners of these entities. Each of Equity CSKA Limited, Equity CSKB Limited, Equity CSKC Limited, South Bay Limited, Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited and Zinnia Limited is a Cayman Islands corporation. Investcorp may be deemed to share beneficial ownership of the shares of voting stock held by these entities because the entities or their stockholders or principals have entered into revocable management services or similar agreements with an affiliate of Investcorp pursuant to which each of such entities or their stockholders or principals has granted such affiliate the authority to direct the voting and disposition of the common stock owned by such entity for so long as such agreement is in effect. Investcorp is a Luxembourg corporation with its registered address at 37 Rue Notre Dame, Luxembourg.

(3)	SIPCO Limited may be deemed to control Investcorp, S.A. through its ownership of a majority of the stock of a company that indirectly owns a majority of Investcorp, S.A.

(4)	The trustee of Carmel is Chiltern Trustees Limited. The agreement pursuant to which Carmel was established in 1977 (the “Carmel Agreement”) designates certain “protectors” who must authorize any action taken by the trustee and who have the authority to discharge the trustee and to appoint substitute trustees. These protectors are Saul Tobias Bernstein, Gerrit Van Riemsdijk and Robert Smith (who is also a director of the Company). Other than in their respective roles with Carmel and its subsidiaries, these individuals are not otherwise associated with Carmel or us. The Carmel Agreement provides that Carmel shall continue until 21 years after the death of the last survivor of the descendants of certain persons living on the date it was established. Potential beneficiaries of Carmel include certain charitable institutions, and under limited circumstances, certain members of the families of Jules Trump (a director of the Company) and Eddie Trump (a director of the Company) who are not citizens or residents of the United States. Based on information obtained from the Schedule 13G filed February 14, 2001, the number of shares shown as owned by Carmel includes all of the shares owned by Transatlantic Investments, LLC (“Transatlantic”) (544,685 shares) and Glenellen Investment Co. (“Glenellen”) (4,600,000 shares), each an affiliate of Carmel and each of which has shared investment and dispositive power with respect to its shares. Jules Trump, Eddie Trump and Robert Smith each disclaim beneficial ownership of all shares shown as owned by Carmel. The address for Carmel and Glenellen is c/o Skadden, Arps, Slate, Meagher & Flom, 333 West Wacker Drive, Chicago, Illinois 60606. The address for Transatlantic is c/o TG Services, Inc., P.O. Box 186, East Brunswick, New Jersey 08816.

(5)	Oppenheimer Capital Income Fund (“OCIF”) is a registered investment company managed by OppenheimerFunds, Inc. (“OFI”), an investment adviser. Of the shares of common stock shown as beneficially owned by OFI, OFI has sole voting power with respect to none of such shares, shared voting power with respect to none of such shares, sole dispositive power with respect to none of such shares and shared dispositive power with respect to 6,451,386 of such shares. Of the shares of common stock shown as beneficially owned by OCIF, OCIF has sole voting power with respect to 6,364,186 shares, shared voting power with respect to none of such shares, sole dispositive power with respect to none of such shares and shared dispositive power with respect to 6,364,186 of such shares. The address for OFI is 498 7th Avenue, 10th Floor, New York, New York 10018. The address for OCIF is 6803 S. Tucson Way, Englewood, Colorado 80112. The information with respect to OFI and OCIF is as of December 31, 2001, as was obtained from the Schedule 13G filed on their behalf on February 14, 2002.

(6)	Dimensional Fund Advisors Inc. (“Dimensional”) is an investment advisor. Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. Of the shares of common stock shown as beneficially owned by Dimensional, Dimensional has sole voting power with respect to 2,504,200 of such shares and sole dispositive power with respect to 2,504,200 of such shares. The address for Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The information with respect to Dimensional is as of December 31, 2001, as was obtained from the Schedule 13G filed on behalf of Dimensional January 30, 2002.

(7)	The shares reported as beneficially owned by Lehman Brothers Holdings Inc. (“Holdings”) represent the shares of our common stock beneficially owned by LB I Group Inc. (“LB I”), a wholly owned subsidiary of Lehman Brothers Inc. (“Lehman”), a wholly owned subsidiary of Holdings, pursuant to Lehman’s purchase from us in December 2001 (and subsequent assignment to its affiliate LB I) of $20 million aggregate principal amount of our 7% convertible subordinated debentures which we converted on May 20, 2002 into our common stock at a conversion price of $8.69 per share. See “Certain Relationships and Related Transactions — Transactions with Certain Security Holders and Others.” The address for Holdings and LB I is 399 Park Avenue, New York, New York 10022.

(8)	Includes 259,857 shares of our common stock held by a revocable family trust and 2,000 shares of our common stock owned by Mr. Bazlen’s children.

(9)	Includes the following shares of our common stock which the following individuals have the right to acquire upon exercise of options: Maynard Jenkins (754,542); James Bazlen (367,337); Martin Fraser (78,701); Larry Buresh (40,475); Dale Ward (49,685); Don Watson (63,658); and other executive officers (56,622).

(10)	Consists of 5,409 shares of common stock held by a revocable family trust; includes 1,063 shares of restricted common stock granted in June 2001 pursuant to our Directors Stock Plan which, subject to the terms and conditions of such Plan, shall vest in June 2002; excludes 200 shares of common stock held by Mr. Godlas’ son-in-law, of which Mr. Godlas disclaims beneficial ownership.

(11)	Consists of 270 shares of restricted common stock awarded April 2002 pursuant to our Directors Stock Plan which, subject to the terms and conditions of such plan, shall vest in June 2002.

(12)	Includes 1,000 shares of our common stock held in trusts of which Mr. Marquis is trustee for the benefit of his adult children.

(13)	Includes 23,600 shares of common stock held in revocable family trusts.

DESCRIPTION OF CERTAIN INDEBTEDNESS

      The following is a summary of certain indebtedness of our company that is outstanding following consummation of the offering of the outstanding notes. To the extent such summary contains descriptions of the 11% senior subordinated notes due 2006 and the indenture governing them, the new senior credit facility, the 7% convertible subordinated notes, and the 7% convertible subordinated debentures, such descriptions do not purport to be complete and are qualified in their entirety by reference to those and related documents, copies of which we will provide you upon request.

New Senior Credit Facility

     General

      On December 21, 2001, CSK Auto, Inc. entered into a new $300.0 million senior collateralized, asset based credit facility with JPMorgan Chase Bank, Credit Suisse First Boston, and UBS AG, Stamford Branch, with a scheduled maturity date of December 21, 2004. The new senior credit facility is comprised of a $170.0 million non-amortizing term loan facility and a $130.0 million revolving credit facility. We may draw amounts under the new revolving credit facility, subject to availability pursuant to a borrowing base formula in order to meet our working capital requirements, including issuing letters of credit. The borrowing base is based upon the sum of certain percentages of eligible inventory and eligible accounts receivable owned by us and our subsidiaries. The following is a summary description of the principal terms of the new senior credit facility and is qualified in its entirety by reference to the definitive agreements.

      Loans under the new senior credit facility are collateralized by a first priority security interest in substantially all of our and our subsidiaries’ assets and in all of our and our subsidiaries’ capital stock. The loans are guaranteed on a senior basis by each of CSK Auto, Inc.’s subsidiaries and by CSK Auto Corporation.

     Interest Rates

      Interest may accrue quarterly on the loans with reference to the base rate (the “Base Rate”) plus the applicable Base Rate interest margin. We may elect that all or a portion of the loans bear interest at the eurodollar rate (the “Eurodollar Rate”) plus the applicable Eurodollar interest margin. The Base Rate is defined as the highest of (i) the Federal Funds Rate plus 0.50%, (ii) the secondary market rate for three-month certificates of deposit of money center banks plus 1%, or (iii) the prime commercial lending rate of the administrative agent. The Eurodollar Rate is defined as the rate at which eurodollar deposits for one, two, three or six months or (if and when available to all of the relevant lenders) nine or twelve months are offered to the administrative agent in the interbank eurodollar market. The interest margin for the new senior credit facility is 2.50% for Base Rate loans and 3.50% for Eurodollar Rate loans.

     Mandatory and Optional Prepayments

      The new senior credit facility provides that we may from time to time make optional prepayments of loans in whole or in part without penalty, subject to minimum prepayments and reimbursement of the lenders’ breakage costs in the case of prepayment of Eurodollar Rate loans.

     Covenants

      The new senior credit facility contains covenants and other requirements of us and our subsidiaries. In general, the affirmative covenants provide for, among other requirements, mandatory reporting of financial and other information to the lenders and notice to the lenders upon the occurrence of certain events. The affirmative covenants are also expected to include standard covenants requiring us to operate our business in an orderly manner.

      The new senior credit facility contains negative covenants and restrictions on actions by us and our subsidiaries including, without limitation, restrictions on indebtedness, liens, guarantee obligations, mergers, asset dispositions not in the ordinary course of business, investments, loans, advances and acquisitions, dividends and other restricted junior payments, transactions with affiliates, change in business conducted, and certain prepayments and amendments of subordinated indebtedness. The new revolving credit facility requires that we meet certain financial covenants, ratios and tests, including a maximum leverage ratio and a minimum interest coverage ratio.

     Events of Default

      The new senior credit facility specifies certain customary events of default including, without limitation, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties in any material respect, cross default to certain other indebtedness and agreements, bankruptcy and insolvency events, material judgments and liabilities, change of control and unenforceability of certain documents under the new senior credit facility.

     Fees and Expenses

      We are required to pay certain fees in connection with the new senior credit facility, including: (1) letter of credit fees; (2) agency fees; and (3) commitment fees. Commitment fees are payable quarterly, at a rate per annum of 0.5% on the average daily unused portion of the new senior credit facility.

11% Senior Subordinated Notes Due 2006

      On October 30, 1996, CSK Auto, Inc. issued and sold in a private placement $125.0 million aggregate principal amount of 11% senior subordinated notes due 2006 pursuant to an indenture between the Company and The Bank of New York (as successor to Wells Fargo Bank, N.A.), as Trustee. On March 13, 1997, we offered to exchange up to all of the outstanding notes for a like principal amount of 11% Series A senior subordinated notes due 2006 issued in a transaction registered under the Securities Act. We consummated this exchange offer on June 18, 1997, with all of the originally issued notes being exchanged for the new notes. In April 1998, a portion of the proceeds of the initial public offering of our common stock was used to redeem 35% of the aggregate principal amount of the notes at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest thereon.

      Our 11% senior subordinated notes bear interest at 11% per year, payable semiannually in arrears on each May 1 and November 1, and mature on November 1, 2006. The 11% senior subordinated notes are general, unsecured senior subordinated obligations. The 11% senior subordinated notes are guaranteed fully, unconditionally and jointly and severally by our domestic subsidiaries, on a senior subordinated basis.

      Our 11% senior subordinated notes are redeemable, at our option, in whole or in part, upon not less than 30 nor more than 60 days notice, at the redemption prices set forth below (expressed in percentages of principal amount), plus accrued and unpaid interest thereon, if redeemed during the 12-month period beginning on November 1 of the years indicated below:

Redemption
Period	Price

November 1, 2001 to October 31, 2002	105.500%
November 1, 2002 to October 31, 2003	103.667%
November 1, 2003 to October 31, 2004	101.833%
November 1, 2004 and thereafter	100.000%

      The provisions of the indenture governing the 11% senior subordinated notes limit our and our subsidiaries’ ability, among other things, to;

•	incur additional indebtedness or issue disqualified capital stock;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

•	make investments;

•	create any consensual limitation on the ability of our restricted subsidiaries to pay dividends, make loans or transfer property to us;

•	incur liens;

•	engage in transactions with our affiliates;

•	sell assets, including capital stock of our subsidiaries; and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our restricted subsidiaries.

      The indenture for our 11% senior subordinated notes also provides that upon a change of control, as defined therein, each holder of our 11% senior subordinated notes will have the right to require us to repurchase all or any part of their notes at a purchase price in cash equal to 101% of the principal amount plus accrued and unpaid interest.

7% Convertible Subordinated Debentures and Related Make-Whole Warrants

     The Convertible Debentures

      On December 21, 2001, CSK Auto Corporation sold $50.0 million aggregate principal amount of 7% convertible subordinated debentures due December 2006, with related contingently exercisable warrants, to Lehman Brothers Inc. and an affiliate of INVESTCORP, S.A., which through its relationship to several of our stockholders is deemed to be one of our principal stockholders (the “Affiliated Investor”). Lehman Brothers Inc. assigned its convertible subordinated debentures and warrant to its subsidiary, LB I Group Inc. (“LB I”). On May 20, 2002, we converted all of the convertible debentures into approximately 5.75 million shares of our common stock following the effectiveness of a registration statement registering such shares for resale.

     The Make-Whole Warrants

      The Make-Whole Warrants were issued on December 21, 2002 in connection with the 7% convertible subordinated debentures and pursuant to the December 7, 2001 Securities Purchase Agreement. The warrants are automatically exercisable into shares of our common stock on the earlier of (i) a change of control of the Company and (ii) November 21, 2002, if (but only if) the “adjusted conversion price” is less than the conversion price of the convertible subordinated debentures at the time of such required conversion.

      The “adjusted conversion price” is an amount equal to the greater of (i) the average of the closing sale prices of our common stock on the trading days from December 21, 2001 through November 20, 2002 and (ii) $4.94, as adjusted in the case of a change of control and for specified dilutive events. The conversion price of the convertible subordinated debentures, which is subject to adjustments pursuant to the terms of the convertible subordinated debentures, is currently $8.69 per share.

      The average closing sales prices of our common stock on the trading days from December 21, 2001 through May 31, 2002 was $10.96 per share. Therefore, in the absence of a change of control, if the closing sales price of the common stock from May 31, 2002 until November 21, 2002 averages $6.59 or higher, the adjusted conversion price on November 21, 2002 will be greater than the conversion price, and the Company will not have to issue any shares upon exercise of the make-whole warrants.

      If the adjusted conversion price on November 21, 2002 is less than the conversion price, the number of shares of our common stock issuable upon exercise of the warrants is equal to the following amount, subject to adjustment in accordance with the provisions of the agreement pursuant to which the convertible subordinated debentures were issued and less a number of shares so as to have a cashless exercise of the warrants based on an exercise price of $0.01:

(1)	the quotient determined by dividing:

(A)	the $50.0 million principal amount of the convertible subordinated debentures initially issued, plus any interest payments added to the principal of the convertible subordinated debentures, by

(B)	the adjusted conversion price; minus

(2)	the number of shares of our common stock we have issued upon conversion of the convertible subordinated debentures prior to the date of exercise of the warrants.

      The warrants provide for adjustments and specific requirements for treatment of the warrants in the event of a merger, sale of substantially all assets or similar transaction involving the Company. Prior to any such adjustments, and in the absence of a change of control, given that the average closing sale prices of our common stock on the trading days from December 21, 2001 through May 31, 2002 was $10.96 per share, the Company may be required to issue a maximum of 3,742,660 shares upon exercise of the Make-Whole Warrants.

      The Company accounts for the Make-Whole Warrants as contingent beneficial conversion features in accordance with EITF 00-27 “Application of Issue 98-5 to Certain Convertible Instruments.” Once the contingency becomes probable, the Company would record a liability and a charge to interest expense for the additional shares to be issued and adjust this amount, if necessary, each reporting period.

DESCRIPTION OF NOTES

      The terms of the new notes and the outstanding notes are identical in all material respects, except the new notes:

•	will have been registered under the Securities Act;

•	will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

•	will not contain provisions relating to the payment of liquidated damages to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

      Any outstanding notes that remain outstanding after the exchange offer, together with new notes issued in the exchange offer, will be treated as a single class of securities under the indenture for voting purposes.

      The Notes will be issued pursuant to an indenture (the “Indenture”) dated as of December 21, 2001, by and among CSK Auto, Inc., CSK Auto Corporation (“Holdings”) the Subsidiaries of the Company identified therein as the Subsidiary Guarantors and The Bank of New York, as trustee (the “Trustee”). The terms “Note” or “Notes” refer to both outstanding notes and the new notes to be issued in the exchange offer. The term “holders” of the notes, refers to those persons who are the registered holders of notes on the books of the registrar appointed under the indenture.

      You can find the definitions of certain capitalized terms in this section under the subheading “— Certain Definitions.” For purposes of this section, references to “Company” or “we,” “our,” or “us” include only CSK Auto, Inc. and its successors in accordance with the terms of the Indenture and, except pursuant to the terms of the Subsidiary Guarantees and the Parent Guarantee, not our Subsidiaries or Holdings.

      The term “Subsidiaries” as used in this Description of Notes does not include Unrestricted Subsidiaries. As of the date of the Indenture, none of our Subsidiaries will be Unrestricted Subsidiaries. However, under certain circumstances, we will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

      The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof.

      The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement dated December 21, 2001, by and among the Company, Holdings, the Subsidiary Guarantors and the Initial Purchasers (the “Registration Rights Agreement”). It does not restate the Indenture or the Registration Rights Agreement in their entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes. You can obtain copies of the Indenture from the Company.

Brief Description of the Notes and the Guarantees

     The Notes

      The Notes are:

      (1)     our unsecured general obligations;

      (2)     ranked senior in right of payment to all of our existing and future subordinated Indebtedness; and

      (3)     unconditionally guaranteed by Holdings and the Subsidiary Guarantors.

      The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof.

           The Guarantees

      The Notes will be jointly and severally irrevocably and unconditionally guaranteed (the “Subsidiary Guarantees”) by each of our present and future Subsidiaries other than Foreign Subsidiaries (the “Subsidiary

Guarantors”). The Notes will also be irrevocably and unconditionally guaranteed (the “Parent Guarantee” and, together with the Subsidiary Guarantees, the “Guarantees”), jointly and severally with the Subsidiary Guarantees, by Holdings (the “Parent Guarantor” and, together with the Subsidiary Guarantors, the “Guarantors”). The Guarantees are ranked senior in right of payment to all of the existing and future subordinated Indebtedness of the respective Guarantors. The obligations of each Guarantor under its Guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. See “Certain Bankruptcy Limitations; Foreign Subsidiaries” below.

Principal, Maturity and Interest; Additional Notes

      We originally issued the outstanding Notes and will issue the new Notes with a maximum aggregate principal amount of $280 million. The Indenture provides, in addition to the $280 million aggregate principal amount of Notes being issued on the Issue Date, for the issuance of additional Notes having identical terms and conditions to the Notes offered hereby (the “Additional Notes”), subject to compliance with the terms of the Indenture, including the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock.” Interest will accrue on the Additional Notes issued pursuant to the Indenture from and including the date of issuance of such Additional Notes. Any such Additional Notes would be issued on the same terms as the Notes and would constitute part of the same series of securities as the Notes and would vote together as one series on all matters with respect to the Notes. All references to Notes herein includes the Additional Notes, except as stated otherwise.

      The Notes will mature on June 15, 2006. The Notes will bear interest at the rate per annum stated on the cover page hereof from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from the date of original issuance, payable semi-annually in arrears on December 15 and June 15 of each year, commencing (each, an “Interest Payment Date”), to the Persons in whose names such Notes are registered at the close of business on June 1 or December 1 immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

      Principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at our office or agency maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. Except as set forth below, at our option, payment of interest may be made by check mailed to the holders of the Notes (the “Holders”) at the addresses set forth upon our registry books. (See “Book Entry; Delivery; Form and Transfer — Same Day Settlement and Payment”). No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by us, our office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

Certain Bankruptcy Limitations

      Holders of the Notes will be direct creditors of each Guarantor by virtue of its Guarantee. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor’s obligations under its Guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than reasonably equivalent value or fair consideration at a time when the Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its Guarantee exceeds the economic benefits it receives in the Offering. The obligations of each Guarantor under its Guarantee will be limited in a manner intended to cause it not to be a fraudulent conveyance under applicable law, although no assurance can be given that a court would give the Holder the benefit of such provision. See “Risk Factors — A guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state laws, which would prevent the holders of the notes from relying on the guarantors to satisfy claims.”

      If the obligations of a Guarantor under its Guarantee were avoided, Holders of Notes would have to look to the assets of any remaining Guarantors for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding principal and interest on the Notes.

Optional Redemption

      We will not have the right to redeem any Notes prior to December 15, 2004 (other than out of the Net Cash Proceeds of any Equity Offering, as described in the following paragraph).

      At any time on or after December 15, 2004, we may redeem the Notes for cash at our option, in whole or in part, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the periods indicated below, in each case together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption of the Notes (“Redemption Date”):

Period	Percentage

December 15, 2004 through December 15, 2005	106.000%
December 15, 2005 through maturity	100.000%

      At any time or from time to time on or prior to December 15, 2004, upon the consummation of an Equity Offering of our common stock for cash, up to 35% of the aggregate principal amount of the Notes issued pursuant to the Indenture may be redeemed at our option within 90 days of such Equity Offering with cash received by us from the Net Cash Proceeds of such Equity Offering, at a redemption price equal to 112.00% of principal, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date; provided, however, that immediately following such redemption not less than 65% of the aggregate principal amount of the Notes originally issued pursuant to the Indenture on the Issue Date remain outstanding.

      If the Redemption Date hereunder is on or after an interest record date (“Record Date”) on which the Holders of record have a right to receive the corresponding Interest due and Liquidated Damages, if any, and on or before the associated Interest Payment Date, any accrued and unpaid interest and Liquidated Damages, if any, due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

Mandatory Redemption

      The Notes will not have the benefit of any sinking fund and we will not be required to make any mandatory redemption payments with respect to the Notes.

Selection and Notice

      In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

      Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder’s last address as then shown upon the registry books of our registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless we default in the payment of the redemption price.

Repurchase at the Option of Holders

     Repurchase of Notes at the Option of the Holder Upon a Change of Control

      The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder’s option, pursuant to an offer (subject only to conditions required by applicable law, if any) by us (the “Change of Control Offer”), to require us to repurchase all or any part of such Holder’s Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) at a cash price equal to 101% of the principal amount thereof (the “Change of Control Purchase Price”), together with accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (the “Change of Control Purchase Date”).

      The Change of Control Offer shall be made within 10 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the “Change of Control Offer Period”). No later than Five Business Days after expiration of the Change of Control Offer Period, we shall purchase all Notes properly tendered in response to the Change of Control Offer.

      Notwithstanding the foregoing, we will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us.

      On or before the Change of Control Purchase Date, we will:

(1) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent for us (the “Paying Agent”) cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any,) of all Notes or portions so tendered, and

(3) deliver to the Trustee the Notes so accepted together with an Officers’ Certificate listing the Notes or portions thereof being purchased by us.

      The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any,) and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by us to the Holder thereof. We publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

      The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of us, and, thus, the removal of incumbent management. The occurrence of a Change of Control, or the exercise by the holders of notes of their right to require the Company to repurchase Notes, could cause a default under other Indebtedness of the Company (due to prohibitions of some events that would constitute a Change of Control or the financial effect of such repurchases on the Company). No assurances can be given that we will be able to acquire Notes tendered upon the occurrence of a Change of Control.

      Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance or compliance by any of the Guarantors with such laws and regulations shall not in and of itself cause a breach of their obligations under such covenant.

      If the Change of Control Purchase Date hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

     Sale of Assets and Subsidiary Stock

      The Indenture provides that we will not and the Subsidiary Guarantors will not, and neither we nor the Subsidiary Guarantors will permit any of our Subsidiaries to, in one or a series of related transactions with respect to assets or Equity Interests that have a fair market value of $1.5 million or more, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of their property, business or assets, including by merger or consolidation (in the case of a Subsidiary Guarantor or one of our Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of our Subsidiaries or Equity Interests of any of our Unrestricted Subsidiaries owned by us or any of our Subsidiaries and including any sale and leaseback transaction (any of the foregoing, an “Asset Sale”), unless:

(1) at least 80% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents, or Related Business Assets; and

(2) we determine in good faith that we receive or such Subsidiary receives, as applicable, fair market value for such Asset Sale.

For purposes of (1) above, total consideration received means the total consideration received for such Asset Sale, minus (a) any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet) of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary agreement that releases the Company or such Subsidiary from further liability minus (b) the fair market value of property that within 30 days of such Asset Sale is converted into cash or Cash Equivalents; provided, that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received.

      The Indenture provides that within 300 days following such Asset Sale or the receipt of such Net Cash Proceeds, the Net Cash Proceeds therefrom (the “Asset Sale Amount”) are:

(a) invested (or committed, pursuant to a binding commitment subject only to reasonable, customary closing conditions, to be invested, and in fact is so invested, within an additional 30 days) in Additional Assets (except in connection with the acquisition of a Subsidiary which is a Subsidiary Guarantor in a Related Business other than notes, bonds, obligation and securities) or used to make Permitted Investments other than clauses (a), (b), and (c), thereof, which in the good faith reasonable judgment of our Board of Directors will immediately constitute or be a part of a Related Business of the Company or its Subsidiaries following such transaction, or

(b) used to retire (i) Purchase Money Indebtedness secured by the asset which was the subject of the Asset Sale, or (ii) Indebtedness outstanding under the Credit Agreement and to permanently reduce the amount of such Indebtedness permitted to be incurred pursuant to paragraph (c) of the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” or

(c) applied to the optional redemption of the Notes in accordance with the terms of the Indenture and the repurchase or redemption of our other Indebtedness ranking on a parity with the Notes, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding.

Pending the final application of any Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by the Indenture.

      The accumulated Net Cash Proceeds from Asset Sales not applied as set forth in (a), (b) or (c) of the preceding paragraph shall constitute Excess Proceeds. Within 30 days after the date that the amount of Excess Proceeds exceeds $5.0 million, which date will not be prior to 330 days after to the Asset Sale that generated such Excess Proceeds, the Company shall apply the Excess Proceeds (the “Asset Sale Offer Amount”) to the repurchase of the Notes and such other Indebtedness ranking on a parity with the Notes and with similar provisions requiring us to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any) (pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding) (the “Asset Sale Offer”) at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the “Asset Sale Offer Price”) together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment. Each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the “Asset Sale Offer Period”).

      Upon expiration of the Asset Sale Offer Period, we shall apply the Asset Sale Offer Amount plus an amount equal to accrued and unpaid interest and Liquidated Damages, if any, to the purchase of all Indebtedness properly tendered in accordance with the provisions hereof (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued interest and Liquidated Damages, if any). To the extent that the aggregate amount of Notes and such other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, we may invest any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following the consummation of each Asset Sale Offer the Excess Proceeds amount shall be reset to zero.

      Notwithstanding, and without complying with, the provisions of this covenant:

(1) we may and our Subsidiaries may, in the ordinary course of business, (a) convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business and (b) liquidate Cash Equivalents;

(2) we may and our Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenant “Limitation on Merger, Sale or Consolidation;”

(3) we may and our Subsidiaries may sell or dispose of property that is damaged, worn out, obsolete or otherwise unsuitable for use in the ordinary course of our business;

(4) we may and our Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to us or any of the Subsidiary Guarantors, and Subsidiaries that are not Guarantors may convey, sell, transfer, assign or otherwise dispose of assets to any Wholly Owned Subsidiaries;

(5) we may and each of our Subsidiaries may surrender or waive contract rights or settle, release or surrender contract, tort or other litigation claims or grant Liens (and permit foreclosure thereon) not prohibited by the Indenture;

(6) each of our Subsidiaries may issue Equity Interests to the Company or to a Subsidiary Guarantor;

(7) we may and our Subsidiaries may make Restricted Payments that are not prohibited by the covenant described below under the caption “Limitation on Restricted Payments;” and

(8) we may and our Subsidiaries may grant in the ordinary course of business any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property.

      Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, our compliance or the compliance of any of our Subsidiaries with such laws and regulations shall not in and of itself cause a breach of our obligations under such covenant.

      If the payment date in connection with an Asset Sale Offer hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any, due on such Interest Payment Date) will be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

Certain Covenants

     Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock

      The Indenture provides that, except as set forth in this covenant, we will not and the Subsidiary Guarantors will not, and neither we nor the Subsidiary Guarantors will permit any of our Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to “incur” or, as appropriate, an “incurrence”), any Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness), other than Permitted Indebtedness.

      Notwithstanding the foregoing if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur as a consequence of such incurrence of Indebtedness and

(2) on the date of such incurrence (the “Incurrence Date”), our Consolidated Coverage Ratio for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness and the use of proceeds thereof, would be at least 2.25 to 1.0 (the “Debt Incurrence Ratio”), then we and the Subsidiary Guarantors may incur such Indebtedness (including Disqualified Capital Stock).

      In addition, the foregoing limitations of the first paragraph of this covenant will not prohibit:

(a) our incurrence or the incurrence by any Subsidiary Guarantor of Purchase Money Indebtedness; provided, that

(1) the aggregate amount of such Indebtedness incurred and outstanding at any time pursuant to this paragraph (a) (plus any Refinancing Indebtedness issued to retire, defease, refinance, replace or refund such Indebtedness) shall not exceed $25.0 million, and

(2) in each case, such Indebtedness shall not constitute more than 100% of our cost or the cost to such Subsidiary Guarantor, (determined in accordance with GAAP in good faith by our Board of Directors), as applicable, of the property so purchased, constructed, improved or leased;

(b) our incurrence or the incurrence by any Subsidiary Guarantor of Indebtedness in an aggregate amount outstanding at any time pursuant to this paragraph (b) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $30.0 million;

(c) our incurrence or the incurrence by any Subsidiary Guarantor of Indebtedness pursuant to the Credit Agreement in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (c) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $300.0 million, minus the amount of any such Indebtedness retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or commitments with respect to such Indebtedness pursuant to clause (b) of the second paragraph of the covenant “Sale of Assets and Subsidiary Stock.”

      Indebtedness (including Disqualified Capital Stock) of any Person which is outstanding at the time such Person becomes one of our Subsidiaries (including upon designation of any subsidiary or other Person as a Subsidiary) or is merged with or into or consolidated with us or one of our Subsidiaries shall be deemed to have been incurred at the time such Person becomes or is designated one of our Subsidiaries or is merged with or into or consolidated with us or one of our Subsidiaries as applicable.

      Notwithstanding any other provision of this covenant, but only to avoid duplication, a guarantee of our Indebtedness or of the Indebtedness of another Subsidiary Guarantor incurred in accordance with the terms of the Indenture will not constitute a separate incurrence, or amount outstanding, of Indebtedness. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness or described in clauses (a) through (c) above or is entitled to be incurred pursuant to the second paragraph of this covenant, we shall, in our sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant.

      Notwithstanding anything contained herein to the contrary, we will not and the Guarantors will not incur any Indebtedness that is contractually subordinate to any of our other Indebtedness or the other Indebtedness of any Guarantor unless such Indebtedness is at least as contractually subordinate to the Notes and the Guarantees, as applicable.

     Limitation on Restricted Payments

      The Indenture provides that we will not and the Subsidiary Guarantors will not, and neither we nor the Subsidiary Guarantors will permit any of our Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment:

(a) a Default or an Event of Default shall have occurred and be continuing,

(b) we are not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, or

(c) the aggregate amount of all Restricted Payments made by us and our Subsidiaries, including after giving effect to such proposed Restricted Payment, on and after the Issue Date, would exceed, without duplication, the sum of:

(1) 50% of our aggregate Consolidated Net Income for the period (taken as one accounting period), commencing on the first day of the fiscal quarter in which the Issue Date occurred, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation for which internal financial statements are available (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus

(2) the aggregate Net Cash Proceeds received by us from a Capital Contribution or from the sale of our Equity Interests (other than Disqualified Capital Stock) (other than (i) to one of our Subsidiaries, (ii) to the extent applied in connection with a Qualified Exchange or a Permitted Investment pursuant to clause (e) thereof or, to avoid duplication, otherwise given credit for in any provision of the second following paragraph, and (iii) any Net Cash Proceeds received by us from the Existing Convertible Debentures, the use of proceeds thereof, or any cancellation, conversion or retirement thereof), after the Issue Date, plus

(3) except in each case, in order to avoid duplication, to the extent any such payment or proceeds have been included in the calculation of Consolidated Net Income and the computation under clause (a) above, an amount equal to the net reduction in Investments (other than returns of or from Permitted Investments) in any Person resulting from cash distributions on or cash payments in respect of any Investments (other than Permitted Investments), including payments of interest on Indebtedness, dividends, repayments of loans or advances, or other distributions or other transfers of assets, in each case to the Company or any Subsidiary or from the Net Cash Proceeds from the sale of any such Investment or from redesignations of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of “Investments”), less the cost of disposition, plus

(4) $15.0 million.

      The foregoing clauses of the immediately preceding paragraph, however, will not prohibit:

(w) Permitted Payments to Holdings,

(x) any dividend, distribution or other payments by any of our Subsidiaries on its Equity Interests that is paid pro rata to all holders of such Equity Interests,

(y) a Qualified Exchange, or

(z) the payment of any dividend on Equity Interests within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions.

      The full amount of any Restricted Payment made pursuant to the foregoing clause (w) (other than payments pursuant to clause (B) of the definition of “Permitted Payments to Holdings”), (x) and (z) (but not pursuant to clause (y)) of the immediately preceding sentence, however, will be counted as Restricted Payments made for purposes of the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (C) of the first paragraph under the heading “Limitation on Restricted Payments.”

      For purposes of this covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof, as determined in the good faith reasonable judgment of our Board of Directors, unless stated otherwise, at the time made or returned, as applicable. Additionally, within 5 days of making each Restricted Payment we shall deliver an Officers’ Certificate to the Trustee describing in reasonable detail the nature of such Restricted Payment, stating the amount of such Restricted Payment, stating in reasonable detail the provisions of the Indenture pursuant to which such Restricted Payment was made and certifying that such Restricted Payment was made in compliance with the terms of the Indenture.

     Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

      The Indenture provides that we will not and the Subsidiary Guarantors will not, and neither we nor the Subsidiary Guarantors will permit any of our Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any of our Subsidiaries to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, us or any of our Subsidiaries, except:

(1) restrictions imposed by the Notes or the Indenture;

(2) restrictions imposed by applicable law;

(3) existing restrictions under Existing Indebtedness;

(4) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement (including any Equity Interest) relating to any property, asset, or business acquired by us or any of our Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired;

(5) any restriction imposed by Indebtedness incurred under the Credit Agreement pursuant to the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock”; provided, that such restriction or requirement is no less favorable to the Holders of the Notes taken as a whole than that imposed by the Credit Agreement as of the Issue Date;

(6) restrictions imposed pursuant to a binding agreement which has been entered into for the sale or disposition of Equity Interests or assets of the Company or any of its Subsidiaries; provided, that such restrictions apply solely to the Equity Interests or assets of the Company or the applicable Subsidiary which are being sold;

(7) restrictions on transfer contained in Purchase Money Indebtedness incurred pursuant to clause (a) of the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock”; provided, that such restrictions relate only to the transfer of the property acquired, constructed, installed or improved with the proceeds of such Purchase Money Indebtedness; and

(8) in connection with and pursuant to Refinancing Indebtedness, replacements of restrictions imposed pursuant to the agreements governing such Refinancing Indebtedness that are not less favorable to the Holders of the Notes taken as a whole than those being replaced.

      Notwithstanding the foregoing, (a) customary provisions restricting subletting or assignment of any lease or other contract entered into in the ordinary course of business, consistent with industry practice may apply to such lease or other contract and (b) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of the Indenture may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

     Limitation on Liens

      We will not and the Subsidiary Guarantors will not, and neither we nor the Subsidiary Guarantors will permit any of our Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the date of the Indenture or upon any income or profits therefrom, unless we provide, and cause our Subsidiaries to provide, concurrently therewith, that the Notes and the applicable Subsidiary Guarantees are equally and ratably so secured; provided that if such Lien secures Subordinated Indebtedness, the Lien shall be contractually subordinate and junior to the Lien securing the Notes (and any related applicable Subsidiary Guarantees) with the same relative priority as such Subordinated Indebtedness shall have with respect to the Notes (and any related applicable Subsidiary Guarantees), and provided, further, that this clause shall not be applicable to any Liens securing any Indebtedness which constitutes Acquired Indebtedness and which was in existence at the time of such transaction (unless such Indebtedness was incurred or such Lien created in connection with or in contemplation of, such transaction), so long as such Liens do not extend to or cover any of our property or assets or any property or assets of any of our Subsidiaries other than property or assets acquired in such transaction.

     Limitation on Transactions with Affiliates

      The Indenture provides that on or after the Issue Date we will not, and will not permit any of our Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”) other than Exempted Affiliate Transactions, unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (A) with respect to any Affiliate Transaction entered into after the Issue Date involving aggregate consideration in excess of $500,000, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (B) with respect to any Affiliate Transaction involving aggregate consideration in excess of $3 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing.

     Limitation on Merger, Sale or Consolidation

      The Indenture provides that we will not consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of our assets (such amounts to be computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless:

(1) either (a) we are the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of our obligations in connection with the Notes and the Indenture;

(2) no Default or Event of Default shall exist or shall occur immediately after giving effect to such transaction;

(3) immediately after giving effect to such transaction, the Consolidated Net Worth of the consolidated surviving or transferee entity is at least equal to our Consolidated Net Worth immediately prior to such transaction;

(4) unless such transaction is solely the merger of us and one of our previously existing Wholly Owned Subsidiaries which is also a Subsidiary Guarantor for the purpose of reincorporation into another jurisdiction and which transaction is not for the purpose of evading this provision and not in connection with any other transaction, immediately after giving effect to such transaction on a pro forma basis as if such transaction had occurred at the beginning of the applicable four-quarter period, the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock” or, if not, the Debt Incurrence Ratio on a pro forma basis is at least equal to the Debt Incurrence Ratio immediately prior thereto; and

(5) each Guarantor not released pursuant to the Indenture in connection with such transaction shall have confirmed in writing to the Trustee that its Guarantee shall apply to the obligations of the Company or the surviving entity in accordance with the Notes and the Indenture.

      Upon any consolidation or merger or any transfer of all of our assets in accordance with the foregoing, the successor corporation formed by such consolidation or into which we are merged or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and (except in the case of a lease) we shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, our interest in which constitutes all or substantially all of our properties and assets, to another Person shall be deemed to be the transfer of all or substantially all of our properties and assets.

      The phrase “all or substantially all” of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale of “all or substantially all” of our assets has occurred.

     Limitation on Lines of Business

      The Indenture provides that neither we nor any of our Subsidiaries will directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of our Board of Directors, is a Related Business.

     Subsidiary Guarantors

      The Indenture provides that all of our present and future Subsidiaries (other than Foreign Subsidiaries) jointly and severally will guaranty all principal, premium, if any, and interest on the Notes on a senior basis. The term Subsidiary does not include Unrestricted Subsidiaries.

      Notwithstanding anything herein or in the Indenture to the contrary, if any of our Subsidiaries (including Foreign Subsidiaries) that is not a Subsidiary Guarantor guarantees any of our other Indebtedness or any other Indebtedness of any Guarantor or any Subsidiary of Holdings, or we or any of our Subsidiaries, individually or collectively, pledges more than 65% of the Voting Equity Interests of a Subsidiary (including Foreign Subsidiaries) that is not a Subsidiary Guarantor to a lender to secure our Indebtedness or any Indebtedness of any Subsidiary Guarantor, then such Subsidiary must become a Subsidiary Guarantor.

     Merger of Guarantors; Release of Subsidiary Guarantors.

      The Indenture provides that no Guarantor will consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless, (1) subject to the provisions of the following paragraph and the other provisions of the Indenture, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall guarantee on a non-subordinated basis all of such Guarantor’s obligations under such Guarantor’s Guarantee on the terms set forth in the Indenture; and (2) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred or be continuing. The provisions of the covenant shall not apply to the merger of any Guarantors with and into each other or with or into us.

      Upon the sale or disposition (including by merger or stock purchase) of a Subsidiary Guarantor (as an entirety), or the designation of a Subsidiary to become an Unrestricted Subsidiary, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant Limitations on Sale of Assets, and Subsidiary Stock), such Subsidiary Guarantor will be deemed released from its obligations under its Subsidiary Guarantee of the Notes; provided, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, any Subordinated Indebtedness or any unsecured Indebtedness that ranks pari passu with the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor shall also terminate upon such release, sale or transfer.

     Limitation on Status as Investment Company

      The Indenture prohibits us and our Subsidiaries from being required to register as an “investment company” (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

Reports

      The Indenture provides that whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, we will deliver to the Trustee annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if we were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by our certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management’s discussion and analysis of financial condition and results of operations which would be so required and, unless the Commission will not accept such reports, file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission. This obligation may be satisfied by Holdings delivering and filing its statements and reports so long as it owns all of our Capital Stock.

Events of Default and Remedies

      The Indenture defines an “Event of Default” as:

(1) our failure to pay any installment of interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days,

(2) our failure to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable,

(3) our failure to observe or perform any other covenant or agreement contained in the Notes or the Indenture, including the other provisions of the covenants described above under the captions “Repurchase of Notes at the Option of the Holder Upon a Change of Control” and “Sale of Assets and

Subsidiary Stock,” and the continuance of such failure for a period of 45 days after written notice is given to us by the Trustee or to us and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding,

(4) certain events of bankruptcy, insolvency or reorganization in respect of us or any of our Significant Subsidiaries,

(5) a default in our Indebtedness or the Indebtedness of any of our Subsidiaries with an aggregate amount outstanding in excess of $10.0 million (a) resulting from the failure to pay principal at maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity,

(6) final unsatisfied judgments not covered by insurance aggregating in excess of $10.0 million, at any one time rendered against us or any of our Subsidiaries and not stayed, bonded or discharged within 60 days,

(7) the Parent Guarantee of the Parent Guarantor ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Parent Guarantee and the Indenture) or the Parent Guarantor denies or disaffirms its obligations under the Parent Guarantee and such Event of Default continues for 10 days, and

(8) any Subsidiary Guarantee of a Subsidiary Guarantor that is a Significant Subsidiary ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Subsidiary Guarantee and the Indenture) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee and such Event of Default continues for 10 days.

      The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default.

      If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (4) above relating to us or any of our Significant Subsidiaries), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to us (and to the Trustee if given by Holders) (an “Acceleration Notice”), may declare all principal, determined as set forth below, and accrued interest (and Liquidated Damages, if any) thereon to be due and payable immediately. If an Event of Default specified in clause (4), above, relating to us or any of our Significant Subsidiaries occurs, all principal and accrued interest (and Liquidated Damages, if any) thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration.

      Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any Default, except a Default in the payment of principal of or interest on any Note not yet cured without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity.

      Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Legal Defeasance and Covenant Defeasance

      The Indenture provides that we may, at our option, elect to discharge our obligations and the Guarantors’ obligations with respect to the outstanding Notes (“Legal Defeasance”). If Legal Defeasance occurs, we shall be deemed to have paid and discharged all amounts owed under the Notes, and the Indenture shall cease to be of further effect as to the Notes and Guarantees, except that:

(1) Holders will be entitled to receive timely payments for the principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes, from the funds deposited for that purpose (as explained below);

(2) Our obligations will continue with respect to the issuance of temporary Notes, the registration of Notes, and the replacement of mutilated, destroyed, lost or stolen Notes;

(3) The Trustee will retain its rights, powers, duties, and immunities, and we will retain our obligations in connection therewith; and

(4) Other Legal Defeasance provisions of the Indenture will remain in effect.

      In addition, we may, at our option and at any time, elect to cause the release of our obligations and the Guarantors’ with respect to most of the covenants in the Indenture (except as described otherwise therein) (“Covenant Defeasance”). If Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events) relating to us or any Significant Subsidiary or any Guarantor described under “Events of Default” will no longer constitute Events of Default with respect to the Notes. We may exercise Legal Defeasance regardless of whether we previously exercised Covenant Defeasance.

      In order to exercise either Legal Defeasance or Covenant Defeasance (each, a “Defeasance”):

(1) We must irrevocably deposit with the Trustee, in trust, for the benefit of Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment or any redemption date thereof, and the Trustee must have, for the benefit of Holders of the Notes, a valid, perfected, exclusive security interest in the trust;

(2) In the case of Legal Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) we have received from, or there has been published by the Internal Revenue Service, a ruling or

(b) since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Defeasance had not occurred;

(3) In the case of Covenant Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Defeasance had not occurred;

(4) No Default or Event of Default may have occurred and be continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or, insofar as Events of Default relating to bankruptcy or insolvency are concerned, may have occurred at any time from the date of the deposit to the 91st calendar day thereafter;

(5) The Defeasance may not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which we or any of our Subsidiaries are a party or by which we or any of our Subsidiaries are bound;

(6) We must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by us with the intent to hinder, delay or defraud any other of our creditors; and

(7) We must deliver to the Trustee an Officers’ Certificate confirming the satisfaction of conditions precedent relating to the Defeasance in clauses (1) through (6) above, and an opinion of counsel confirming the satisfaction of the conditions in clauses (1) (with respect to the validity and perfection of the security interest), (2), (3) and (5) above.

Amendments and Supplements

      The Indenture contains provisions permitting us, the Guarantors and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, we, the Guarantors and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided, that no such modification may, without the consent of each Holder affected thereby:

(1) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof at our option, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption at our option, on or after the Redemption Date), or after an Asset Sale has occurred reduce the Asset Sale Offer Price with respect to the corresponding Asset Sale or alter the provisions (including the defined terms used therein) regarding our right to redeem the Notes, or

(2) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or

(3) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby

(4) cause the Notes or any Guarantee to become contractually subordinate in right of payment to any other Indebtedness.

Governing Law

      The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

No Personal Liability of Partners, Stockholders, Officers, Directors

      The Indenture provides that no direct or indirect stockholder, employee, officer, Affiliate or director, as such, past, present or future of the Company, the Guarantors or any successor entity shall have any personal liability in respect of our obligations or the obligations of the Guarantors under the Indenture or the Notes by reason of his or its status as such stockholder, employee, officer, Affiliate or director, except that this provision shall in no way limit the obligation of any Guarantor pursuant to any guarantee of the Notes. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Certain Definitions

      “Acquired Indebtedness” means Indebtedness (including Disqualified Capital Stock) of any Person existing at the time such Person becomes a Subsidiary of the Company, including by designation, or is merged or consolidated into or with the Company or one of its Subsidiaries.

      “Acquisition” means the purchase or other acquisition of any Person or all or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

      “Additional Assets” means (i) any property or assets to be used by the Company or a Subsidiary in a Related Business, (ii) the Capital Stock of a Person that becomes a Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Subsidiary or (iii) Capital Stock constituting a minority of interest in any Person that at such time is a Subsidiary; provided that, in the case of clauses (ii) and (iii), such Subsidiary is engaged in a Related Business.

      “Affiliate” means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term “control” means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; provided, that with respect to ownership interest in the Company and its Subsidiaries, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to possess control.

      “Average Life” means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products (a) of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

      “Beneficial Owner” or “beneficial owner” for purposes of the definition of Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable.

      “Board of Directors” means, with respect to any Person, the board of directors (or if such Person is not a corporation, the equivalent board of managers or members or body performing similar functions for such Person) of such Person or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person.

      “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

      “Capital Contribution” means any contribution to the equity of the Company from a direct or indirect parent of the Company for which no consideration other than the issuance of Qualified Capital Stock is given.

      “Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

      “Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership, partnership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but in each case excluding any debt securities convertible into such stock, interests or other equivalents.

      “Cash Equivalent” means:

(1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof), or

(2) time deposits and certificates of deposit of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by any such bank (or by the parent corporation thereof), or

(3) commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc.

(4) repurchase agreements with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500 million for direct obligations issued by or fully guaranteed by the United States on which the Company shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of repurchase obligations and

(5) interests in money market mutual funds which invest solely in assets or securities of the type described in subparagraphs (1), (2), (3) or (4) hereof.

and in the case of each of (1), (2), (3) and (4) maturing within one year after the date of acquisition.

      “Change of Control” means such time as (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Initial Control Group, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the voting Capital Stock of the Company or Holdings, as the case may be; provided that the Initial Control Group “beneficially owns” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the voting Capital Stock of the Company or Holdings, as the case may be, than such other person and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company or Holdings, as the ease may be (for purposes of this definition, such other person shall be deemed to beneficially own any voting Capital Stock of a specified corporation held by a parent corporation, if such other person “beneficially owns” (as defined in this definition), directly or indirectly, more than 35% of the voting power of the voting Capital Stock of such parent corporation and the Initial Control Group “beneficially owns” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the voting Capital Stock of such parent corporation and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation) or (2) any Person (other than the Initial Control Group) (A) nominates one or more individuals for election to the Board of Directors of the Company or Holdings, as the case may be, (B) solicits proxies, authorizations or consents in connection therewith and (C) such number of nominees of such Person elected to serve on the board of directors in such election and all previous elections after the Issue Date and which are still serving on such Board of Directors represents a majority of the board of directors of the Company or Holdings, as the case may be, following such election.

      “Commission” means the United States Securities and Exchange Commission.

      “Consolidation” means, with respect to the Company, the consolidation of the accounts of the Subsidiaries with those of the Company, all in accordance with GAAP; provided, that “consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Company. The term “consolidated” has a correlative meaning to the foregoing.

      “Consolidated Coverage Ratio” of any Person means, for any period, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Fixed Charges, each determined for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the four-quarter reference period for which the Consolidated Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Coverage Ratio is made (the “Calculation Date”), which Indebtedness or preferred stock remains outstanding on the Calculation Date, then the Consolidated Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, and to the discharge of any other Indebtedness or preferred stock repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (A) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, (B) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (C) the Consolidated Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or business disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges will not be obligations of the Company or any of its Subsidiaries following the Calculation Date.

      “Consolidated EBITDA” means, for any period, the sum, without duplication, of (i) Consolidated Net Income of the Company for such period, plus (ii) Consolidated Fixed Charges of the Company for such period, plus (iii) provision for taxes based on income or profits for such period (to the extent such income or profits were included in computing such Consolidated Net Income for such period), plus (iv) consolidated depreciation, amortization and other non-cash charges of the Company and its Subsidiaries that were deducted in determining such Consolidated Net Income for such period, plus (v) to the extent deducted in determining such Consolidated Net Income for such period, expenses during such period consisting of internal software development costs that are expensed by the Company but that could have been capitalized during such period in accordance with GAAP and minus (vi) cash payments with respect to any non-recurring, non-cash charges previously added back pursuant to clause (iv); provided that Consolidated Net Income shall exclude the impact of foreign currency translations. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

      “Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (i) the consolidated interest expense of the Company and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financing, and net payments (if any) pursuant to Interest Swap and Hedging Obligations (but excluding commitment fees and other periodic bank charges)), (ii) the consolidated interest expense of the Company and its Subsidiaries that was capitalized during such period, (iii) the interest expense on Indebtedness of another Person that is guaranteed by the Company or one of its Subsidiaries or secured by a Lien on assets of the Company or one of its Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) the product of (A) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person payable to a party other than the Company or a Wholly Owned Subsidiary, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, on a consolidated basis and in accordance with GAAP.

      “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not the Company or a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application) shall be excluded, (v) the Net Income of, or any dividends or other distributions from, any Unrestricted Subsidiary, to the extent otherwise included, shall be excluded, except to the extent actually distributed to the Company or one of its Subsidiaries, (vi) all other extraordinary gains and extraordinary losses shall be excluded (vii) any Permitted Payments to Holdings (net of tax benefits related thereto), to the extent that such payments are for items which are accounted for as expenses by Holdings (including, without limitation, all payments of federal, state and local income taxes), shall be included, and (viii) any increase in the Company’s Net Income attributable to the cancellation, conversion or retirement of the Existing Convertible Debentures, if any, shall be excluded.

      “Consolidated Net Worth” of any Person at any date means the aggregate consolidated stockholders’ equity of such Person (plus amounts of equity attributable to preferred stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such Person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), (a) the amount of any such stockholders’ equity attributable to Disqualified Capital Stock or treasury stock of such Person and its Consolidated Subsidiaries, (b) all upward revaluations and other write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of going concern businesses made within 12 months after the acquisition of such business) in the book value of any asset of such Person or a Consolidated Subsidiary of such Person subsequent to the Issue Date, and (c) all Investments in subsidiaries that are not Consolidated Subsidiaries (except, in each case, Permitted Investments) and in Persons that are not Subsidiaries.

      “Consolidated Subsidiary” means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

      “Credit Agreement” means the credit agreement dated as of the Issue Date by and among the Company, certain of its Subsidiaries, Holdings, and certain financial institutions initially providing for (A) a term loan facility, and (B) a revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term “Credit Agreement” shall include agreements in respect of Interest Swap and Hedging Obligations with lenders (or Affiliates thereof) party to the Credit Agreement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any credit agreement:

(1) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby,

(2) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns, or

(3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder.

      “Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

      “Disqualified Capital Stock” means with respect to any Person, (a) Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased including at the option of the holder thereof by such Person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes and (b) any Equity Interests of any Subsidiary of such Person other than any common equity with no preferences, privileges, and no redemption or repayment provisions. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Company to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Company’s purchase of the Notes as are required to be purchased pursuant to the provisions of the Indenture as described under “Repurchase at the Option of Holders.”

      “Equity Interests” means Capital Stock or partnership, participation or membership interests and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests).

      “Equity Offering” means (a) an underwritten public offering pursuant to a registration statement filed with the Commission in accordance with the Securities Act of 1933, as amended, of (1) Equity Interests (other than Disqualified Capital Stock) of the Company or (2) Equity Interests (other than Disqualified Capital Stock) of Holdings, to the extent that the cash proceeds therefrom are used as a Capital Contribution to the Company or (b) an unregistered offering for cash of (1) Equity Interests (other than Disqualified Capital Stock) of the Company or (2) Equity Interests (other than Disqualified Capital Stock) of Holdings, to the extent that the cash proceeds therefrom are used as a Capital Contribution to the Company, in either case resulting in net proceeds to the Company of $30 million or more.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Exempted Affiliate Transaction” means (a) transactions under the agreement dated on or before the Issue Date (the “Real Estate Agreement”) among one or more Affiliates of the Carmel Trust and the Company in accordance with the terms of such Real Estate Agreement as in effect on the Issue Date and any amendments, modifications, restatements, renewals or supplements thereto; provided that any such amendment, modification, restatement, renewal or supplement to the Real Estate Agreement contains provisions that are no less favorable to the Holders of the Notes than those contained in the Real Estate Agreement as in effect on the issue Date and has been approved by a majority of the disinterested members of the Board of Directors as evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee, (b) customary employment agreements and compensation and benefit arrangements with employees, officers, directors or consultants entered into by the Company or any of its Subsidiaries in the ordinary course of business of the Company or such Subsidiary, (b) transactions solely between or among the Company and any of its Consolidated Subsidiaries or solely among Consolidated Subsidiaries of the Company, (c) transactions that are permitted by the covenant described above under the caption “Restricted Payments” or (d) the provision of administrative or management services by the Company or any of its officers to any of its Subsidiaries in the ordinary course of business.

      “Existing Convertible Debentures” means (1) the Convertible Subordinated Notes due September 1, 2006, issued by Holdings, (2) the intercompany note related thereto, and (3) any convertible securities issued by Holdings on the Issue Date and the proceeds thereof.

      “Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries (other than (i) Indebtedness under the Credit Agreement, (ii) Indebtedness under the Third Amended and Restated Credit Agreement, dated as of September 30, 1999, among the Company, The Chase Manhattan Bank, DLJ

Capital Funding, Inc., Lehman Commercial Paper Inc., and the lenders from time to time parties thereto, as amended to the Issue Date, and (iii) the Existing Convertible Debentures) in existence on the Issue Date, reduced to the extent such amounts are repaid, refinanced or retired.

      “Foreign Subsidiary” means any Subsidiary of the Company which (i) is not organized under the laws of the United States, any state thereof or the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

      “GAAP” means United States generally accepted accounting principles, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP as in effect on the Issue Date.

      “Holdings” means CSK Auto Corporation, a Delaware corporation.

      “Indebtedness” of any Person means, without duplication,

(a) all liabilities and obligations, contingent or otherwise, of such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP, (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (2) evidenced by bonds, notes, debentures or similar instruments, or (3) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;

(b) all liabilities and obligations, contingent or otherwise, of such Person (1) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks, (2) relating to any Capitalized Lease Obligation, or (3) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

(c) all net obligations of such Person under Interest Swap and Hedging Obligations;

(d) all liabilities and obligations of others of the kind described in the preceding clause (a), (b) or (c) that such Person has guaranteed or provided credit support or that is otherwise its legal liability or which are secured by any assets or property of such Person;

(e) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties; and

(f) all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends).

      For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

      The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount will not be deemed to be an incurrence and (2) the principal amount thereof, in the case of any other Indebtedness.

      “Initial Control Group” means (i) Investcorp, (ii) members of the Management Group, (iii) any Person to the extent acting in the capacity of an underwriter in connection with a public or private offering of the Company’s or Holding’s Capital Stock and (iv) any Affiliate of Investcorp.

      “Interest Swap and Hedging Obligation” means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

      “Investcorp” means INVESTCORP S.A., a Luxembourg corporation.

      “Investment” by any Person in any other Person means (without duplication):

(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of Equity Interests, capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person;

(b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable, endorsements for collection, advances to officers or employees or deposits arising in the ordinary course of business);

(c) other than guarantees of Indebtedness of the Company or any Subsidiary Guarantor to the extent permitted by the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;

(d) the making of any capital contribution by such Person to such other Person; and

(e) the designation by the Board of Directors of the Company of any Person to be an Unrestricted Subsidiary.

      The Company shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither the Company nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Subsidiary of the Company shall be deemed an Investment valued at its fair market value at the time of such transfer. The Company or any of its Subsidiaries shall be deemed to have made an Investment in a Person that is or was required to be a Subsidiary Guarantor if, upon the issuance, sale or other disposition of any portion of the Company’s or the Subsidiary’s ownership in the Capital Stock of such Person, such Person ceases to be a Subsidiary Guarantor and the Company or any of its Subsidiaries retains any rights or interests that would constitute an “Investment” under clauses (a) through (e) above. The fair market value of each Investment shall be measured at the time made or returned, as applicable.

      “Issue Date” means the date of first issuance of the Notes under the Indenture.

      “Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

      “Liquidated Damages” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

      “Management Group” means any Officer of the Company or Holdings.

      “Net Cash Proceeds” means the aggregate amount of cash or Cash Equivalents received by the Company in the case of a sale, or Capital Contribution in respect, of Equity Interests (other than Disqualified Capital Stock) and by the Company and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Equity Interests (other than Disqualified Capital Stock) upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt, other than the Existing Convertible Debentures) of the Company that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and, expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Equity Interests (other than Disqualified Capital Stock), and, in the case of an Asset Sale only, less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes, less all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale and less any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

      “Net Income” means for any period with respect to any Person, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (A) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (B) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

      “Offering” means the offering of the Notes by the Company.

      “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

      “Officers’ Certificate” means the officers’ certificate to be delivered upon the occurrence of certain events as set forth in the Indenture.

      “Permitted Indebtedness” means that:

(a) the Company and the Guarantors may incur Indebtedness evidenced by the Notes and the Guarantees issued pursuant to the Indenture up to the amounts being issued on the original Issue Date less any amounts repaid or retired;

(b) the Company and the Subsidiary Guarantors, as applicable, may incur Refinancing Indebtedness with respect to any Existing Indebtedness (other than the Existing Convertible Debentures), any Indebtedness (including Disqualified Capital Stock), described in clause (a) of this definition or incurred pursuant to the Debt Incurrence Ratio test of the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” or which was refinanced pursuant to this clause (b);

(c) the Company and its Subsidiaries may incur Indebtedness solely in respect of bankers acceptances, letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money or other Indebtedness), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Company’s industry;

(d) the Company may incur Indebtedness owed to (borrowed from) any Subsidiary Guarantor, and any Subsidiary Guarantor may incur Indebtedness owed to (borrowed from) any other Subsidiary Guarantor or the Company; provided, that in the case of Indebtedness of the Company, such obligations shall be unsecured and, other than Indebtedness that the Company or a Subsidiary Guarantor has pledged to the lenders under the Credit Agreement, contractually subordinated in all respects to the Company’s obligations pursuant to the Notes or such Subsidiary Guarantor’s obligations pursuant to its Subsidiary Guarantee and any event that causes such Subsidiary Guarantor no longer to be a Subsidiary Guarantor (including by designation to be an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such issuer of such Indebtedness and any guarantor thereof subject to the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Stock;”

(e) any Subsidiary Guarantor may guaranty any Indebtedness of the Company or another Subsidiary Guarantor that was permitted to be incurred pursuant to the Indenture;

(f) any Foreign Subsidiary may incur Indebtedness owed to (borrowed from) the Company or any other Foreign Subsidiary; and

(g) the Company and the Subsidiary Guarantors may incur Interest Swap and Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency.

(h) Indebtedness incurred by the Company or any of its Subsidiaries that is a Subsidiary Guarantor arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of the Company or any of its Subsidiaries in connection with the disposition of a portion of the business or assets of a Subsidiary of the Company in a principal amount not to exceed 25% of the gross proceeds (with proceeds other than cash or Cash Equivalents being valued at the fair market value thereof as determined by the Board of Directors of the Company in good faith) actually received by the Company or any of its Subsidiaries in connection with such disposition.

      “Permitted Investment” means:

(a) any Investment in any of the Notes;

(b) any Investment in Cash Equivalents;

(c) intercompany notes to the extent permitted under clause (d) of the definition of “Permitted Indebtedness”;

(d) any Investment by the Company or any Subsidiary in a Person in a Related Business if as a result of such Investment such Person becomes a Subsidiary Guarantor or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to or is liquidated into, the Company or a Subsidiary Guarantor;

(e) any Investment in any Person in exchange for the Company’s Equity Interests (other than Disqualified Capital Stock) or the Net Cash Proceeds of any substantially concurrent sale of the Company’s Equity Interests (other than (1) Disqualified Capital Stock, and (2) any Net Cash Proceeds received by us from the Existing Convertible Debentures, the use of proceeds thereof, or any cancellation, conversion or retirement thereof);

(f) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Sales of Assets and Subsidiary Stock” or in connection with a disposition of assets not constituting an Asset Sale;

(g) stock, obligations or securities of customers or trade creditors received in the ordinary course of business in satisfaction of judgments, in settlement of debts or in connection with bankruptcy proceedings (other than in respect of other Permitted Investments);

(h) any Investment existing on the Issue Date;

(i) Investments in Interest Swap and Hedging Obligations otherwise permitted under the Indenture;

(j) any Investments in the Company so long as the proceeds of such Investment are received by the Company or a Subsidiary Guarantor or any Investment in a Subsidiary of the Company that is a Subsidiary Guarantor and that is engaged in a Related Business or any Investment by any Subsidiary Guarantor in the form of any guarantee of Indebtedness of the Company the incurrence of which was not prohibited by the covenant described above under the caption “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock”;

(k) Investments in the form of promissory notes of members of the Company’s or Holdings’ management in consideration of the purchase by such members of Equity Interests (other than Disqualified Capital Stock) in the Company or Holdings; provided that such Investments made under this clause (k) do not exceed $2.5 million at any time outstanding; and

(l) other Investments in any Person that do not exceed $5 million at any time outstanding.

      “Permitted Lien” means:

(1) Liens existing on the Issue Date;

(2) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings and, if any reserve or other provision is required in accordance with GAAP, adequate reserves with respect thereto shall have been made on the books of the Company in accordance with GAAP;

(3) statutory liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (1) the underlying obligations are not overdue for a period of more than 30 days, or (2) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(4) Liens collateralizing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(5) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(6) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

(7) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation;

(8) Liens collateralizing the Notes;

(9) Liens collateralizing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens collateralizing Indebtedness incurred in connection with an Acquisition, provided, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any assets other than those of the person so merged or acquired;

(10) Liens arising from Purchase Money Indebtedness permitted to be incurred pursuant to clause (a) of the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock” provided such Liens relate solely to the property which is subject to such Purchase Money Indebtedness;

(11) leases or subleases granted to other Persons;

(12) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(13) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness, and provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced;

(14) Liens collateralizing Indebtedness incurred under the Credit Agreement in accordance with the terms of the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock”;

(15) Liens in favor of the Company;

(16) liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition;

(17) liens securing reimbursement obligations with respect to letters of credit which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof;

(18) liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

(19) liens arising out of consignment or similar arrangements for the sale of goods; and

(20) any condemnation or eminent domain proceedings affecting any real property.

      “Permitted Payments to Holdings” means the payment of dividends, other distributions or other amounts by the Company to Holdings, without duplication as to amounts:

(A) in amounts equal to the amounts required for Holdings to pay franchise taxes and other fees required to maintain its corporate existence and provide for other operating costs; provided that the aggregate amount of such payments, dividends and distributions pursuant to this clause (A) shall not exceed $250,000 in any fiscal year;

(B) in amounts equal to amounts required for Holdings to pay federal, state and local income taxes to the extent such income taxes are attributable to the income of the Company and its Subsidiaries (and, to the extent of amounts actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries);

(C) in amounts equal to amounts expended by Holdings to redeem, or otherwise acquire or retire for value any Equity Interest of Holdings held by any member of Holdings’, the Company’s or any Subsidiary’s management pursuant to any management agreement or stock option agreement and amounts loaned or advanced by Holdings to any member of Holdings’, the Company’s or any Subsidiary’s management to enable such person to purchase any Equity Interests of Holdings; provided that the aggregate amounts distributed to Holdings pursuant to this clause (C) will not exceed $500,000 in any fiscal year or $1,500,000 in the aggregate (net of cash proceeds received by Holdings from the subsequent reissuance of Equity Interests to new members of management, except to the extent such proceeds are contributed by Holdings to the Company); and

(D) to reimburse Holdings for costs, fees and. expenses incident to a registration of any of the Capital Stock of Holdings for a primary or secondary offering under the Securities Act, to the extent that (x) the net proceeds of such primary offering (if it is completed) are, or the net proceeds from original issuance of such securities in the case of a secondary offering, were, contributed to, or otherwise used for the benefit of, the Company and (y) the costs, fees and expenses are allocated among Holdings and any selling shareholders in such proportion as is required by an applicable shareholders agreement or, to the extent no applicable shareholders agreement exists, as is appropriate to reflect the relative proceeds received by Holdings and such selling shareholders.

      “Person” or “person” means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, limited liability company, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

      “Pro Forma” or “pro forma” shall have the meaning set forth in Regulation S-X of the Securities Act of 1933, as amended, unless otherwise specifically stated herein.

      “Purchase Money Indebtedness” of any Person means any Capitalized Lease Obligation of such Person or any other Indebtedness of such Person, in either case to any seller or other Person incurred to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease), construction, installation or improvement of any after acquired real or personal tangible property which, in the reasonable good faith judgment of the Board of Directors of the Company, is directly related to a Related Business of the Company and which is incurred concurrently within 180 days following with such acquisition, construction, installation or improvement.

      “Qualified Capital Stock” means any Capital Stock of the Company that is not Disqualified Capital Stock.

      “Qualified Exchange” means:

(1) other than with the Net Cash Proceeds received by the Company from the proceeds of the Existing Convertible Debentures, any legal defeasance, redemption, retirement, repurchase or other acquisition of Equity Interests, or Indebtedness of the Company with the Net Cash Proceeds received by the Company from the substantially concurrent sale of, or a Capital Contribution with respect to, its Equity Interests (other than Disqualified Capital Stock) (other than to a Subsidiary) or, to the extent used to retire Indebtedness (other than Disqualified Capital Stock) of the Company issued after the Issue Date, Subordinated Refinancing Indebtedness of the Company;

(2) any issuance of Equity Interests (other than Disqualified Capital Stock) of the Company in exchange for any Equity Interests or Indebtedness of the Company; or

(3) any issuance of Subordinated Refinancing Indebtedness of the Company in exchange for Indebtedness (other than Disqualified Capital Stock) of the Company.

      “Recourse Indebtedness” means Indebtedness (a) as to which neither the Company nor any of its Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (2) is directly or indirectly liable (as a guarantor or otherwise), or (3) constitutes the lender, and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

      “Reference Period” with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) for which internal financial statements are available ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

      “Refinancing Indebtedness” means Indebtedness (including Disqualified Capital Stock) (a) issued in exchange for, or the proceeds from the issuance and sale of which are used to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a “Refinancing”), any Indebtedness (including Disqualified Capital Stock) in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable fees and expenses incurred in connection with the Refinancing plus the amount of any premium paid in connection with such Refinancing) the lesser of (1) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness (including Disqualified Capital Stock) so Refinanced, and (2) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, that (A) such Refinancing Indebtedness shall only be used to refinance outstanding Indebtedness (including Disqualified Capital Stock) of such Person issuing such Refinancing Indebtedness, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness (including Disqualified Capital Stock) to be so refinanced at the time of such Refinancing and (y) in all respects, be no less contractually subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness (including Disqualified Capital Stock) to be refinanced, and (C) if such Refinancing Indebtedness is subordinated to the Notes, such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness (including Disqualified Capital Stock) to be so refinanced or, if sooner, 91 days after the Stated Maturity of the Notes.

      “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

      “Related Business” means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses or reasonable extensions or expansions thereof.

      “Related Business Assets” means (i) any property or assets to be used by the Company or a Subsidiary in a Related Business, (ii) the Capital Stock of a Person that becomes a Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Subsidiary, or (iii) Capital Stock constituting a minority of interest in any Person that at such time is a Subsidiary; provided that, in the case of clauses (ii) and (iii), such Subsidiary is engaged in a Related Business.

      “Restricted Investment” means, in one or a series of related transactions, any Investment, other than other Permitted Investments.

      “Restricted Payment” means, with respect to any Person:

(a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person, or any parent of such Person;

(b) any payment (except to the extent with Qualified Capital Stock) by such Person on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any parent of such Person (other than such Equity Interests owned by the Company or any Subsidiary Guarantor);

(c) other than with (1) the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, or (2) any remaining Net Cash Proceeds from an Asset Sale, to the extent that the aggregate amount of Notes and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, any purchase, redemption, or other acquisition or retirement for value of, or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or a Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness;

(d) any Restricted Investment by such Person; and

(e) any payment (except to the extent with Equity Interests (other than Disqualified Capital Stock)) with respect to the Existing Convertible Debentures;

provided, however, that the term “Restricted Payment” does not include (1) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in Equity Interests (other than Disqualified Capital Stock of such issuer, or (2) any dividend, distribution or other payment to the Company, or to any Subsidiary(and if such Subsidiary is not a Wholly Owned Subsidiary, to its other shareholders on a pro rata basis), by the Company or any of its Subsidiaries and any Investment in any Subsidiary Guarantor by the Company or any Subsidiary.

      “Significant Subsidiary” shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

      “Stated Maturity,” when used with respect to any Note, means June 15, 2006.

      “Subsidiary Guarantor” means each of the Company’s present and future Subsidiaries that at the time are guarantors of the Notes in accordance with the Indenture.

      “Subordinated Indebtedness” means Indebtedness of the Company or a Subsidiary Guarantor that is subordinated in right of payment by its terms or the terms of any document or instrument or instrument relating thereto (“contractually”) to the Notes or such Subsidiary Guarantee, as applicable, in any respect.

      “Subordinated Refinancing Indebtedness” means any Refinancing Indebtedness the incurrence of which is not prohibited by the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock” that is Subordinated Indebtedness.

      “Subsidiary,” with respect to any Person, means (1) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest, or (3) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of the Company (including a Significant Subsidiary of the Company) or of any Subsidiary of the Company. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Company.

      “Unrestricted Subsidiary” means any subsidiary of the Company that does not directly, indirectly or beneficially own any Capital Stock of, any Subordinated Indebtedness of, or own or hold any Lien on any property of, the Company or any parent of the Company or any other Subsidiary of the Company and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company); provided, that such Subsidiary at the time of such designation (a) has no Recourse Indebtedness; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Subsidiaries. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary, provided, that (1) no Default or Event of Default is existing or will occur as a consequence thereof, and (2) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio of the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock.” Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

      “U.S. Government Obligations” means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

      “Wholly Owned Subsidiary” means a Subsidiary all the Equity Interests of which (other than directors’ qualifying shares) are owned by the Company or one or more Wholly Owned Subsidiaries of the Company or a combination thereof. Unrestricted Subsidiaries shall not be included in the definition of Wholly Owned Subsidiary for any purposes of this Indenture (except, as the context may otherwise require, for purposes of the definition of “Unrestricted Subsidiary”).

Book-Entry; Delivery; Form and Transfer

      The new Notes will initially be in the form of one or more registered global notes without interest coupons (collectively, the “U.S. Global Notes”). Upon issuance, the U.S. Global Notes will be deposited with the Trustee, as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC’s Direct and Indirect Participants (as defined below). All registered global notes are referred to herein collectively as “Global Notes.”

      Transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (including, if applicable, those of Euroclear and Clearstream, Luxembourg), which may change from time to time.

      The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form in certain limited circumstances. See “— Transfer of Interests in Global Notes for Certificated Notes.”

      Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

     Depositary Procedures

      DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Direct Participants”) and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the “Indirect Participants”), including Euroclear and Clearstream, Luxembourg. DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and such other person’s ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant and not on the records maintained by DTC.

      DTC has advised us that, pursuant to DTC’s procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes that have been allocated to them by the Initial Purchasers, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

      Investors in the Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC.

      The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes see “— Transfers of Interests in Global Notes for Certificated Notes.”

      Except as described in “— Transfers of Interests in Global Notes for Certificated Notes,” owners of beneficial interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

      Under the terms of the Indenture, we, the Guarantors and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither we, the Guarantors, the Trustee nor any agent of ours, the Guarantors or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Direct Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Direct Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

      DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant’s respective ownership interests in the Global Notes as shown on DTC’s records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, us or the Guarantors. None of we, the Guarantors or the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

      The Global Notes will trade in DTC’s Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds.

      DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See “— Transfers of Interests in Global Notes for Certificated Notes.”

      Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the new Global Notes among Direct Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of we, the Guarantors, the Initial Purchasers or the Trustee shall have any responsibility for the performance by DTC or its respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

      The information in this section concerning DTC and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Transfers of Interests in Global Notes for Certificated Notes

      An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons (“Certificated Notes”) if (i) DTC (x) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we thereupon fail to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) we at our option, notify the Trustee in writing that we elect to cause the issuance of Certificated Notes or (iii) upon the request of the Trustee or Holders of a majority of the outstanding principal amount of Notes, after there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, we will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and DTC identify as being the beneficial owner of the related Notes.

      Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC’s customary procedures).

      None of we, the Guarantors or the Trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of Notes, and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

Same Day Settlement and Payment

      The Indenture will require that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, we will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. We expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

Registration Rights; Liquidated Damages

      The Company, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement on December 21, 2001. In the Registration Rights Agreement, the Company agreed to file the Exchange Offer Registration Statement with the Commission within 60 days of the Closing Date, and use its reasonable best efforts to have it declared effective within 180 days of the Closing Date. The Company also agreed to use its reasonable best efforts to cause the Exchange Offer Registration Statement to be effective continuously, to keep the Exchange Offer open for a period of not less than 30 days and use its reasonable best efforts to cause the Exchange Offer to be consummated no later than the 40th day after it is declared effective by the Commission. Pursuant to the Exchange Offer, certain Holders of Notes which constitute Transfer Restricted Securities may exchange their Transfer Restricted Securities for registered Notes. To participate in the Exchange Offer, each Holder must represent that it is not an affiliate of the Company, it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Notes that are issued in the Exchange Offer, and that it is acquiring the Notes in the Exchange Offer in its ordinary course of business.

      If (i) the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Notes which are Transfer Restricted Securities notifies the Company prior to the 20th business day following the consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer, (b) it may not resell the Notes acquired by it in the Exchange Offer to the public without delivering a prospectus, and the prospectus contained in the Exchange Offer Registration

Statement is not appropriate or available for such resales by it, or (c) it is a broker-dealer and holds Notes acquired directly from the Company or any of the Company’s affiliates, the Company and the Guarantors will file with the Commission a Shelf Registration Statement to register for public resale the Transfer Restricted Securities held by any such Holder who provides the Company with certain information for inclusion in the Shelf Registration Statement.

      For the purposes of the Registration Rights Agreement, “Transfer Restricted Securities” means each Note until the earliest on the date of which (i) such Note is exchanged in the Exchange Offer and entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) such Note has been disposed of in accordance with the Shelf Registration Statement, (iii) such Note is disposed of by a Broker-Dealer pursuant to the “Plan of Distribution” contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein) or (iv) such Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

      The Registration Rights Agreement provides that (i) if the Company fails to file an Exchange Offer Registration Statement with the Commission on or prior to the 60th day after the Closing Date, (ii) if the Exchange Offer Registration Statement is not declared effective by the Commission on or prior to the 180th day after the Closing Date, (iii) if the Exchange Offer is not consummated on or before the 40th day after the Exchange Offer Registration Statement is declared effective, (iv) if obligated to file the Shelf Registration Statement and the Company and the Guarantors fails to file the Shelf Registration Statement with the Commission on or prior to the 60th day after such filing obligation arises, (v) if obligated to file a Shelf Registration Statement and the Shelf Registration Statement is not declared effective on or prior to the 150th day after the obligation to file a Shelf Registration Statement arises, or (vi) if the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities, for such time of non-effectiveness or non-usability (each, a “Registration Default”), the Company and the Guarantors agrees to pay to each Holder of Transfer Restricted Securities affected thereby liquidated damages (“Liquidated Damages”) in an amount equal to 0.50% per annum of the principal amount of Transfer Restricted Securities held by such Holder for the first 90 day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional 0.50% per annum of the principal amount of Transfer Restricted Securities with respect to each subsequent 90 day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of 2.0% per annum of the principal amount of Transfer Restricted Securities. The Company shall not be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease except as provided in the next paragraph.

      In addition, the Company and the Guarantors agree to pay to each Holder Liquidated Damages in an amount equal to 0.50% per annum of the principal amount of Notes held by such Holder for the first 90 day period during which we are required to pay liquidated damages or default interest rates to the holders of the 7% convertible subordinated debentures (each, a “Debenture Default”). The amount of the Liquidated Damages shall increase by an additional 0.50% per annum of the principal amount of Notes with respect to each subsequent 90 day period until all Debenture Defaults are cured, up to a maximum amount of Liquidated Damages of 2.0% per annum of the principal amount of Notes. The Company shall not be required to pay Liquidated Damages for more than one Debenture Default at any given time. Following the cessation of all Debenture Defaults, the accrual of Liquidated Damages will cease except as provided in the preceding paragraph.

      All accrued Liquidated Damages shall be paid by the Company in cash on the regular interest payment dates with respect to the Notes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

      From time to time we have entered into real property leases with related parties.

•	In October 1989, we entered into a nine-year lease (the “Initial Lease”) for our corporate headquarters in Phoenix, Arizona, with an unaffiliated landlord. During January 1994, Missouri Falls Holdings Corp., an affiliate of Carmel, acquired an interest in the partnership (“Missouri Falls Partners”) which acquired the building and assumed the lease between the former landlord and us. In October 1996, we extended the Initial Lease through October 2006. The lease relates to approximately 78,577 square feet and provides for a current annual base rent of approximately $1,670,000.

•	In April 1995, we assumed a lease (the “Subsequent Lease”) between a former tenant and Missouri Falls Partners (successor in interest to Spectrum Properties Incorporated) for approximately 11,683 square feet of additional office space at our corporate headquarters. In October 1996, we extended the Subsequent Lease through October 2006. At its originally scheduled termination as of April 1998, rent under the Subsequent Lease increased to the same per square foot rent as is charged under the Initial Lease to a total annual base rent of $221,510. The annual base rent as of November 1, 2001 for this lease is approximately $249,000.

•	Under multiple agreements with Missouri Falls Partners that expire in October 2006, we lease 24,431 square feet of additional space at the above premises. The annual base rent as of November 1, 2001 for these leases is approximately $544,000.

•	We also lease from MFP Holdings, LLC, an affiliate of Carmel, a parking lot adjacent to our corporate headquarters for an annual base rent of $62,506 under a separate lease that expires in October 2006.

      In December 2001, we extended the terms of all of these leases through October 2012, on terms and conditions consistent with the existing leases.

      From time to time, we have entered into sale-leaseback or other financing arrangements with related parties.

•	Beginning in October 1995, we entered into a series of sale-leaseback transactions with Transatlantic Realty, Inc. (“Realty”), another affiliate of Carmel, for various real property and fixtures. The total funding provided by Realty in these transactions through February 4, 2001 was approximately $33.1 million (of which $27.3 million was for real property and $5.8 million was for fixtures). This amount represented our cost of such assets. We have replaced all of the real property sale-leasebacks and certain of the fixture sale-leasebacks with similar arrangements with unrelated third parties.

•	Beginning in October 1996, we entered into a series of sale-leaseback transactions with Transatlantic Leasing, Inc. (“Leasing”), another affiliate of Carmel, for certain real property. The terms of the leases under the facility with Leasing were set in arm’s-length negotiations. As of February 4, 2001, all of these real property sale-leasebacks were replaced with similar arrangements with unrelated third parties. In October 1997, we established a new sale-leaseback facility and we terminated the facility with Leasing.

      We believe that the terms of the transactions with related parties described above in this section were no less favorable to us than terms that may have been available from independent third parties at the time of the applicable transaction.

      In connection with his engagement as Chief Executive Officer, we loaned Mr. Jenkins $550,000, which he used to finance the purchase of the new home required as a result of his relocation. The loan was to mature in 1999 and bear interest at a rate of 4.545%. This loan was authorized by the Board of Directors prior to the commencement of Mr. Jenkins’ employment. In September 1999, we agreed to forgive $300,000 principal amount of the loan on November 1, 1999, and $250,000 principal amount together with accrued and unpaid interest thereon on February 1, 2000, provided that Mr. Jenkins remained employed on such date (unless his failure to remain employed was caused by our termination of his employment).

Stockholders’ Agreement

      At the time of our recapitalization in October 1996, CSK Auto Corporation entered into a stockholders’ agreement with each of our stockholders at the time (the “Agreeing Stockholders”). This agreement restricts the transfer of shares of our common stock held by the Agreeing Stockholders. The stockholders’ agreement also entitles the Agreeing Stockholders to certain rights regarding the transfer of their shares and corporate governance. Any party who purchased shares from the Agreeing Stockholders became a party to the stockholders’ agreement as well. In addition, in December 1997, upon the purchase of newly issued common stock, Transatlantic Investments, LLC (formerly known as Transatlantic Finance, Ltd.), and South Bay Limited, an affiliate of Investcorp, and their subsequent transferees, became parties to the stockholders’ agreement.

      Transfer Restrictions. When any Agreeing Stockholder desires to sell its shares, the stockholders’ agreement provides that we and each of the other Agreeing Stockholders have, except as set forth below, a “right of first refusal” on those shares. We have a right of first refusal in the case of any proposed sales or other transfers of shares by any Agreeing Stockholder, and if we do not elect to purchase all such shares, such right can be executed by the other Agreeing Stockholders. The right of first refusal is a right to purchase such offered shares on the same terms and conditions as the proposed third-party sale, except (1) in the case of transfers to affiliates and certain family members (“Permitted Transferees”), (2) pursuant to a registered public offering, or (3) pursuant to Rule 144 under the Securities Act. Any Agreeing Stockholder wishing to sell any of its shares, whether or not it has received a third-party offer, may offer to sell those shares to us and the other Agreeing Stockholders on terms and conditions established by the selling Agreeing Stockholder. In the event that we and/or the other Agreeing Stockholders do not purchase the shares, the selling Agreeing Stockholder may sell the shares to third parties on terms and conditions specified in the stockholders’ agreement.

      The stockholders’ agreement also provides the Original Investcorp Group and the Original Carmel Group (each as defined below) with “Drag-Along” rights. If members of the Original Investcorp Group or the Original Carmel Group were to desire to sell all of their shares to an unaffiliated third-party who has offered to acquire all of our outstanding shares, then the selling Agreeing Stockholders would have the right to require each of the other Agreeing Stockholders to sell all of their shares in the same transaction and upon the same terms and conditions; provided that the other Agreeing Stockholders would have the right to purchase, and/or have us purchase, from the selling Agreeing Stockholders all of the shares held by the selling Agreeing Stockholders upon the terms and conditions of the third party offer. For these purposes, the “Original Investcorp Group” shall mean the members of the Investcorp Group (except South Bay and its transferees) and each of their Permitted Transferees; the “Original Carmel Group” shall mean Carmel and each of its Permitted Transferees; the “Investcorp Group” shall mean the members of the Investcorp Group and each of their respective transferees and subsequent transferees; and the “Carmel Group” shall mean Carmel, Transatlantic and each of their transferees and subsequent transferees.

      The stockholders’ agreement also provides Agreeing Stockholders with “Tag-Along Rights.” If any Agreeing Stockholder (the “Proposed Transferor”) proposed to transfer any shares (other than to Permitted Transferees, or pursuant to a registered public offering or under Rule 144) to any person (the “Proposed Purchaser”), each of the other Agreeing Stockholders would have the right to require the Proposed Purchaser to purchase a pro rata portion of its shares, and the Proposed Transferor would have to make a corresponding reduction in the number of its shares to be purchased. Each Agreeing Stockholder also has preemptive rights under certain circumstances to acquire a portion of any additional shares we offer at any time, other than in connection with a public offering and certain non-cash issuances, in order to enable such Agreeing Stockholder to maintain its percentage equity ownership.

      The stockholders’ agreement also contains “Buy-Sell” provisions. Members of the Investcorp Group or the Carmel Group have the right to offer all of their shares for sale to the other Agreeing Stockholders who are members of the other group at a price established by the offering Agreeing Stockholders. If we and/or the offeree Agreeing Stockholders do not purchase the offered shares, the offering Agreeing Stockholders must then purchase all of the shares held by the members of the other group at the price first offered by the offering Agreeing Stockholders.

      Registration Rights. Pursuant to the stockholders’ agreement, the Agreeing Stockholders have demand registration rights (“Demand Rights”) and piggy-back registration rights (“Piggy-back Rights”). The Demand Rights entitle the Agreeing Stockholders to require us to register all or any of the unregistered shares held by the exercising Agreeing Stockholders. The Investcorp Group as a whole may exercise Demand Rights up to four times. The Carmel Group as a whole may also exercise Demand Rights up to four times. The Piggy-back Rights entitle the Agreeing Stockholders, at any time that we propose to sell any equity securities in a transaction registered under the Securities Act, to include a portion of their unregistered stock in such offering. In connection with the registered offering of our common stock in December 1998, the Investcorp Group exercised one of its Demand Rights and the Carmel Group agreed that the next registered offering of common stock by both the Investcorp Group and the Carmel Group that is made pursuant to an exercise of Demand Rights shall be deemed to be pursuant to an exercise by the Carmel Group.

      The stockholders’ agreement provides that the Agreeing Stockholders will agree to restrictions on their ability to sell or otherwise transfer their shares for 90 days following certain registered public offerings by us.

      In connection with the issuance of our $30 million 7% convertible subordinated note we entered into a Registration Rights Agreement, granting the purchaser of such notes demand and piggy back registration rights.

      Second and Third Amendments. In connection with the Company’s obligation to register 12.7 million shares of its common stock pursuant to the agreements relating to the issuance of the 7% convertible subordinated debentures (the “convertible debentures”) and related contingently exercisable warrants (the “make-whole warrants”) in December 2001, the Agreeing Stockholders amended the stockholders’ agreement (the “Second Amendment”) to waive certain notification, preemptive and registration rights contained therein (the “Waivers”). In the Second Amendment and Third Amendment, specific time deadlines for compliance with the registration rights not waived were established and the ability to obtain payments for non-compliance with those deadlines, identical to those provided to the purchasers of the convertible subordinated debentures, were provided for certain of the Agreeing Stockholders.

      Because the issuance of the shares underlying the make-whole warrants (the “make-whole shares”) is dependent upon the satisfaction of certain condition that cannot currently be determined, if the make-whole shares become issuable pursuant to the agreements, the Company will need to register such shares in the future. As such, the Agreeing Stockholders’ on May 16, 2002 entered into an additional amendment to the stockholders’ agreement (the “Third Amendment”) to extend the Waivers to apply to any future registration of the make-whole shares. In addition to extending the Waivers, the Third Amendment also provided that the Company would file on or before June 14, 2002 a registration statement including up to approximately 5.6 million shares of its Common Stock (plus any shares necessary to cover an over-allotment option) in contemplation of a potential public offering (the “Potential Offering”) for cash that may take place within the next several months following the effectiveness of this Registration Statement. The Third Amendment also provides the certain Agreeing Stockholders that are not members of the Investcorp Group with preferential rights to participate (with respect to approximately 5.6 million additional shares owned by such Agreeing Stockholders) in the Potential Offering. The Third Amendment also amends the registration rights of all Agreeing Stockholders following the completion or cancellation of the Potential Offering. The Third Amendment also provides that the Agreeing Stockholders at the Company’s annual meeting on June 12, 2002 will each vote in favor of a proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 58,000,000.

      Election of Directors. The stockholders’ agreement provides that the Investcorp Group will have the right to nominate a majority of the members of the boards of directors of CSK Auto Corporation and the respective subsidiaries thereof so long as the Investcorp Group holds a greater number of shares of CSK Auto Corporation than the Carmel Group, and the Carmel Group will have the right to nominate a majority of the members of such boards of directors during any period in which the Carmel Group holds a greater number of shares.

115.1

      Termination. The stockholders’ agreement, other than the registration rights provisions, will terminate after either the Investcorp Group or the Carmel Group holds less than the lesser of (1) five percent (5%) of the then current voting power, or (2) ten percent (10%) of the voting power held by such group at the time of our 1996 recapitalization.

7% Convertible Subordinated Debentures and Make-Whole Warrants

      In December 2001, in connection with the Company’s refinancing of its then existing credit facility, CSK Auto Corporation in a private placement sold $50 million aggregate principal amount of 7% convertible subordinated debentures due December 2006 (the “convertible debentures”) and related contingently exercisable warrants (the “make-whole warrants”), $30 million in principal amount and one make-whole warrant to Investcorp CSK Holdings L.P., an affiliate of Investcorp S.A., which through its relationship to several of our stockholders is deemed to be one of our principal stockholders, and $20 million in principal amount and one make-whole warrant to an unrelated third party investor, Lehman Brothers Inc. (“Lehman,” which has since assigned its convertible debentures and make-whole warrant to its subsidiary, LB I Group Inc.). The convertible debentures were converted at our option into approximately 5.75 million shares of our common stock on May 20, 2002 following the effectiveness of a registration statement relating to such shares. Prior to this conversion, we issued an addition 136,580 shares of our common stock as interest on the convertible subordinated debentures in lieu of cash. The convertible debentures and make-whole warrants issued to Investcorp CSK Holdings L.P. were on the same terms and conditions as those issued to Lehman. See “Description of Certain Indebtedness.”

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

General

      The following is a general discussion of the material United States federal income tax considerations relating to the exchange by an initial beneficial owner of the notes for new notes and the ownership and disposition of the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder as of the date hereof. All of these are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax considerations described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the United States federal tax considerations resulting from the exchange or from owning or disposing of the notes.

      In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances or to certain categories of investors (such as certain financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold notes through partnerships or other pass-through entities, U.S. expatriates, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction) that may be subject to special rules. This discussion is limited to holders who hold the notes as capital assets. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

      You are urged to consult your own tax advisor as to the particular tax considerations to you of the ownership and disposition of the notes, including the effect and applicability of state, local or foreign tax laws.

      As used herein, the term “U.S. holder” means a holder of notes that is any of the following:

(1)	a citizen or resident alien individual of the United States for United States federal income tax purposes;

(2)	a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

(3)	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

(4)	a trust that either (1) is subject to the supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

      As used herein, the term “non-U.S. holder” means any holder other than a U.S. holder, as defined above.

The Notes

U.S. Holders

Stated Interest

      Stated interest on a note will be includable in your gross income as ordinary interest income in accordance with your usual method of accounting for tax purposes.

Original Issue Discount

      The issuance of the notes resulted in original issue discount, referred to as “OID,” in an amount equal to the excess of the stated principal amount at maturity over the “issue price” of the notes. The “issue price” of a note is equal to the first price at which a substantial number of notes are sold for money, excluding sales to underwriters, placement agents or wholesalers.

      In general, you must include in income OID calculated on a constant-yield accrual method in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income by you as a U.S. holder of notes is the sum of the “daily portions” of OID with respect to such notes for each day during the taxable year or portion of the taxable year in which you hold such notes. This amount is referred to as “Accrued OID.” The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. The amount of OID allocable to any accrual period is equal to:

•	the product of the notes’ adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) less

•	the qualified stated interest allocable to such accrual period.

“Qualified stated interest” means, generally, stated interest that is unconditionally payable at least annually at a single fixed rate.

      OID allocable to the final accrual period is the difference between the amount payable at maturity of the notes and the notes’ “adjusted issue price” at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is equal to its issue price increased by the Accrued OID for each prior accrual period and reduced by any payments made on such note on or before the first day of the accrual period.

      We will furnish annually to the IRS and to holders (other than with respect to certain exempt holders, including, in particular, corporations) information with respect to the OID accruing while notes were held by the holders.

Exchange Offer

      The exchange offer will not be a taxable event to you, and you will not recognize any taxable gain or loss or any interest income as a result of the exchange.

Market Discount

      If you acquire a note at a “market discount,” some or all of any gain realized upon a disposition of, or full or partial principal payment on such note may be treated as ordinary income, as described below. “Market discount” is the excess (if any) of the principal amount of a note over your initial tax basis in the note. Such excess is not treated as market discount if it does not exceed a certain de minimis amount. Unless you have elected to include the market discount in income as it accrues, gain, if any, realized on a disposition or a full or partial principal payment of a note with market discount will be treated as ordinary income to the extent of the market discount that is treated as having accrued during the period you held such note. Gain may not be required to be recognized if you dispose of a note in connection with certain nonrecognition transactions.

      The amount of market discount treated as having accrued will be determined on a ratable basis unless you elect to accrue such discount on a constant interest basis. You may make that election with respect to any note but, once made, such election may never be revoked. Under the ratable accrual method, the accrued market discount on a note is an amount that bears the same ratio to the total market discount on the note as (A) the number of days you held the note bears to (B) the number of days after the date you acquired the note up to and including the date of maturity. In other words:

Accrued Market Discount Total Market Discount	=	Number of Days Note Held Number of Days After Date of Acquisition to Date of Maturity.

Under the constant interest method, the accrued market discount is calculated using the purchased note’s yield to maturity based on the purchase price. The yield to maturity is the interest rate at which the present value of all principal and interest payments to be made under the note equals the purchase price of the note. It must be constant over the term of the note.

      You may elect to include market discount in income currently, on either a ratable or constant interest basis. If you make this election, you will not be required to recharacterize gain upon disposition as ordinary income as discussed above. Once made, this election will apply to all debt instruments acquired by you at a market discount during the taxable year for which the election is made, and all subsequent taxable years. This election may be revoked only with the consent of the IRS. If you make this election, your United States federal income tax basis in the note will be increased by the amount of the market discount that is included in income.

      Unless you elect to include market discount in income currently, you may be required to defer deductions for a portion of the interest paid on debt created to acquire such note. The amount deferred will not exceed the deferred market discount. The deferred amount will be deductible when the deferred market discount is realized.

     Bond Premium

      If you purchase a note and immediately after the purchase your tax basis of the note exceeds the sum of all amounts payable on the note after the purchase date (other than payments of stated interest), the note will be treated as having been acquired with “bond premium.” You may elect to amortize such bond premium over the remaining term of such note using the constant yield method as you take stated interest into account under your regular method of tax accounting (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date).

      If bond premium is amortized, the amount of interest that must be included in your income for each period ending on an interest payment date or at the stated maturity of the note, as the case may be, will be reduced. The reduction will be equal to the portion of premium allocable to such period based on your yield to maturity with respect to the note as determined under the bond premium rules. If you elect to amortize bond premium, you must reduce your United States federal income tax basis in the note as described below under “— Sale, Exchange or Redemption of the Notes.” If you do not elect to amortize bond premium, you must include the full amount of each interest payment as ordinary income in accordance with your regular method of tax accounting. You may receive a tax benefit (in the form of capital loss or reduced capital gain) from the premium only in computing your gain or loss upon the sale or disposition or payment of the principal amount of the note.

      An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds held at the beginning of your first taxable year to which the election applies or that are thereafter acquired. This election may be revoked only with the consent of the IRS.

     Sale, Exchange or Redemption of the Notes

      Upon the disposition of a note by sale, exchange or redemption, you generally will recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest not previously included in income) and (ii) your adjusted United States federal income tax basis in the note. Your adjusted United States federal income tax basis in a note generally will equal the cost of the note (other than any cost attributable to accrued interest as of the date you acquired the note), increased by the amount of OID and market discount you previously included in income, and decreased by payments received by you, other than payments of stated interest, and bond premium amortized by you.

      Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if you have held the note for longer than one year. Non-corporate taxpayers generally are subject to a maximum regular federal income tax rate of 20% on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

     Backup Withholding and Information Reporting

      Under the Internal Revenue Code, you may be subject, under certain circumstances, to information reporting and/or backup withholding at a rate of 30% in 2002 and 2003, 29% in 2004 and 2005, and 28% in 2006 with respect to cash payments in respect of the notes. This backup withholding applies only if you:

      (1) fail to furnish your social security or other taxpayer identification number (“TIN”) within a reasonable time after a request therefor,

      (2) furnish an incorrect TIN,

      (3) fail to report interest or dividends properly, or

      (4) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is your correct number and that you are not subject to backup withholding.

      Any amount withheld from a payment under the backup withholding rules is allowable as a credit against your United States federal income tax liability (and may entitle you to a refund), provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

     Non-U.S. Holders

     United States Federal Withholding Tax

      The 30% United States federal withholding tax will not apply to any payment of principal or interest (including OID) made to non-U.S. holders provided that:

      (1) you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Internal Revenue Code and the Treasury Regulations;

      (2) you are not a controlled foreign corporation that is related to us through stock ownership;

      (3) you are not a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business; and

      (4) (a) you provide your name and address on an IRS Form W-8BEN (or successor form), and certify, under penalties of perjury, that you are not a United States person or (b) a financial institution holding the notes on your behalf certifies, under penalties of perjury, that it has received an IRS Form W-8BEN (or successor form) from the beneficial owner and provides us with a copy.

      If you cannot satisfy the requirements described above, payments of premium and interest (including OID) made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (a) IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty or (b) IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

      The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, or other disposition of the notes.

     United States Federal Estate Tax

      Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Internal Revenue Code and the Treasury Regulations) and (2) interest on that note would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

     United States Federal Income Tax

      If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on the interest on a net income basis (although exempt from the 30% withholding tax) in the same manner as if you were a United States person as defined under the Internal Revenue Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on notes will be included in earnings and profits if so effectively connected.

      Any gain realized on the sale, exchange, or redemption of notes generally will not be subject to United States federal income tax unless:

      (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by you, or

      (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

     Information Reporting and Backup Withholding

      We must report annually to the IRS and to each non-U.S. holder on Form 1042-S the amount of interest paid on a note, regardless of whether withholding was required, and any tax withheld with respect to the interest. Under the provisions of an income tax treaty and any other applicable agreements, copies of these information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides.

      In general, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and we have received from you the statement described above under “— Non-U.S. Holders — United States Federal Withholding Tax.”

      In addition, you will not be subject to backup withholding and information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Internal Revenue Code.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives Exchange Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until September 9, 2002, all dealers effecting transactions in the Exchange Securities may be required to deliver a prospectus.

      The Company will not receive any proceeds from any sale of Exchange Securities by broker-dealers. Exchange Securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Securities. Any broker-dealer that resells Exchange Securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Securities may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Securities and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Securities) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Certain legal matters with respect to the notes offered in this exchange offer will be passed upon for us by Gibson, Dunn & Crutcher LLP, Denver, Colorado.

EXPERTS

      The consolidated financial statements as of February 3, 2002 and February 4, 2001 and for each of the three fiscal years in the period ended February 3, 2002 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

CSK AUTO CORPORATION AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND

FINANCIAL STATEMENT SCHEDULES

Report of Independent Accountants

To the Board of Directors and Stockholders

     of CSK Auto Corporation:

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of CSK Auto Corporation and its subsidiaries at February 3, 2002 and February 4, 2001, and the results of their operations and their cash flows for each of the three fiscal years in the period ended February 3, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona

April 16, 2002

CSK AUTO CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	February 3,	February 4,
	2002	2001

	(in thousands, except share data)
ASSETS
Cash and cash equivalents	$16,084	$11,131
Receivables, net of allowances of $5,230 and $4,236, respectively	84,793	69,726
Inventories	619,629	621,814
Deferred income taxes	2,718	3,133
Assets held for sale	1,710	1,497
Prepaid expenses and other current assets	19,847	19,169

Total current assets	744,781	726,470

Property and equipment, net	150,381	175,358
Leasehold interests, net	16,581	20,244
Goodwill, net	126,846	130,544
Deferred income taxes	739	—
Other assets, net	29,249	14,190

Total assets	$1,068,577	$1,066,806

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$157,284	$189,308
Accrued payroll and related expenses	33,055	27,673
Accrued expenses and other current liabilities	44,529	42,448
Current maturities of amounts due under senior credit facility	—	54,640
Current maturities of capital lease obligations	10,999	10,878

Total current liabilities	245,867	324,947

Amounts due under senior credit facility	227,000	471,840
Obligations under 12% Senior Notes	275,416	—
Obligations under 11% Senior Subordinated Notes	81,250	81,250
Convertible 7% Subordinated Notes	49,100	—
Obligations under capital leases	27,078	29,273
Deferred income taxes	—	10,544
Other liabilities	8,580	9,339

Total non-current liabilities	668,424	602,246

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 32,370,746 and 27,841,178 shares issued and outstanding at February 3, 2002 and February 4, 2001, respectively	324	278
Additional paid-in capital	322,667	291,063
Stockholder receivable	(686)	(745)
Deferred compensation	—	(156)
Accumulated deficit	(168,019)	(150,827)

Total stockholders’ equity	154,286	139,613

Total liabilities and stockholders’ equity	$1,068,577	$1,066,806

The accompanying notes are an integral part of these consolidated financial statements.

CSK AUTO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended

	February 3,	February 4,	January 30,
	2002	2001	2000

	(in thousands, except share and per share data)
Net sales	$1,438,585	$1,452,109	$1,231,455
Cost of sales	790,585	769,043	636,239

Gross profit	648,000	683,066	595,216
Other costs and expenses:
Operating and administrative	580,134	592,691	501,527
Store closing costs and other restructuring costs	22,392	6,060	4,900
Legal settlement	2,000	8,800	—
Goodwill amortization	4,807	4,799	1,941

Operating profit	38,667	70,716	86,848
Interest expense	61,608	62,355	41,300
Equity in loss of joint venture	—	3,168	—

Income (loss) before income taxes, extraordinary loss and cumulative effect of change in accounting principle	(22,941)	5,193	45,548
Income tax expense (benefit)	(8,886)	193	17,436

Income (loss) before extraordinary loss and cumulative effect of change in accounting principle	(14,055)	5,000	28,112
Extraordinary loss, net of $1,964 of income taxes	(3,137)	—	—

Income (loss) before cumulative effect of change in accounting principle	(17,192)	5,000	28,112
Cumulative effect of change in accounting principle, net of $468 of income taxes	—	—	(741)

Net income (loss)	$(17,192)	$5,000	$27,371

Basic earnings (loss) per share:
Income (loss) before extraordinary loss and cumulative effect of change in accounting principle	$(0.50)	$0.18	$1.01
Extraordinary loss, net of income taxes	(0.11)	—	—

Income (loss) before cumulative effect of change in accounting principle	(0.61)	0.18	1.01
Cumulative effect of change in accounting principle, net of income taxes	—	—	(0.03)

Net income (loss) per share	$(0.61)	$0.18	$0.98

Shares used in computing per share amounts	28,390,582	27,839,348	27,815,160

Diluted earnings (loss) per share:
Income (loss) before extraordinary loss and cumulative effect of change in accounting principle	$(0.50)	$0.18	$0.98
Extraordinary loss, net of income taxes	(0.11)	—	—

Income (loss) before cumulative effect of change in accounting principle	(0.61)	0.18	0.98
Cumulative effect of change in accounting principle, net of income taxes	—	—	(0.02)

Net income (loss) per share	$(0.61)	$0.18	$0.96

Shares used in computing per share amounts	28,390,582	27,839,348	28,626,776

The accompanying notes are an integral part of these consolidated financial statements.

CSK AUTO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional
			Paid-in	Stockholder	Deferred	Accumulated	Total
	Shares	Amount	Capital	Receivable	Compensation	Deficit	Equity

	(in thousands, except share data)
Balances at January 31, 1999	27,768,832	$278	$289,820	$(1,018)	$(493)	$(183,198)	$105,389
Amortization of deferred compensation	—	—	—	—	169	—	169
Recovery of stockholder receivable	—	—	—	434	—	—	434
Exercise of options	65,742	—	791	—	—	—	791
Tax benefit relating to stock option exercises	—	—	393	—	—	—	393
Net income	—	—	—	—	—	27,371	27,371

Balances at January 30, 2000	27,834,574	$278	$291,004	$(584)	$(324)	$(155,827)	$134,547
Amortization of deferred compensation	—	—	—	—	168	—	168
Recovery of stockholder receivable	—	—	—	28	—	—	28
Advances to stockholders	—	—	—	(189)	—	—	(189)
Exercise of options	6,604	—	59	—	—	—	59
Net income	—	—	—	—	—	5,000	5,000

Balances at February 4, 2001	27,841,178	$278	$291,063	$(745)	$(156)	$(150,827)	$139,613
Amortization of deferred compensation	—	—	—	—	156	—	156
Conversion of notes	4,524,886	45	30,701	—	—	—	30,746
Issuances of restricted stock	3,764	—	—	—	—	—	—
Beneficial conversion feature of note	—	—	900	—	—	—	900
Recovery of stockholder receivable	—	—	—	59	—	—	59
Exercise of options	918	1	3	—	—	—	4
Net loss	—	—	—	—	—	(17,192)	(17,192)

Balances at February 3, 2002	32,370,746	$324	$322,667	$(686)	$—	$(168,019)	$154,286

The accompanying notes are an integral part of these consolidated financial statements.

CSK AUTO CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended

	February 3,	February 4,	January 30,
	2002	2001	2000

	(in thousands)
Cash flows provided by (used in) operating activities:
Net income (loss)	$(17,192)	$5,000	$27,371
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	32,799	33,120	26,066
Amortization of deferred financing costs	3,741	2,224	1,406
Amortization of other items	8,347	7,707	3,309
Accretion of discount	98	—	—
Provision for write down of inventory	17,292	—	—
Write downs on disposal of fixed and other assets	8,133	—	—
Tax benefit relating to stock option exercises	—	—	393
Equity in loss of joint venture	—	3,168	—
Extraordinary loss on early retirement of debt, net of income taxes	3,137	—	—
Cumulative effect of change in accounting principle, net of income taxes	—	—	741
Deferred income taxes	(8,905)	193	15,637
Change in operating assets and liabilities, net of effects of acquisitions:
Receivables	(15,067)	(11,915)	(5,812)
Inventories	(16,316)	(7,577)	(93,567)
Prepaid expenses and other current assets	(771)	(208)	7,240
Accounts payable	(32,024)	25,172	11,203
Accrued payroll, accrued expenses and other current liabilities	9,240	(23,332)	2,793
Other operating activities	(426)	(1,083)	(811)

Net cash provided by (used in) operating activities	(7,914)	32,469	(4,031)

Cash flows provided by (used in) investing activities:
Business acquisitions, net of cash acquired	—	(1,182)	(218,201)
Capital expenditures	(12,200)	(32,080)	(41,358)
Expenditures for assets held for sale	(16)	(5)	(7,400)
Proceeds from sale of property and equipment and assets held for sale	5,454	5,029	8,760
Investment in joint venture	—	(3,168)	—
Other investing activities	(3,381)	(3,136)	(2,022)

Net cash used in investing activities	(10,143)	(34,542)	(260,221)

Cash flows provided by (used in) financing activities:
Borrowings under senior credit facility	538,000	309,500	502,000
Payments under senior credit facility	(837,480)	(291,840)	(218,340)
Payment of debt issuance costs	(22,019)	(1,815)	(4,730)
Issuance of convertible subordinated notes	80,000	—	—
Borrowings under 12% Senior Notes	275,317	—	—
Payments on capital lease obligations	(10,149)	(10,934)	(10,905)
Advances to stockholders	—	(189)	—
Recovery of stockholder receivable	29	28	434
Exercise of stock options	4	59	791
Other financing activities	(692)	(3,367)	(726)

Net cash provided by financing activities	23,010	1,442	268,524

Net increase (decrease) in cash and cash equivalents	4,953	(631)	4,272
Cash and cash equivalents, beginning of period	11,131	11,762	7,490

Cash and cash equivalents, end of period	$16,084	$11,131	$11,762

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	56,776	61,463	36,741
Income taxes	—	658	6,776
Non-cash investing and financing activities:
Fixed assets acquired under capital leases	8,075	13,462	17,178
Conversion of subordinated debt to equity (including interest)	30,746	—	—
Beneficial conversion feature of note	900	—	—

The accompanying notes are an integral part of these consolidated financial statements.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      CSK Auto Corporation is a holding company. At February 3, 2002, CSK Auto Corporation had no business activity other than its investment in CSK Auto, Inc. (“Auto”), a wholly-owned subsidiary. On a consolidated basis, CSK Auto Corporation and its subsidiaries are referred to herein as the “Company.”

      Auto is a specialty retailer of automotive aftermarket parts and accessories. At February 3, 2002, the Company operated 1,130 stores in 19 states as a fully integrated company and single business segment under three brand names: Checker Auto Parts, founded in 1969 and operating in the Southwestern, Rocky Mountain and Northern Plains states and Hawaii; Schuck’s Auto Supply, founded in 1917 and operating in the Pacific Northwest and Alaska; and Kragen Auto Parts, founded in 1947 and operating primarily in California.

Note 1 — Summary of Significant Accounting Policies

     Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and Auto for all years presented. In addition, the consolidated financial statements include the accounts of the following wholly-owned subsidiaries of Auto for the periods indicated:

•	Automotive Information Systems, Inc. (“AIS”) from September 7, 1999, the date of acquisition. As more fully explained in Note 4, AIS is a leading provider of diagnostic vehicle repair information.

•	CSKAUTO.COM, Inc. (“Auto.com”) from February 24, 1999, the date of formation. Auto.com operated the Company’s Internet web site that sells automotive aftermarket parts and accessories, but is currently inactive.

      As more fully described in Note 3, Auto also participated in a joint venture in which it had less than a 50% ownership interest. The investment in joint venture was accounted for by the equity method. All significant intercompany balances and transactions have been eliminated in consolidation.

     Basis of Presentation

      As more fully explained in Note 8, bank borrowings by Auto are guaranteed by Corporate, which guarantee is full and unconditional. Auto.com and AIS (collectively, the “Subsidiary Guarantors”) have also jointly and severally guaranteed such debt on a full and unconditional basis. Corporate is a holding company and has no other direct subsidiaries or independent assets or operations. The Subsidiary Guarantors are minor subsidiaries and have no significant independent operations. Summarized financial statements and other disclosures concerning each of Auto and the Subsidiary Guarantors are not presented because management believes that they are not material to investors. The consolidated amounts in the accompanying financial statements are representative of the combined guarantors and issuer.

      The Company is highly leveraged. In December 2001, the Company completed the Refinancing (see Note 8), which resulted in the elimination of scheduled bank debt amortization payments prior to the end of 2004, the extension of debt maturities and enhanced liquidity. The Company’s new revolving credit facility requires that the Company meet certain financial covenants, ratios and tests, including a maximum leverage ratio and a minimum interest coverage ratio. A breach of the covenants, ratios, or restrictions contained in the new senior credit facility could result in an event of default thereunder. The Company anticipates meeting all required covenants under the new credit facility in fiscal 2002.

     Fiscal Year

      The Company’s fiscal year end is on the Sunday nearest to January 31 of the following calendar year. The fiscal year ended February 3, 2002 (“fiscal 2001”) and the fiscal year ended January 30, 2000 (“fiscal 1999”) each consisted of 52 weeks, while the fiscal year ended February 4, 2001 (“fiscal 2000”) consists of 53 weeks.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Revenue Recognition

      The Company recognizes sales upon the delivery of products to its customers, which generally occurs at the Company’s retail store locations. For commercial customers, the Company also delivers products to customer locations. All retail and commercial sales are final upon delivery of products. However, as a convenience to the customer and as typical of most retailers, the Company will accept merchandise returns. The Company generally limits the period of time within which products may be returned to 30 days and requires returns to be accompanied by original packaging and a sales receipt. The accompanying financial statements include an allowance for sales returns, which has been estimated by management based upon historical activity.

      The Company’s vendors are primarily responsible for warranty claims. Warranty costs not covered by vendor’s warranty are not material for merchandise and services sold under warranty by the Company.

     Cash Equivalents

      Cash equivalents consist primarily of certificates of deposit with maturities of three months or less when purchased.

     Receivables

      Receivables are primarily comprised of amounts due from vendors for rebates or allowances and amounts due from commercial sales customers. The Company records an estimated provision for bad debts based on a percentage of sales and reviews the provision periodically for adequacy. Specific accounts are written off against the allowance when management determines the account is uncollectible.

     Concentration of Credit Risk

      Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade receivables. As of February 3, 2002, the Company had cash and cash equivalents on deposit with a major financial institution that were in excess of FDIC insured limits. Historically, the Company has not experienced any loss of its cash and cash equivalents due to such concentration of credit risk.

      The Company does not hold collateral to secure payment of its trade accounts receivable. However, management performs ongoing credit evaluations of its customers’ financial condition and provides an allowance for estimated potential losses. Exposure to credit loss is limited to the carrying amount.

     Inventories and Cost of Sales

      Inventories are valued at the lower of cost or market, cost being determined utilizing the last-in, first-out method. Cost of sales includes product cost, net of earned vendor rebates, discounts and allowances. The Company recognizes vendor rebates, discounts and allowances based on the terms of the underlying agreements. Such amounts may be amortized over the life of the applicable agreements or recognized as inventory is sold. Certain operating and administrative costs associated with purchasing and handling of inventory are capitalized in inventories. The amounts of such costs included in inventories as of February 3, 2002 and February 4, 2001 were approximately $31.5 million and $31.7 million, respectively. In addition, the Company increases cost of sales and reduces inventory by an estimate of purchase discounts and volume rebates that are unearned at period end, based upon inventory turnover rates. Such capitalized purchase discounts totaled $23.5 million and $23.6 million as of February 3, 2002 and February 4, 2001, respectively. The replacement cost of inventories approximated $527.6 million and $539.4 million at February 3, 2002 and February 4, 2001, respectively. The carrying value of the inventory exceeds the current replacement cost primarily as a result of the application of the LIFO inventory method of accounting. The Company’s costs of

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

acquiring inventories through normal purchasing activities have been decreasing in recent years as the Company’s increased size and cash flows have enabled it to take advantage of volume discounts and lower product acquisition costs.

      From time to time, the Company performs an analysis of the net realizable value of the inventory, after consideration of expected disposal costs and normal profit margins, to determine if the LIFO carrying value of the inventory is impaired. Should impairment be indicated, the carrying value of the inventory is reduced. No such impairment is indicated based on current market conditions.

      Inventories at February 3, 2002 are presented net of an allowance of approximately $0.9 million. This allowance results from the Company’s decision during the second quarter of fiscal year 2001 to eliminate certain product lines (resulting in excess inventories) and to close certain retail stores (resulting in some excess inventories that are not economical to redistribute within the retail chain). See Note 13.

     Property and Equipment

      Property, equipment and purchased software are recorded at cost. Depreciation and amortization are computed for financial reporting purposes utilizing primarily the straight-line method over the estimated useful lives of the related assets, which range from 5 to 25 years, or for leasehold improvements and property under capital leases, the base lease term or estimated useful life, if shorter. Maintenance and repairs are charged to earnings when incurred. When property, equipment or software is retired or sold, the net book value of the asset, reduced by any proceeds, is charged to gain or loss on the retirement of fixed assets.

     Internal Software Development Costs

      During the first quarter of fiscal 1999, the Company adopted SOP 98-1 “Accounting for the Cost of Computer Software Developed or Obtained for Internal Use.” SOP 98-1 provides for the capitalization of certain internal software development costs and amortization over the life of the related software. Previously, internal software development costs, consisting primarily of incremental internal labor costs and benefits, were expensed as incurred. Amounts capitalized during fiscal 2001, 2000 and 1999 were $3.0 million, $2.6 million and $1.7 million, respectively. Accumulated amortization as of February 3, 2002 and February 4, 2001 was $2.2 million and $0.7 million, respectively.

     Leasehold Interests

      Leasehold interests represent the discounted net present value of the excess of the fair rental value over the respective contractual rent of facilities under operating leases acquired in business combinations. Amortization expense is computed on a straight-line basis over the respective lease terms. Accumulated amortization totaled $9.7 million and $10.3 million as of February 3, 2002 and February 4, 2001, respectively.

     Goodwill

      The cost in excess of the fair value of net assets acquired is amortized on a straight-line basis over periods ranging from 20 to 30 years, depending on the business acquired. Management estimates such periods using factors such as entry barriers in certain regions, operating rights and estimated lives of other operating assets acquired. The realizability of goodwill and other intangibles is evaluated periodically when events or circumstances indicate a possible inability to recover the carrying amount. Such evaluation is based on cash flow and profitability projections that incorporate the impact of existing Company businesses. The analyses necessarily involve significant management judgment to evaluate the capacity of an acquired business to perform within projections. Accumulated amortization as of February 3, 2002 and February 4, 2001 was $11.5 million and $6.7 million, respectively. Beginning with fiscal 2002, the Company will follow Statement of Financial Accounting Standards (“SFAS”) No. 142 to account for its goodwill. See Note 2.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Store Closing Costs

      The Company provides an allowance for estimated costs to be incurred in connection with store closures and losses on the disposal of store-related assets, which is net of anticipated sublease income. Such costs are recognized when a store is specifically identified, costs can be estimated and closure is planned to be completed within the next twelve months. See Note 13.

     Advertising

      The Company expenses all advertising costs as such costs are incurred. Amounts due under vendor cooperative advertising agreements are recorded as receivables until their collection. Advertising expense for fiscal 2001, 2000 and 1999 totaled $20.4 million, $18.6 million and $16.5 million, net of vendor funded cooperative advertising, respectively.

     Assets Held for Sale

      Assets held for sale consist of newly acquired land, buildings and store fixtures owned by the Company which the Company intends in the next twelve months to sell to and lease back from third parties under lease arrangements.

     Long-lived Assets

      Long-lived assets and certain identifiable intangible assets to be held and used or disposed of are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event assets are impaired, losses are recognized based on the excess carrying amount over the estimated fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or the fair market value less selling costs. The Company evaluates the carrying value of long-lived assets on a quarterly basis to determine whether events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and an impairment loss is recognized. Such evaluation is based on the expected utilization of the related asset and the corresponding useful life.

     Income Taxes

      Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts (“temporary differences”) at each year end based on enacted tax laws and statutory rates applicable to the period in which the temporary differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense includes both taxes payable for the period and the change during the period in deferred tax assets and liabilities.

     Stock-Based Compensation

      The Company has chosen to account for stock-based compensation using the intrinsic value method. Accordingly, compensation cost for stock options is measured as the excess, if any, of the market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock. See Note 11.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Earnings (Loss) per Share

      Calculation of the numerator and denominator used in computing per share amounts is summarized as follows (in thousands):

	Fiscal Year Ended

	February 3,	February 4,	January 30,
	2002	2001	2000

Common stock outstanding:
Beginning of period	27,841,178	27,834,574	27,768,832

End of period	32,370,746	27,841,178	27,834,574

Issued during period	4,529,568	6,604	65,742

Weighted average number of shares (basic)	28,390,582	27,839,348	27,815,160
Effects of dilutive securities	—	—	811,616

Weighted average number of shares (diluted)	28,390,582	27,839,348	28,626,776

Shares excluded as a result of anti-dilution:
Stock options	2,439,989
Conversion of notes	3,976,415

Total shares excluded	6,416,404

     Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Basis of Presentation

      Certain amounts in the 2000 and 1999 financial statements have been reclassified to conform to the current year presentation. This has no impact on previously reported financial position, results of operation or cash flow.

Note 2 — Recent Accounting Pronouncements and Cumulative Effect of Change in Accounting Principle

      In October 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long Lived Assets.” SFAS 144 replaces certain previously issued accounting guidance, develops a single accounting model for long-lived assets, and broadens the framework previously established for assets to be disposed of by sale (whether previously held or newly acquired). The Company adopted SFAS 144 as of the beginning of fiscal 2002. The adoption of this pronouncement did not have a material impact on the Company’s financial position, results of operations and cash flows.

      In June 2001, the FASB issued SFAS No. 141 (“SFAS 141”), “Business Combinations”, and No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets”. SFAS 141 supersedes Accounting Principles Board Opinion (“APB”) No. 16, “Business Combinations”. The provisions of SFAS 141: (1) require that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, (2) provide

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

specific criteria for the initial recognition and measurement of intangible assets apart from goodwill, and (3) generally require that unamortized negative goodwill be written off immediately as an extraordinary gain instead of being deferred and amortized. SFAS 141 also requires that upon adoption of SFAS 142 the Company reclassify the carrying amounts of certain intangible assets into or out of goodwill, based on certain criteria. SFAS 142 supersedes APB 17, Intangible Assets, and is effective for fiscal years beginning after December 15, 2001. SFAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their initial recognition. The provisions of SFAS 142: (1) prohibit the amortization of goodwill and indefinite-lived intangible assets, (2) require that goodwill and indefinite-lived intangible assets be tested annually for impairment (and in interim periods if certain events occur indicating that the carrying value of goodwill and/or indefinite-lived intangible assets may be impaired), (3) require that reporting units be identified for the purpose of assessing potential future impairments of goodwill, and (4) remove the forty-year limitation on the amortization period of intangible assets that have finite lives.

      The Company will adopt the provisions of SFAS 142 in the first quarter ended May 5, 2002. The Company is in the process of preparing for the adoption of SFAS 142 and is making the determinations as to what the reporting units are and what amounts of goodwill, intangible assets, other assets, and liabilities should be allocated to those reporting units. The Company expects that it will no longer record approximately $4.8 million of amortization relating to the existing goodwill. The Company’s intangible assets consist primarily of favorable leasehold interests. As such, SFAS 142 did not impact the useful lives assigned to the intangible assets.

      SFAS 142 requires that goodwill be tested annually for impairment using a two-step process. The first step is to identify a potential impairment and, in transition, this step must be measured as of the beginning of the fiscal year. However, a company has six months from the date of adoption to complete the first step. Accordingly, the Company expects to complete that first step of the goodwill impairment test before the end of the second quarter of 2002. The second step of the goodwill impairment test measures the amount of the impairment loss (measured as of the beginning of the year of adoption), if any, and must be completed by the end of the fiscal year. Intangible assets deemed to have an indefinite life will be tested for impairment using a one-step process which compares the fair value to the carrying amount of the asset as of the beginning of the fiscal year, and pursuant to the requirements of SFAS 142 will be completed during the first quarter of 2002. Any impairment loss resulting from the transitional impairment tests will be reflected as the cumulative effect of a change in accounting principle. The Company has not yet determined what effect these impairment tests will have on earnings and financial position.

      In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP 98-5, “Reporting on the Cost of Start-up Activities.” The SOP broadly defines start-up activities as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, or commencing some new operation. The SOP requires that the costs of start-up activities be expensed as incurred and is effective for financial statements for fiscal years beginning after December 15, 1998, with earlier application encouraged. The Company’s historical accounting policy with respect to the cost of start-up activities (store preopening expenses) was to defer such costs for the approximately three month period of time that it takes to develop a new store facility and to expense such costs during the month that the new store opens. The Company adopted SOP 98-5 in the first quarter of fiscal 1999, which required the Company to change its accounting policy to expense start-up costs as incurred. Upon adoption, the Company expensed approximately $741,000, net of an income tax benefit of $468,000, of preopening expenses that had been deferred as of January 31, 1999. Such expense is reflected in the accompanying consolidated statement of operations as the cumulative effect of a change in accounting principle.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3 — Investment in Joint Venture

      On March 1, 2000, the Company participated in the formation of a new joint venture, PartsAmerica.com, Inc. (“PA”), with Advance Stores Company Incorporated and Sequoia Capital. PA engaged in the sale of automotive parts and accessories via e-commerce. During the second quarter of fiscal 2001, PA ceased operations. The Company wrote off its investment in PA during fiscal 2000 and has no material financial obligations with respect to PA.

Note 4 — Business Acquisitions

     AllCar

      On April 27, 2000, the Company acquired substantially all of the assets of All-Car Distributors, Inc. (“AllCar”), an operator of 22 stores in Wisconsin and Michigan. Under the terms of the agreement, the Company paid approximately $711,000 in cash, which includes associated transaction costs, for the assets of AllCar and assumed vendor accounts payable and certain indebtedness and accrued expenses. In August 2000, the Company made a payment of approximately $206,000 pursuant to a purchase price adjustment formula contained in the original agreement. In addition, the Company is subject to an additional payment of approximately $215,000 upon the satisfaction of certain conditions.

      The AllCar stores are serviced out of the Company’s Mendota Heights Distribution Center and have been converted to the Checker name and store format and integrated into the Company’s operations. In connection with the integration of the AllCar stores, the Company incurred transition and integration expenses of approximately $0.3 million and $3.0 million during fiscal 2001 and fiscal 2000, respectively. These expenses consisted primarily of grand opening advertising, training and re-merchandising costs. In addition, the Company incurred capital expenditures of approximately $3.1 million during fiscal 2000, consisting primarily of expenditures related to equipment, store fixtures, signage and the installation of the Company’s store-level information systems in the AllCar stores.

      The AllCar Acquisition was accounted for under the purchase method of accounting. Accordingly, the results of operations of these stores are included in the consolidated operating results of the Company from April 28, 2000, the first day of operations subsequent to the acquisition. The financial statements reflect the allocation of the purchase price, based on estimated fair values at the date of acquisition. Approximately $3.8 million was allocated to inventory and fixed assets. The excess of the purchase price over the estimated fair value of the assets acquired resulted in goodwill of approximately $5.5 million.

     SuperAuto

      On June 19, 2000, the Company acquired one store in California for $1.0 million. The Company converted this store to the Kragen name and store format and integrated the store into the Company’s operations. No significant transition and integration costs were incurred relating to this acquisition.

     Al’s and Grand Auto Supply

      On October 1, 1999, the Company acquired the common stock of Al’s and Grand Auto Supply, Inc. (“AGA”), formerly known as PACCAR Automotive, Inc., which operated 194 stores under the trade names of Al’s Auto Supply and Grand Auto Supply (collectively, the “AGA stores”) in Washington, California, Idaho, Oregon, Nevada and Alaska. The Company has converted these stores to the Schuck’s and Kragen names and store formats and integrated these stores into the Company’s operations.

      The Company paid approximately $145.6 million in cash for the stock of AGA and associated transaction costs. The acquisition was funded with proceeds from the senior credit facility. In connection with the acquisition, the Company amended and restated its then senior credit facility to provide an additional

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$150.0 million of senior term loan borrowing ability. There are no contingent payments, options or commitments associated with the acquisition.

      In connection with the integration of the AGA stores, the Company incurred transition and integration expenses of approximately $15.7 million and $21.3 million during fiscal 2000 and 1999, respectively. These expenses consisted primarily of grand opening advertising, training and re-merchandising costs. In addition, the Company incurred capital expenditures of approximately $5.6 million and $2.0 million during fiscal 2000 and 1999, respectively. These expenditures consisted primarily of equipment, store fixtures, signage and the installation of the Company’s store-level information systems in the AGA stores.

      As a result of the AGA acquisition, the Company analyzed its store locations in California and the Pacific Northwest and closed 39 of the formerly owned AGA stores based on several factors including: (1) market saturation; (2) store profitability; and (3) store size and format. In addition, the Company finalized a store closure plan for its own stores that overlapped with AGA stores, which resulted in pretax charges of approximately $2.5 million during the fourth quarter of fiscal 1999 and $3.7 million during the second quarter of fiscal 2000. These charges were included in store closing costs in the accompanying Consolidated Statement of Operations. See Note 13.

      The AGA acquisition was accounted for under the purchase method of accounting. Accordingly, the results of operations of these stores are included in the consolidated operating results of the Company from October 2, 1999, the first day of operations subsequent to the acquisition. The financial statements reflect the final allocation of the purchase price, based on fair values of net assets at the date of acquisition. Approximately $127.7 million was allocated to inventory, leasehold improvements, fixed assets and favorable lease rights. The allocation also includes an estimated liability for the cost of closing the 39 acquired stores described above. The excess of the purchase price over the estimated fair value of the assets acquired resulted in goodwill of approximately $63.3 million.

     Automotive Information Systems

      On September 7, 1999, the Company acquired all of the common stock of Automotive Information Systems, Inc. (“AIS”). AIS, based in St. Paul, Minnesota, is a leading provider of diagnostic vehicle repair information to automotive technicians, automotive replacement parts manufacturers, automotive test equipment manufacturers, and the do-it-yourself consumer. The Company paid approximately $10.3 million in cash for AIS and funded the acquisition through its then senior credit facility. There are no contingent payments, options or commitments associated with the acquisition.

      The AIS acquisition was accounted for under the purchase method of accounting. Accordingly, the results of operations are included in the consolidated operating results of the Company from September 7, 1999, the first day of operations subsequent to the acquisition. The financial statements reflect the final allocation of the purchase price, based on fair values at the date of acquisition. The excess of the purchase price over the fair value of the assets acquired resulted in goodwill of approximately $9.2 million.

     Big Wheel

      On June 30, 1999, the Company acquired substantially all of the assets of APSCO Products Company dba Big Wheel/ Rossi (“Big Wheel”), the leading retailer of auto parts in the Northern Plains states. Big Wheel operated 86 stores in Minnesota, North Dakota and Wisconsin along with a distribution center in Minnesota. The Company has converted these stores to the Checker name and store format and integrated these stores into the Company’s operations.

      The Company paid approximately $62.7 million in cash for substantially all the assets and assumed certain current liabilities and indebtedness of Big Wheel. The acquisition was funded with proceeds from its then senior credit facility. In connection with the acquisition, the Company amended and restated its then

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

senior credit facility to provide an additional $125.0 million of senior term loan borrowing ability. There are no contingent payments, options or commitments associated with the acquisition.

      In connection with the integration of the Big Wheel stores, the Company incurred transition and integration expenses of approximately $5.2 million and $8.9 million during fiscal 2000 and 1999, respectively. These costs consist primarily of grand opening advertising, training and re-merchandising costs. In addition, the Company incurred capital expenditures of approximately $1.5 million and $3.0 million during fiscal 2000 and 1999, respectively. These costs consist primarily of equipment fixtures, signage and the installation of the Company’s store-level information systems in the Big Wheel stores.

      The Big Wheel acquisition was accounted for under the purchase method of accounting. Accordingly, the results of operations of these stores are included in the consolidated operating results of the Company from July 1, 1999, the first day of operations subsequent to the acquisition. The financial statements reflect the final allocation of the purchase price, based on fair values at the date of acquisition. Approximately $19.5 million was allocated to inventory, leasehold improvements and fixed assets. The excess of the purchase price over the estimated fair value of the assets acquired resulted in goodwill of approximately $60.0 million.

      The Big Wheel and AGA Acquisitions were accounted for under the purchase method of accounting. Prior financial statements reflected the preliminary allocation of the purchase prices, based on estimated fair values at the date of the respective acquisition. During fiscal 2000, the Company made adjustments to reflect the final determination of certain acquired balances. Significant changes in the allocation of acquired balances include: (1) a lower accounts receivable valuation primarily relating to acquired accounts payable debit balances for vendors with which the Company does not conduct business; (2) a revised inventory allocation representing (a) a lower inventory valuation on core and warranty returns as a result of excessive acquired inventory levels; and (b) a lower valuation on non-returnable inventory lines not carried by the Company; (3) a leasehold rights allocation representing the discounted net present value of the excess of the fair market rental value over the respective contractual rent of stores under operating leases acquired; (4) an accounts payable adjustment as a result of an adjustment to acquired bank overdrafts; and (5) a revised closed store reserve reflecting the final costs of closing previously identified stores. The final allocations of the fair value of the assets and liabilities recorded as a result of the above mentioned acquisitions are as follows (in thousands):

	Fiscal Year

	2000	1999

Cash and cash equivalents	$108	$145
Receivables	171	3,161
Inventories	3,290	103,023
Assets held for sale	—	3,238
Property and equipment	1,180	30,049
Goodwill	5,841	132,499
Leasehold interests	—	14,655
Prepaids and other assets	219	2,244
Deferred income taxes	—	3,137
Accounts payable	(3,702)	(36,851)
Accrued liabilities and other	(5,817)	(29,781)
Closed store reserves	—	(6,922)

Total cash purchase price	$1,290	$218,597

      The following unaudited pro forma financial information presents the combined historical results of the Company, Big Wheel, AIS and AGA as if the acquisitions had occurred at the beginning of the periods

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

presented, after giving effect to certain adjustments. Pro forma adjustments reflect the final purchase price allocations noted above and include the following: (1) amortization of goodwill of $2.7 million; (2) depreciation expense based on the allocation of purchase price to fixed assets of $1.4 million; (3) interest expense and amortization of deferred financing costs associated with the additional borrowings under the senior credit facility of $11.4 million; and (4) amortization of leasehold rights of $1.3 million. Although cost savings and other future synergy benefits of the combined companies are expected, no such benefits are reflected in this pro forma financial information (in thousands, except per share data).

Fiscal Year
Ended
January 30,
2000

(unaudited)
Net sales	$1,423,907
Net income before extraordinary loss and cumulative effect of change in accounting principle	20,138
Net income	19,397

Basic earnings per share:
Net income before extraordinary loss and cumulative effect of change in accounting principle	$0.72

Net income	$0.70

Diluted earnings per share:
Net income before extraordinary loss and cumulative effect of change in accounting principle	$0.70

Net income	$0.68

      The pro forma combined results are not necessarily indicative of the results that would have occurred if the acquisitions and borrowings had been completed as of the beginning of the period presented, nor are they necessarily indicative of future consolidated results.

Note 5 — Transactions and Relationships with Related Parties

     Lease Transactions

      The Company has entered into several lease agreements with related parties for approximately 125,000 square feet of office space and real property and certain store fixtures. These lease agreements are subject to certain inflation based adjustments that could affect the rent expense in future periods. The agreements are with affiliates of The Carmel Trust (“Carmel”), one of the Company’s principal stockholders. The table below describes the Company’s related party transactions ($ in thousands):

			Fiscal Year Rent Expense

Description	Beginning Date	Ending Date	2001	2000	1999

Corporate headquarters	October 1989	October 2012	$1,536	$1,490	$1,490
Corporate office space	April 1995	October 2012	725	603	328
Headquarters parking lot	April 1995	October 2012	63	63	63
Real property sale-leaseback(1)	February 1997	November 2000	—	83	99
Fixture sale-leaseback(2)	July 1996	July 2001	192	463	463

			$2,516	$2,702	$2,443

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Represents a sale-leaseback transaction for $0.9 million in funding which was paid off in November 2000.

(2)	Represents a sale-leaseback transaction for $1.9 million in funding which was paid off in July 2001.

      The Company believes that the terms of the leasing transactions with related parties described above were no less favorable to it than terms that may have been available from independent third parties at the time of the applicable transaction. The Company is currently not planning on entering into additional sale-leaseback transactions with related parties and no such sale-leaseback transactions with a related party have resulted in any gain or loss.

     Other Transactions

      In connection with his engagement as Chief Executive Officer, the Company loaned Mr. Jenkins $550,000, which he used to finance the purchase of the new home required as a result of his relocation. This loan was to mature in 1999 and bear interest at a rate of 4.545%. This loan was authorized by the Board of Directors prior to the commencement of Mr. Jenkins’ employment. In September 1999, the Company agreed to forgive $300,000 principal amount of the loan on November 1, 1999 and $250,000 principal amount, together with approximately $18,000 accrued and unpaid interest thereon on February 1, 2000, provided that Mr. Jenkins remained employed on such date (unless his failure to remain employed was caused by the Company’s termination of his employment).

      In December 2001, in connection with the Company’s refinancing of its then existing credit facility, CSK Auto Corporation sold $50.0 million aggregate principal amount of 7% convertible subordinated debentures due December 2006 (the “convertible debentures”) and related contingently exercisable warrants (the “make-whole warrants”), consisting of $30.0 million in principal amount and one make-whole warrant to Investcorp CSK Holdings L.P., an affiliate of Investcorp S.A., which through its relationship with several of the Company’s stockholders is deemed to be one of its principal stockholders, and $20 million in principal amount and one make-whole warrant to an unrelated third party investor in a private placement. Interest on the debentures is payable quarterly, either in cash or, at the Company’s election, additional shares of its common stock. The convertible debentures and make-whole warrants issued to Investcorp CSK Holdings L.P. were on the same terms as those issued to the unrelated third party. The Company expects to convert these debentures for both Investcorp CSK Holdings L.P. and the third party into approximately 5.75 million shares of its common stock (approximately 3.45 million shares to Investcorp CSK Holdings L.P. and 2.3 million shares to the third party), based on a conversion price of $8.69 per share, within thirty days following the effectiveness of the registration statement relating to such shares, which is currently pending before the Securities and Exchange Commission. The actual number of shares to be issued to Investcorp CSK Holdings L.P. and the third party pursuant to the agreements relating to the issuance of the convertible debentures and make-whole warrants will depend on a number of factors, including the Company’s future average stock price, whether one of these holders voluntarily converts its convertible debentures prior to the time that the Company requires conversion, and to what extent the Company elects to pay interest on the convertible debentures in shares of its common stock rather than cash prior to the conversion of the convertible debentures.

      On March 1, 2000, the Company participated in the formation of PA, a new joint venture (see Note 3). During fiscal 2000, the Company contributed assets and incurred costs of approximately $3.2 million, which include associated transaction costs. During fiscal 2000 the Company also incurred non-cash charges of $3.2 million to recognize its proportionate share of PA’s net loss and to write off the Company’s remaining investment in the joint venture. In addition, the Company recorded sales to PA of approximately $0.2 million and $0.5 million during fiscal 2001 and 2000, respectively, and incurred reimbursable costs of $0.3 million during fiscal 2000. As of February 4, 2001, the Company had a receivable from PA of approximately

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$0.4 million, which includes reimbursable costs and advances. During the second quarter of fiscal 2001, PA ceased operations and, accordingly, there is no outstanding receivable from PA as of February 3, 2002.

Note 6 — Receivables

      Accounts receivable consist of the following ($ in thousands):

	February 3,	February 4,
	2002	2001

Trade receivables from commercial and other customers	$29,567	$25,756
Amounts due under vendor rebate programs and cooperative advertising arrangements	57,691	43,296
Landlord and subtenant receivables	2,030	4,149
Other	735	761

Gross receivables	90,023	73,962
Allowance for doubtful accounts	(5,230)	(4,236)

Net accounts receivable	$84,793	$69,726

      The Company reflects amounts to be paid or credited to the Company by vendors as receivables. Pursuant to contract terms, the Company has the right to offset vendor receivables against corresponding accounts payables, thus minimizing the risk of non-collection of these receivables.

Note 7 — Property and Equipment

      Property and equipment is comprised of the following (in thousands):

	February 3,	February 4,
	2002	2001	Estimated Useful Life

Land	$553	$893
Buildings	743	1,244	25 years
Leasehold improvements	93,935	96,246	15 years or life of lease
Furniture, fixtures and equipment	117,300	124,998	10 years
Property under capital leases	88,743	80,667	5 – 15 years or life of lease
Purchased software	12,044	10,585	5 years

	313,318	314,633
Less: accumulated depreciation and amortization	(162,937)	(139,275)

Property and equipment, net	$150,381	$175,358

      Accumulated amortization of property under capital leases totaled $54.1 million and $42.6 million at February 3, 2002 and February 4, 2001, respectively.

Note 8 — Long Term Debt and Extraordinary Loss

      On December 21, 2001, the Company completed several transactions to refinance its capital structure (the “Refinancing”). The Company used the proceeds from a note offering, which were approximately $275.3 million, net of a discount of $4.7 million, together with borrowings under a new $300.0 million senior collateralized, asset based credit facility and the gross proceeds of a $50.0 million private placement of new 7% convertible subordinated debentures to refinance its prior credit facility and to pay fees and expenses in

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

connection with these transactions. Additionally, upon the closing of the new senior credit facility, the Company converted its existing $30.0 million 7% convertible subordinated note due September 1, 2006 into approximately 4.5 million shares of CSK Auto Corporation’s common stock. Also as part of the Refinancing, the Company incurred an extraordinary loss of $3.1 million, which was a write off of $5.1 million of unamortized deferred financing costs associated with the prior senior credit facility, net of a $2.0 million income tax benefit.

      As a result of the increased borrowing and based on the Company’s financial results for the third quarter of fiscal 2001, the Company’s ratio of debt to Adjusted EBITDA (as defined in the prior senior credit facility) and the Company’s Interest Coverage Ratio (as defined in the prior senior credit facility) would not have been in compliance with corresponding covenants under the then existing senior credit facility. Accordingly, the Company negotiated a waiver to these covenants effective for the third quarter ending November 4, 2001. The proceeds of the Refinancing, including the proceeds received from the issuance of the $30 million convertible note, were used to refinance the indebtedness under the prior senior credit facility. The Company anticipates meeting all required covenants under the new credit facility in fiscal 2002.

     New Senior Credit Facility

      In connection with the Refinancing, Auto entered into a new $300.0 million senior collateralized, asset based credit facility that matures December 21, 2004. The new senior credit facility is comprised of a $130 million revolving credit facility and a $170.0 million non-amortizing term loan. Availability under the new senior credit facility is subject to a borrowing base formula equal to the lesser of $300.0 million and the sum of certain percentages of eligible inventory and eligible accounts receivable owned by the Company and its subsidiaries. Under the borrowing base formula, the borrowing capacity at February 3, 2002 was limited to approximately $270.5 million. Loans under the new senior credit facility are collateralized by a first priority security interest in substantially all of the Company’s and its subsidiaries’ assets and in all of the Company’s and its subsidiaries’ capital stock. The loans are guaranteed by each of the Company’s subsidiaries and by the Company.

      Interest may accrue quarterly on the loans with reference to the base rate (the “Base Rate”) plus the applicable Base Rate interest margin. The Company may elect that all or a portion of the loans bear interest at the Eurodollar rate (the “Eurodollar Rate”) plus the applicable Eurodollar interest margin. The Base Rate is defined as the highest of (i) the Federal Funds Rate plus 0.50%, (ii) the secondary market rate for three-month certificates of deposit of money center banks plus 1%, or (iii) the prime commercial lending rate of the administrative agent. The Eurodollar Rate is defined as the rate at which eurodollar deposits for one, two, three or six months or (if and when available to all of the relevant lenders) nine or twelve months are offered to the administrative agent in the interbank eurodollar market. The interest margin for the new senior credit facility is 2.50% for Base Rate loans and 3.50% for Eurodollar Rate loans.

      The new senior credit facility provides that the Company may from time to time make optional prepayments of loans in whole or in part without penalty, subject to minimum prepayments and reimbursement of the lenders’ breakage costs in the case of prepayment of Eurodollar Rate loans.

      The new senior credit facility contains covenants and other requirements of the Company and its subsidiaries. In general, the affirmative covenants provide for, among other requirements, mandatory reporting of financial and other information to the lenders and notice to the lenders upon the occurrence of certain events. The affirmative covenants also include standard covenants requiring the Company to operate its business in an orderly manner.

      The new senior credit facility contains negative covenants and restrictions on actions by the Company and its subsidiaries including, without limitation, restrictions on indebtedness, liens, guarantee obligations, mergers, asset dispositions not in the ordinary course of business, investments, loans, advances and

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

acquisitions, dividends and other restricted junior payments, transactions with affiliates, change in business conducted, and certain prepayments and amendments of subordinated indebtedness. The new revolving credit facility requires that the Company meet certain financial covenants, ratios and tests, including a maximum leverage ratio and a minimum interest coverage ratio. The Company believes it was in compliance with all such covenants at February 3, 2002.

      The new senior credit facility specifies certain customary events of default including, without limitation, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties in any material respect, cross default to certain other indebtedness and agreements, bankruptcy and insolvency events, material judgments and liabilities, change of control and unenforceability of certain documents under the new senior credit facility.

      The Company is required to pay certain fees in connection with the new senior credit facility, including: (1) letter of credit fees; (2) agency fees; and (3) commitment fees. Commitment fees are payable quarterly, at a rate per annum of 0.5% on the average daily unused portion of the new senior credit facility.

     12% Senior Notes Due 2006

      The Company issued $280.0 million of new 12% Senior Notes due June 15, 2006 (the “12% Senior Notes”) in connection with the Refinancing. Interest is payable semi-annually in arrears on December 15 and June 15 of each year commencing June 15, 2002. The effective interest rate, including amortization of the original issue discount, is approximately 12.5% per annum. The proceeds received, after deducting the original issue discount of $4.7 million, were $275.3 million.

      The Company will not have the right to redeem any notes prior to December 15, 2004 (other than out of the net cash proceeds of any equity offering). At any time or from time to time on or prior to December 15, 2004, upon the consummation of an equity offering of the Company’s common stock for cash, up to 35% of the aggregate principal amount of the notes issued pursuant to the Indenture may be redeemed at the Company’s option within 90 days of such equity offering with cash received by the Company from the net cash proceeds of such equity offering, at a redemption price equal to 112.00% of principal, together with accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date; provided, however, that immediately following such redemption not less than 65% of the aggregate principal amount of the notes originally issued pursuant to the Indenture remain outstanding. At any time on or after December 15, 2004, the Company may redeem the notes for cash at its option, in whole or in part, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the periods indicated below, in each case together with accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption of the notes:

Period	Percentage

December 15, 2004 through December 15, 2005	106.000%
December 15, 2005 through maturity	100.000%

      If the Company experiences a change of control, holders of the notes will have the right to require the Company to repurchase their notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the repurchase.

      The payment of the principal, premium and interest on the notes is irrevocably and unconditionally guaranteed on a senior basis by the Company and its subsidiaries.

      The notes are unsecured senior obligations of CSK Auto, Inc. They rank senior in right of payment to the Company’s subordinated indebtedness and effectively junior to the Company’s senior secured indebtedness, including borrowings under the new senior credit facility, to the extent of the collateral securing such secured indebtedness.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The indenture governing the notes limits Auto and its subsidiaries’ ability to, among other things, incur additional indebtedness or issue disqualified capital stock, pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness, make investments, create any consensual limitation on the ability of its Subsidiaries to pay dividends, make loans or transfer property to the Company, incur liens, engage in transactions with the Company’s affiliates, sell assets, including capital stock of the Company’s subsidiaries and consolidate, merge or transfer all or substantially all of assets of the Company or its subsidiaries.

     $50.0 million 7% Convertible Subordinated Notes Due December 1, 2006

      Also in connection with the Refinancing, the Company sold $50.0 million aggregate principal amount of 7% convertible subordinated debentures due December 2006 (the “convertible subordinated debentures”) and related contingently exercisable warrants to an unrelated third party investor and an affiliate of Investcorp, S.A., one of the Company’s principal stockholders (“Investcorp”).

      Interest is payable quarterly. The Company may elect to pay such interest in cash or additional shares of its stock. The Company is a holding company that derives all its operating income from its subsidiaries, which are restricted, pursuant to the terms of other financing obligations, from transferring funds to it to pay cash interest on the convertible subordinated debentures except under certain circumstances. These restrictions may limit the Company’s ability to pay interest on the convertible subordinated debentures in cash. However, interest must be paid in cash in certain circumstances, including following the occurrence of an event of default or certain other events. Upon and during the continuance of an event of default, interest on the convertible subordinated debentures and any overdue payments increases to 12%, with further monthly increases up to 16%.

      The convertible subordinated debentures are not redeemable by the Company at any time prior to maturity on December 1, 2006, except in the event of a change of control, as defined in such debentures. In the event the convertible subordinated debentures have not been converted at maturity in 2006, then the Company must, at its option, either redeem the convertible subordinated debentures for 100% of the principal amount in cash or convert the convertible subordinated debentures into its common stock at a conversion price equal to the average of the closing sale price of the common stock on each trading day during the 120 trading days preceding December 21, 2006.

      The convertible subordinated debentures are subordinated to the principal and interest obligations owed under CSK Auto Corporation’s guarantee of Auto’s new senior credit facility and to the guarantee of the 12% Senior Notes. The terms of such subordination will be similar to the terms of the subordination of Auto’s 11% Senior Subordinated Notes to the 12% Senior Notes.

      Subject to certain limitations, these investors can convert their convertible subordinated debentures into the Company’s common stock at any time. Pursuant to the NYSE rules, the Company obtained shareholder approval for the issuance of its common stock upon the conversion of, and in lieu of cash interest payments on, the convertible subordinated debentures, and upon the exercise of certain related warrants (including any additional shares of common stock that may be issued as a result of certain adjustment provisions of the convertible subordinated debentures and the related warrants) (collectively, the “Conversion Stock”) at a special meeting of its shareholders held February 26, 2002.

      The Company issued the convertible subordinated debentures with certain registration rights. Consequently, the Company filed a resale shelf registration statement with the SEC on January 18, 2002 relating to approximately 12.9 million shares of Conversion Stock and 4.5 million shares that were issued upon conversion of the $30 million 7% convertible note. The Company is required to use its best efforts to have such registration statement declared effective by the SEC as soon as practicable, on or before May 19, 2002.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Within 30 days of the effectiveness of the registration statement, the Company intends to require the holders to convert all of their convertible subordinated debentures into the Company’s common stock. The Company may require this conversion, provided (i) no event of default has occurred and is continuing, and (ii) there have not occurred certain specified changes in management. The conversion price for the convertible subordinated debentures, currently set at $8.69 per share, is subject to certain anti-dilution provisions and other adjustments that may result in the issuance of additional shares of its common stock under certain circumstances.

      The agreements include provisions for conversion price adjustments and specific requirements for treatment of the convertible subordinated debentures in the event of a merger, sale of substantially all assets or similar transaction involving the Company. In addition, in the event of a change of control of the Company, the agreements require the Company to make an offer to purchase the convertible subordinated debentures at a redemption price equal to 125% of the principal amount until December 2002 and 112.5% thereafter. The convertible subordinated debentures include customary events of default and, if an event of default occurs, each holder of convertible subordinated debentures may require the convertible subordinated debentures to be redeemed at a redemption price equal to 105%. The convertible subordinated debentures also provide for monetary penalties if the Company fails to convert them into common stock upon the holder’s request.

      The warrants are automatically exercisable into shares of our common stock on the earlier of (i) a change of control, and (ii) November 21, 2002, only if the following two events have occurred: (1) we have previously required the conversion of the convertible debentures; and (2) the conversion price of the convertible debentures at the time of such required conversion is greater than the “adjusted conversion price”.

      The “adjusted conversion price” is an amount equal to the greater of (i) the average of the closing sale prices of our common stock on the trading days from December 21, 2001 through November 20, 2002 and (ii) $4.94, as adjusted in the case of a change of control and for specified dilutive events.

      The number of shares of our common stock issuable upon exercise of the warrants is equal to the following amount, subject to adjustment in accordance with the provisions of the convertible debentures and warrants, and less a number of shares so as to have a cashless exercise of the warrants based on an exercise price of $0.01: (1) the quotient determined by dividing (A) the $50.0 million principal amount of the convertible debentures initially issued, plus any interest payments added to the principal of the convertible debentures, by (B) the adjusted conversion price; minus (2) the number of shares of our common stock we have issued upon conversion of the convertible debentures prior to the exercise of the warrants.

     11% Senior Subordinated Notes Due 2006

      On October 30, 1996, Auto issued and sold in a private placement $125.0 million aggregate principal amount of 11% Senior Subordinated Notes due 2006 (the “Old 11% Notes”) pursuant to an indenture, between Auto and The Bank of New York (as successor to Wells Fargo Bank, N.A.), as Trustee. On March 13, 1997, Auto offered to exchange up to all outstanding Old 11% Notes for a like principal amount of its 11% Series A Senior Subordinated Notes due 2006 (the “11% Senior Subordinated Notes”) issued pursuant to the Indenture in a transaction registered under the Securities Act of 1933, as amended. Auto consummated the exchange offer on June 18, 1997, with all of the Old 11% Notes being exchanged for the 11% Senior Subordinated Notes.

      In April 1998, 35% of the aggregate principal amount of the 11% Senior Subordinated Notes was redeemed at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest thereon, to the redemption date, with the net proceeds of an initial public offering of Common Stock.

      The provisions of the indenture limit the Company’s and its subsidiaries’ ability to, among other things, incur additional indebtedness or issue disqualified capital stock, pay dividends on capital stock or redeem, repurchase or retire capital stock or indebtedness, make investments, create any consensual limitation on the

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ability of its subsidiaries to pay dividends, make loans or transfer property to the Company, incur liens, engage in transactions with affiliates, sell assets, including capital stock of subsidiaries and consolidate, merge or transfer all or substantially all of the Company’s assets.

      The indenture potentially restricts Auto from making additional borrowings under its revolving credit commitment that, when added to the aggregate amount of outstanding borrowings under the senior credit facility (including term loans), exceed $200.0 million. This restriction does not apply if the new borrowings are of a type specifically permitted by the indenture, or, if after giving pro forma effect to such new borrowings the ratio of Auto’s consolidated EBITDA to fixed charges (as such terms are defined in the indenture) exceeds 2.25 to 1. Accordingly, the Company has been able to exceed the potential restriction and does not anticipate that it will limit access to further borrowings under the senior credit facility.

      The indenture also provides that upon a “change of control,” as defined therein, each holder of 11% Senior Subordinated Notes will have the right to require Auto to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase.

      The 11% Senior Subordinated Notes bear interest at 11% per year, payable semiannually in arrears on each May 1 and November 1, and mature on November 1, 2006. The 11% Senior Subordinated Notes are general, unsecured senior subordinated obligations. The 11% Senior Subordinated Notes are required to be guaranteed fully, unconditionally and jointly and severally by most future United States subsidiaries of Auto, on a senior subordinated basis.

      Beginning November 1, 2001, the 11% Senior Subordinated Notes are redeemable, at the option of Auto, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices set forth below (expressed in percentages of principal amount), plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the 12-month period beginning on November 1 of the years indicated below:

Redemption
Period	Price

2001	105.500%
2002	103.667%
2003	101.833%
2004 and thereafter	100.000%

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Outstanding debt, excluding capital leases, is as follows ($ in thousands):

	February 3,	February 4,
	2002	2001

Term Loan, variable interest rate, average rate 5.7% for fiscal 2001 due in full December 2004	$170,000	$—
New Revolving Credit Commitment, variable interest rate, average rate 6.2% for fiscal 2001 and $130.0 million maximum capacity at February 3, 2002	57,000	—
Prior Revolving Credit Commitment, variable interest rate, average rate 8.3% for fiscal 2000, paid in full December 2001	—	110,000
Term Loan (Tranche B), variable interest rates, average rate 7.3% and 8.9% for fiscal 2001 and 2000, respectively, semi-annual installments payable each June 30 and December 31, paid in full December 2001	—	144,480
Term Loan (Tranche B1), variable interest rates, average rate 7.4% and 8.9% for fiscal 2001 and 2000 respectively, semi-annual installments payable each June 30 and December 31, paid in full December 2001	—	123,500
Term Loan (Tranche B2), variable interest rates, average rate 7.5% and 8.9% for fiscal 2001 and 2000 respectively, semi-annual installments payable each June 30 and December 31, paid in full December 2001	—	148,500
Convertible notes, net of $0.9 million discount due to beneficial conversion feature, interest rate 7%, due December 2006	49,100	—
Notes, $81.25 million, interest rate 11%, due November 2006	81,250	81,250
Notes, $280.0, net of $4.6 million discount, effective interest rate approximates 12.5%, due June 2006	275,416	—

Total	632,766	607,730
Less: current maturities	—	54,640

	$632,766	$553,090

      At February 3, 2002, the estimated maturities of long term debt, excluding capital leases, were ($ in thousands):

Fiscal Year	Amount

2002	$—
2003	—
2004	227,000
2005	—
2006	405,766
Thereafter	—

$632,766

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Included in other assets are the following debt financing charges, which have been deferred and are being amortized over the life of the related debt instrument ($ in thousands):

	February 3,	February 4,
	2002	2001

11% Senior Subordinated Notes	$5,341	$5,341
12% Senior Notes	9,952	—
7% convertible subordinated notes	2,570	—
New senior credit facility	7,411	—
Prior senior credit facility	—	7,880
Accumulated amortization	(3,916)	(5,411)

Total	$21,358	$7,810

Note 9 — Leases

      The Company leases its office and warehouse facilities, for all but two of its retail stores, and a majority of its equipment. Generally, store leases provide for minimum rentals and the payment of utilities, maintenance, insurance and taxes. Certain store leases also provide for contingent rentals based upon a percentage of sales in excess of a stipulated minimum. The majority of lease agreements are for base lease periods ranging from 10 to 20 years, with three to five renewal options of five years each.

      Operating lease rental expense is as follows ($ in thousands):

	Fiscal Year

	2001	2000	1999

Minimum rentals	$124,751	$123,298	$97,748
Contingent rentals	1,261	945	976
Sublease rentals	(9,059)	(6,970)	(5,395)

	$116,953	$117,273	$93,329

The above amounts include rental expense under leases with affiliates of	$2,516	$2,702	$2,443

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Future minimum lease obligations (income) under non-cancelable leases at February 3, 2002 are as follows ($ in thousands):

	Capital	Operating	Sublease
For Fiscal Years	Leases	Leases	Rentals

2002	$16,402	$125,927	$(9,647)
2003	15,148	114,009	(7,982)
2004	11,648	98,034	(5,931)
2005	4,562	86,961	(4,673)
2006	677	77,665	(3,651)
Thereafter	2,912	355,903	(4,069)

	51,349	$858,499	$(35,953)

Less: amounts representing interest	(13,272)

Present value of obligations	38,077
Less: current portion	(10,999)

Long term obligation	$27,078

      The above amounts include future minimum lease obligations under operating leases with affiliates totaling $27.2 million at February 3, 2002.

Note 10 — Capital Stock

      On August 14, 2001, the Company issued a $30.0 million aggregate principal amount 7% convertible subordinated note due September 1, 2006 to Oppenheimer Capital Income Fund. In connection with the Refinancing, the note was converted, into approximately 4.5 million shares of the Company’s common stock at a conversion price of $6.63 per share, which represents a 10% premium to the average closing price of the Company’s stock on the NYSE for the 10 days preceding the issuance of the note. At the time of the conversion the $30.0 million principal and approximately $0.7 million of accrued interest were converted to common stock and additional paid in capital.

Note 11 — Employee Benefit Plans

      The Company provides various health, welfare and disability benefits to its full-time employees which are funded primarily by Company contributions. The Company does not provide post-employment or post-retirement health care or life insurance benefits to its employees.

     Retirement Program

      The Company sponsors a 401(k) plan which is available to all employees of the Company who have completed one year of continuous service. Effective October 1, 1997, the Company matches from 40% to 60% of employee contributions in 10% increments, based on years of service with the Company, up to 4% of the participant’s base salary. Participant contributions are subject to certain restrictions as set forth in the Internal Revenue Code. The Company’s matching contributions totaled $1,237,200, $1,377,300, and $1,422,400 for fiscal years 2001, 2000, and 1999, respectively.

     1996 Stock Option Plans

      On October 30, 1996, the Company awarded options to purchase shares of common stock under its Associate Stock Option Plan (the “Associate Plan”) and its Executive Stock Option Plan (the “Executive

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Plan” and together with the Associate Plan, the “Plans”) in order to provide incentives to store managers and salaried corporate and warehouse employees of the Company. In October 1996 and February 1997, the Company’s Board of Directors approved the Associate Plan and the Executive Plan, respectively. The Compensation Committee of the Board of Directors has been appointed to administer the Plans.

      Options to purchase up to an aggregate of 1,026,300 shares of common stock may be granted under the Associate Plan. On April 30, 1999, the Board of Directors amended and restated the Executive Plan, increasing the maximum number of shares for which options may be granted by 60,000 to a total of 744,200 shares of common stock. Options granted under the Plans may be options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or options not intended to so qualify. In the event of a sale of more than 80% of the outstanding shares of capital stock of the Company or 80% of its assets, as defined, all options under the plan are vested. All options expire on the seventh anniversary of the date of grant (or, under certain circumstances, 30 days later).

      As a result of the Company’s initial public offering (the “IPO”) in 1998, each then outstanding option granted under the Plans became exercisable upon vesting. Options granted under the Associate Plan vest in three equal installments on the second, third and fourth anniversaries of the date of their grant, assuming the associate’s employment continues during this period (“Four Year Vesting”). As of fiscal 1999, all options have three year vesting. Options granted under the Executive Plan are subject to the Four Year Vesting as to 84% of such options and performance vesting (over the same four years) as to the remaining 16%. The performance vesting criteria is based upon achieving specified operating results. Partial vesting of options subject to performance vesting occurs if the Company achieves less than 95% of the specified operating results. Any portion of options granted under the Executive Plan which are subject to performance vesting and which do not vest during the four years will automatically vest 90 days prior to the end of the option’s term. If the specified operating results are exceeded for any year by at least 10%, the executive will receive options for up to an additional 5% (20% on a cumulative basis) of his or her original option grant at an exercise price equal to that of the original grant. As a result of exceeding the specified results, additional option grants of approximately 15,000 and 18,000 were granted in April 2001 and 2000, respectively. Specified results were not met in fiscal 2001 and, accordingly, no additional options will be granted in fiscal 2002.

      As of February 3, 2002, the Company has granted options to purchase 925,712 shares under the Associate Plan and 287,826 shares under the Executive Plan, net of cancellations (including cancellations in fiscal 2001 associated with the option cancellation program discussed further below) and exercises. Except for 96,062 options granted under the Executive Plan (see “Employment Agreements” below), the exercise prices represent the fair market value at the date of grant.

     1999 Stock Option Plan

      On April 30, 1999, the Company adopted the 1999 Employee Stock Option Plan (the “1999 Plan”) in order to attract, retain and motivate qualified individuals to serve as employees of the Company. The 1999 Plan is administered by the Compensation Committee of the Board of Directors of the Company, which has broad authority in administering and interpreting the plan.

      Options to purchase up to an aggregate of 750,000 shares of common stock may be granted under the 1999 Plan. Options granted under the 1999 Plan may be options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or options not intended to so qualify. In the event of a sale of more than 80% of the outstanding shares of capital stock of the Company or 80% of its assets, as defined, all options under the plan are vested. All options expire on the seventh anniversary of the date of grant (or, under certain circumstances, 30 days later).

      As of February 3, 2002, the Company has granted options to purchase 485,207 shares under the 1999 Plan, net of cancellations and exercises. The exercise prices represent the fair market value at the date of grant

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

based upon actual market prices as determined by trades reported by the New York Stock Exchange. Options granted under the 1999 Plan vest and become exercisable as determined by the Board of Directors.

     Option Cancellation Program

      During the third quarter of fiscal 2001, the Company cancelled outstanding stock options to purchase an aggregate of 496,296 shares of the Company’s common stock that had been granted to certain Company executives under all of the Company’s option plans. The options covered by such cancellations had exercise prices ranging from $17.50 to $32.25 per share, with a weighted average exercise price of $26.34 per share. During fiscal 2002, new stock options to purchase an aggregate of 496,296 shares of the Company’s common stock were granted to these executives. Consistent with terms of the program, the exercise price of the new stock options was generally $11 which was the greater of: (a) $11.00 per share; or (b) the fair market value of CSK Auto Corporation common stock on the date of grant. These options were granted six months and one day after cancellation and, consistent with the guidance in FASB Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation: An Interpretation of APB Opinion No. 25”, no stock compensation expense was recorded.

     Directors Stock Plan

      Directors who are currently associated with the Investcorp Group or the Carmel Group do not receive any compensation for serving as directors. In June 1998, the Company’s Board of Directors adopted a non-employee director compensation plan, which was approved in June 1999. The plan provides for an aggregate of up to 50,000 shares in the form of restricted stock grants or stock options. The Board of Directors has adopted a policy which provides the three non-employee directors who are not associated with the Investcorp Group or the Carmel Group with an annual stipend of $25,000, of which at least $10,000 must be paid in the form of restricted stock grants. Pursuant to this Plan, these Directors were granted a total of 3,764, 1,854 and 1,534 shares of restricted stock during fiscal years 2001, 2000 and 1999, respectively.

     Employment Agreements

      Auto has entered into an employment agreement with its Chairman pursuant to which he is paid a fixed base salary and is eligible for a bonus based upon earnings per share. The agreement does not contain a stated termination date, but rather is terminable at will by either party. If Auto were to terminate the employment of the Chairman without cause, or if he terminates his employment for good reason, Auto has agreed to pay to the Chairman his base salary and performance bonus for a period of 24 months. The Chairman also received a loan of $550,000 from the Company, bearing interest at 4.545%. In consideration of the Chairman’s efforts regarding the Company’s acquisitions (see Note 5), $300,000 in principal amount of this loan was forgiven during the fourth quarter of fiscal 1999, with the remaining balance (including accrued and unpaid interest) forgiven during the first quarter of fiscal 2000. Auto had entered into an employment agreement with its then President pursuant to which he was paid a base salary and a bonus based upon earnings per share. The agreement was terminated effective April 1, 2000 in connection with the President’s retirement from day-to-day operations.

      In connection with the execution of his employment agreement, the Company’s Chairman received options for 401,967 shares of common stock, exercisable at $12.04 per share. As of February 3, 2002, these options were fully vested. The Company’s Chairman received options for 39,940 shares of common stock, exercisable at $12.04 per share, effective as of February 1, 1998. These options will vest and become exercisable in four equal annual installments beginning in April 1999. In connection with the issuance of these options, the Company has recognized a charge to earnings of approximately $0.2 million over the vesting period for the difference between the exercise price and the fair market value of the common stock at the date of grant. In connection with the IPO, the Company’s Chairman received options for 216,635 shares of

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

common stock, exercisable at $20.00 per share, the fair market value at the date of grant based on the IPO. These options will vest and become exercisable in three equal annual installments beginning in April 2000.

      The Company also has a supplemental retirement plan agreement with the Chairman which provides supplemental retirement benefits for a period of ten years beginning the earlier of February 1, 2006 or the first anniversary of the date of termination of his employment, provided he is terminated without Cause (as defined in such retirement plan agreement). The benefit amount payable to the Chairman under this agreement is based on the percentage of the benefit vested as of the date of termination of his employment, not to exceed $600,000 per annum.

      In connection with the execution of his employment agreement, the Company’s former President received an option for 299,337 shares of common stock, exercisable at $12.04 per share. As of February 3, 2002, these options were fully vested.

     Management Stock Purchase Agreements and Loan Plans

      In December 1997, the Company entered into stock purchase agreements with certain executives of the Company. Under the terms of the agreements, the Company issued a total of 180,600 shares of its common stock at a price of $12.04 per share. In addition, the Company granted certain executives non-qualified options to purchase 96,062 shares of its common stock, also at a price of $12.04 per share. The options contain similar terms and vesting provisions as existing options under the Company’s Executive Stock Option Plan. In addition, in the fourth quarter of fiscal 1997, the Company recorded deferred compensation of approximately $0.5 million to reflect the difference between the exercise price and the fair market value of stock associated with the options granted to certain executives. The deferred compensation resulted in a charge to earnings over the vesting period of the options.

      Of the total consideration paid to the Company of $2.2 million in connection with the purchase of the Company’s common stock by certain executives, approximately $1.0 million was loaned by the Company to certain executives to purchase 84,542 of the shares (the “Stock Loans”). In addition, the Company loaned $0.2 million to certain executives during fiscal 2000 to purchase additional shares. The Stock Loans are collateralized by the stock under pledge agreements, provide full recourse to the executive, bear interest at the average rate paid by the Company under the revolving portion of its senior credit facility, and mature in December 2003.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Options Activity

      Activity in all of the Company’s stock option plans is summarized as follows:

		Weighted	Weighted
	Number of	Average	Average	Options
	Shares	Exercise Price	Fair Value	Exercisable

Balance at January 31, 1999	2,145,202	$14.56
Granted at market price	1,040,302	24.32	$13.22
Exercised	(65,742)	12.04
Cancelled	(142,701)	19.71

Balance at January 30, 2000	2,977,061	17.78		601,038
Granted at market price	294,844	9.54	$7.64
Granted above market price	18,531	12.04	$9.79
Exercised	(6,604)	12.04
Cancelled	(287,642)	19.50

Balance at February 4, 2001	2,996,190	16.77		1,613,574
Granted at market price	156,380	7.50	$4.20
Granted above market price	60,719	8.59	$3.39
Exercised	(918)	3.88
Cancelled	(772,382)	23.76

Balance at February 3, 2002	2,439,989	$14.07		1,752,258

      The following table summarizes information about the Company’s stock options at February 3, 2002:

	Options Outstanding			Options Exercisable

		Weighted Average			Weighted
	Number	Remaining	Weighted Average		Average
Range of Exercise Prices	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercisable Price

$ 2.72 – $11.88	320,846	6.19	$7.27	42,894	$7.06
$11.94 – $12.04	1,394,330	2.10	12.04	1,348,428	12.04
$12.06 – $20.00	418,645	4.67	15.52	224,555	16.08
$20.13 – $36.53	306,168	4.11	28.46	136,381	28.17

$ 2.72 – $36.53	2,439,989	3.33	$14.07	1,752,258	$13.69

      The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” Had compensation costs for the Company’s stock option plans been determined based on the fair value at the grant date for awards, consistent with the provisions of SFAS No. 123, net income (loss) and diluted earnings (loss) per share would have been changed to the pro forma amounts indicated below ($ in thousands except per share data):

	Fiscal Year

	2001	2000	1999

Net income (loss):
As reported	$(17,192)	$5,000	$27,371
Pro forma	(19,523)	1,852	24,471
Diluted earnings (loss) per share:
As reported	$(0.61)	$0.18	$0.96
Pro forma	(0.69)	0.07	0.85

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The fair value of each option grant is estimated on the date of grant using the Black Scholes method of option pricing and is based upon the following assumptions:

	Fiscal Year

	2001	2000	1999

Dividend yield	0%	0%	0%
Risk free interest rate	4.15 – 4.92%	5.35 – 6.65%	4.75 – 5.94%
Expected life of options	6 years	6 years	6 years
Expected volatility	55%	98%	49%

Note 12 — Income Taxes

      The provision (benefit) for income taxes (exclusive of extraordinary items) is comprised of the following ($ in thousands):

	Fiscal Year

	2001	2000	1999

Current:
Federal	$—	$—	$450
State	—	—	387

	—	—	837

Deferred:
Federal	(7,327)	1,052	13,707
State	(1,559)	(859)	2,892

	(8,886)	193	16,599

Total	$(8,886)	$193	$17,436

      Included in fiscal 2001 results of operations is $1,964,000 of tax benefit relating to the extraordinary loss incurred in connection with the Refinancing. Included in fiscal 1999 results of operations is $468,000 of tax benefit relating to the cumulative effect of change in accounting principle (see Note 2).

      The following table summarizes the differences between the Company’s provision for income taxes and the expected provision, exclusive of extraordinary items ($ in thousands):

	Fiscal Year

	2001	2000	1999

Income before income taxes, extraordinary loss and cumulative effect of change in accounting principle	$(22,941)	$5,193	$45,548
Federal income tax rate	35%	34%	35%

Expected provision (benefit) for income taxes	(8,029)	1,766	15,942
Non-deductible goodwill and other permanent differences	702	406	521
State taxes, net of federal benefit	(734)	243	2,131
Reversal of reserves no longer required	—	(1,222)	—
Tax credits and other	(825)	(1,000)	(1,158)

Actual provision (benefit) for income taxes	$(8,886)	$193	$17,436

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The current and non-current deferred tax assets and liabilities consist of the following ($ in thousands):

	February 3,	February 4,
	2002	2001

Gross deferred tax assets:
Store closing costs	$2,686	$616
Accrued employee benefits	7,028	5,654
Capital lease expenditures	857	389
Reserve for legal settlement	13	3,491
Provision for bad debts	2,606	949
Tax loss carryforwards	24,037	11,239
Other	5,296	5,025

Total gross deferred tax assets	42,523	27,363

Gross deferred tax liabilities:
Inventory	23,929	20,602
Depreciation	9,073	8,663
Provision for site selection costs	5,013	4,443
Other	1,051	1,066

Total gross deferred tax liabilities	39,066	34,774

Net deferred tax asset (liability)	$3,457	$(7,411)

      The net deferred tax assets (liabilities) are reflected in the accompanying balance sheets as follows ($ in thousands):

	February 3,	February 4,
	2002	2001

Current deferred tax assets (liabilities), net	$2,718	$3,133
Non-current deferred tax assets (liabilities)	739	(10,544)

Net deferred tax asset (liability)	$3,457	$(7,411)

      The Company has recorded deferred tax assets of approximately $24.0 million as of February 3, 2002 reflecting the benefit of federal and state tax loss carryforwards approximating $65.2 million and $37.5 million, which begin to expire in 2014 and 2007, respectively. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Utilization of certain of the net operating loss carryforwards may be limited under Section 382 of the Internal Revenue Code. Although realization is not assured, management believes it is more likely than not that all the deferred tax assets will be realized. Accordingly, the Company believes that no valuation allowance is required for deferred tax assets in excess of deferred tax liabilities. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13 — Store Closing, Restructuring and Other Profitability Enhancement Program Charges

      During the second quarter of fiscal 2001, the Company implemented a Profitability Enhancement Program (“PEP”) to reduce costs, improve operating efficiencies and close under-performing stores. As a result of the PEP, the Company recorded total restructuring and other charges of $44.6 million, which is detailed in the following paragraphs. The table below summarizes the charges relating to the PEP:

Amounts recorded as store closing and restructuring charges:
Reserve for store closing costs	$13,698
Write down for impairment of store site costs and store related property and equipment	6,649
Reserve for workforce reduction	400
Other	729

21,476

Amounts recorded as charges to cost of sales:
Provision for excess inventories	17,292
Actual costs incurred for inventory review and disposal	5,800

23,092

$44,568

Store Closing Costs

      The Company provides an allowance for estimated costs and losses to be incurred in connection with store closures. On an on-going basis, store locations are reviewed and analyzed based on several factors including market saturation, store profitability, and store size and format. In addition, the Company analyzes sales trends and geographical and competitive factors to determine the viability and future profitability of its store locations. If a store location does not meet the Company’s required projections, it is designated for closure. As a result of its acquisitions over the last several years, the Company has closed numerous locations as a result of store overlap with previously existing store locations.

      The allowance for store closing costs is included in accrued expenses and other long term liabilities in the accompanying financial statements and primarily consists of three components: (1) future rents to be paid over the remaining terms of the lease agreements for the stores (net of estimated probable sublease recoveries); (2) lease commissions associated with the anticipated store subleases; and (3) occupancy expenses associated with the closed store vacancy periods. Such costs are recognized when a store is specifically identified, costs can be estimated and closure is planned to be completed within the next twelve months. No provision is made for employee termination costs. For stores to be relocated, such costs are recognized when an agreement for the new location has been reached with a landlord and site plans meet preliminary municipal approvals. During the period that they remain open for business, the rent and other operating expenses for the stores to be closed continue to be reflected in normal operating expenses.

      As of February 3, 2002, the Company had a total of 245 store locations and service centers included in the allowance for store closing costs. Of this total, 65 locations were vacant, 173 locations were sub-leased and 7 locations were identified for closure but remained open as of year end. Future rents will be incurred through the expiration of the non-cancelable leases, the longest of which runs through March 2018. During fiscal 2002, we expect cash outflows related to the store locations of approximately $7.0 million for rent on vacant stores, related occupancy expenses, leasing commissions and net shortfalls on cash rents from subleased locations.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Activity in the provision for store closings and the related store closing costs for the three fiscal years ended February 3, 2002, including the PEP, is as follows ($ in thousands):

	Fiscal Year

	2001	2000	1999

Balance, beginning of year	$1,552	$4,802	$2,670
Store closing costs:
Store closing costs, gross	7,530	6,101	5,252
Adjustments to prior plans	(1,536)	(41)	(387)
Revisions in estimates	8,638	—	35

Store closing costs, net	14,632	6,060	4,900
Purchase accounting adjustments:
Big Wheel/Rossi	—	—	98
Al’s and Grand Auto Supply	—	2,744	4,080

Total purchase accounting adjustments	—	2,744	4,178
Payments:
Rent expense, net of sublease recoveries	(6,051)	(6,570)	(3,518)
Occupancy and other expenses	(2,839)	(4,846)	(3,150)
Sublease commissions and buyouts	(523)	(638)	(278)

Total payments	(9,413)	(12,054)	(6,946)

Balance, end of year	$6,771	$1,552	$4,802

      During fiscal 2001, the Company recorded the following charges: (1) gross store closing costs of $7.5 million ($6.8 million from the PEP) relating to the identification of 46 stores for closure; (2) an adjustment to prior plans of $1.5 million due to two stores previously identified for closure under its PEP that were subsequently removed as they are currently under contract for sale; and (3) revisions in estimates of $8.6 million ($1.3 million for plan year 2000, $0.8 million for plan year 1999 and $6.5 million for plan years prior to 1999) relating to existing closed stores that have had longer than anticipated vacancy periods as a result of the economic slowdown.

      During fiscal 2000, the Company recorded the following significant charges: (1) gross store closing costs of $6.1 million relating to the identification of 24 stores for closure ($3.7 million of which relates to a 1999 closure plan for current stores that overlapped with the acquired AGA stores); and (2) purchase accounting adjustments of $2.7 million relating to a 1999 closure plan of certain acquired AGA stores.

      During fiscal 1999, the Company recorded the following significant charges relating to the identification of 87 stores for closure: (1) gross store closing costs of $5.3 million ($2.5 million of which relates to a 1999 closure plan for its own stores that overlapped with the acquired AGA stores); (2) an adjustment to prior plans of $0.4 million ($0.2 million for plan year 1998 and $0.2 million for plan year 1997) relating to costs for store closures that were accrued in previously established plans but withdrawn from its allowance due to subsequent improvements in the underlying economics of the store’s performance or (in the case of store relocation) because the Company was unable to secure a previously identified site upon acceptable lease terms; and (3) purchase accounting adjustments of $4.2 million relating to a 1999 closure plan of certain acquired AGA and Big Wheel stores.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On a store count basis, activity and the remaining number of stores to be closed are summarized as follows:

	Number of Stores to be Closed

	Beginning		Plan		Balance to
Store Count by Fiscal Year	Balance	Stores Added	Amendments	Stores Closed	be Closed

1999	29	87	(11)	(77)	28
2000	28	24	(1)	(42)	9
2001	9	46	(2)	(46)	7

      At February 3, 2002, there were 7 stores remaining to be closed under the Company’s store closing plans, comprised of the following:

	Stores in	Plan		Balance to
Store Count by Fiscal Year of Accrual	Closing Plan	Amendments	Stores Closed	be Closed

1999	87	(2)	(84)	1
2000	24	—	(24)	0
2001	46	(2)	(38)	6
				7

Workforce Reduction

      As a result of an internal review of general and administrative functions, the Company terminated 36 employees. The terminated employees worked primarily in human resources, information technology and real estate. As a result of these actions, a provision has been made for estimated severance and benefits of approximately $0.4 million, all of which was paid prior to February 3, 2002.

Other Restructuring Charges

      Other restructuring costs include estimates for early terminations of equipment operating leases ($0.5 million) and other costs. All such costs were paid prior to February 3, 2002.

Provision for Excess Inventory and Related Charges

      In conjunction with the PEP, the Company completed an inventory review to: (1) increase inventory turnover; (2) provide an optimal inventory level at each store and depot location; (3) write down the inventory of the 36 stores planned for closure; and (4) liquidate inventory not meeting the Company’s new asset return levels. As a result of the analysis, the Company has established a reserve for excess inventories resulting from the decision to eliminate certain products and to liquidate inventory from closed stores. In conjunction with this decision, a provision of $17.3 million was recorded to reduce inventory values. In addition, the Company incurred actual costs of approximately $5.8 million related to labor, warehouse and distribution, freight and other operating costs associated with the inventory review and disposal. These costs are reflected as cost of sales in the accompanying statement of operations for the fiscal year ended February 3, 2002. All costs incurred for inventory review and disposal were paid prior to February 3, 2002. The balance in the inventory reserve as of February 3, 2002 was $0.9 million.

Note 14 — Legal Matters

      As previously disclosed, on May 4, 1998, a lawsuit was filed against the Company in the Superior Court in San Diego, California. The case was brought by two former store managers and a former senior assistant manager. It purported to be a class action for all present and former California store managers and senior assistant managers and sought overtime pay for a period beginning in May 1995 as well as injunctive relief requiring overtime pay in the future. The Company was also served with two other lawsuits purporting to be class actions filed in California state courts in Orange and Fresno Counties by thirteen other former and

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

current employees. The Company has finalized a settlement of all of these lawsuits. The final amount of the settlement was approximately $8.8 million (which includes plaintiff’s attorneys’ fees and costs and other miscellaneous expenses).

      The Company was served on March 8, 2000 with a complaint filed in Federal Court in the Eastern District of New York by the Coalition for a Level Playing Field, L.L.C. and 250 individual auto parts dealers alleging that the Company and seven other auto parts dealers (AutoZone, Inc., Wal-Mart Stores, Inc., Advance Stores Company, Inc., Discount Auto, Inc., The Pep Boys — Manny, Moe and Jack, Inc., O’Reilly Automotive, Inc., and Keystone Automotive Operations, Inc.) violated the Robinson-Patman Act. Only 14 of the individual plaintiffs asserted claims against the Company. The complaint alleges that the Company and other defendants knowingly either induced or received discriminatory prices from large suppliers, allegedly in violation of Section 2(a) and 2(f) of the Robinson-Patman Act, as well as received compensation from large suppliers for services not performed for those suppliers, allegedly in violation of Section 2(c) of the Robinson-Patman Act. The complaint seeks injunctive relief against all defendants and seeks treble damages on behalf of the individual auto parts dealers who are plaintiffs, plus attorneys’ fees. The complaint alleges that the estimated average damage amount per plaintiff is $1,000,000 (and more for those plaintiffs that are wholesale distributors and not simply jobbers) before trebling. The Company believes the suit is without merit and plans to vigorously defend it. The Company, with other defendants, has filed a motion to dismiss and certain other procedural motions. In October 2001, the court granted the motions in part and denied them in part. In March 2002, the court entered an order separating discovery with respect to liability and damages and setting various discovery deadlines. The Company does not currently believe that this complaint will result in liabilities material to its consolidated financial position, results of operations or cash flows.

      During fiscal 2001, the Company recorded a $2.0 million charge for the settlement of certain legal claims.

      The Company currently and from time to time is involved in other litigation incidental to the conduct of its business. The damages claimed in some of this litigation are substantial. Although the amount of liability that may result from these matters cannot be ascertained, the Company does not currently believe that, in the aggregate, they will result in liabilities material to its consolidated financial position, results of operations or cash flows.

Note 15 —	Fair Value of Financial Instruments

      The estimated fair values of the Company’s financial instruments, which are determined by reference to quoted market prices, where available, or are based upon comparisons to similar instruments of comparable maturities, are as follows ($ in thousands):

	February 3, 2002		February 4, 2001

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Receivables	84,793	84,793	69,726	69,726
Amounts due under senior credit facility	227,000	227,000	526,480	526,480
Obligations under 12% Senior Notes(1)	275,416	275,416	—	—
Obligations under 11% Senior Subordinated Notes	81,250	76,680	81,250	55,656
Obligations under 7% convertible subordinated notes(1)	49,100	49,100	—	—

(1)	Given the proximity of the issuance date of these instruments to the Company’s fiscal year-end, no variation in the carrying value versus the fair value existed.

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 16 —	Subsequent Events

      During February 2002, the Company entered into an interest rate swap contract to convert $100.0 million of its 12% Senior Notes to a floating rate, set quarterly, equal to the 3 month LIBOR + 760 basis points. Based on debt balances at February 3, 2002 this will result in 49% of the Company’s debt at variable interest rates and 51% at fixed interest rates. The hedge is considered to qualify as a “fair value” hedge; accordingly, the fair value of the derivative and changes in the fair value of the underlying debt will be reported on the balance sheet. Based upon the Company’s assessment of effectiveness of the hedge, changes in the fair value of this derivative and the underlying debt are not expected to result in a material impact on net income.

      During the first quarter of fiscal 2002, the Company entered into an agreement to sell 13 stores in Texas. The stores are being sold as they are in relatively remote locations that do not allow warehousing and distribution efficiencies. This sale is expected to close in the second quarter of fiscal 2002 and is estimated to result in net proceeds of approximately $4.0 million. This sale is not expected to have a material effect on results of operations in fiscal 2002.

Note 17 —	Quarterly Results (unaudited)

      The Company’s business is somewhat seasonal in nature, with the highest sales occurring in the summer months of June through August (overlapping its second and third fiscal quarters). In addition, its business is affected by weather conditions. While unusually severe or inclement weather tends to reduce sales as customers are more likely to defer elective maintenance during such periods, extremely hot and cold temperatures tend to enhance sales by causing auto parts to fail and sales of seasonal products to increase.

      The following table sets forth certain quarterly unaudited operating data for fiscal 2001 and 2000. The unaudited quarterly information includes all adjustments which management considers necessary for a fair presentation of the information shown.

	Fiscal 2001

	First	Second	Third	Fourth
	Quarter	Quarter(1)	Quarter	Quarter

	($ in thousands, except per share amounts)
Net sales	$356,121	$381,722	$366,741	$334,001
Gross profit	168,586	147,074	171,113	161,227
Store closing and restructuring costs	2,295	21,476	11	(1,390)
Legal settlement	—	2,000	—	—
Operating profit (loss)	20,187	(23,959)	23,663	18,776
Income (loss) before extraordinary loss	2,253	(23,837)	5,934	1,595
Extraordinary loss net of $1,964 of income taxes	—	—	—	(3,137)
Net income (loss)	$2,253	$(23,837)	$5,934	$(1,542)
Basic earnings (loss) per share before extraordinary loss(3)	$0.08	$(0.86)	$0.21	$0.05
Diluted earnings (loss) per share before extraordinary loss(3)	$0.08	$(0.86)	$0.19	$0.05
Basic earnings (loss) per share(3)	$0.08	$(0.86)	$0.21	$(0.05)
Diluted earnings (loss) per share(3)	$0.08	$(0.86)	$0.19	$(0.05)

CSK AUTO CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Fiscal 2000

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(in thousands, except per share amounts)
Net sales	$356,354	$374,802	$368,898	$352,055
Gross profit	173,543	173,454	172,698	163,371
Store closing and restructuring costs	1,845	4,018	149	48
Legal settlement(2)	—	—	—	8,800
Operating profit	23,785	13,558	25,709	7,664
Equity in loss of joint venture	—	716	1,188	1,264
Net income (loss)	5,675	(1,495)	5,892	(5,072)
Basic earnings (loss) per share(3)	$0.20	$(0.05)	$0.21	$(0.18)
Diluted earnings (loss) per share(3)	$0.20	$(0.05)	$0.21	$(0.18)

(1)	During the second quarter of fiscal 2001 the Company recorded a charge of $23.1 million to cost of sales, reducing gross profit and a charge of $21.5 million for store closing and restructuring costs as part of the Profitability Enhancement Program. See the Profitability Enhancement Program discussion in Item 7 Management Discussion and Analysis of Financial Condition and Results of Operations.

(2)	During the fourth quarter of 2000, the Company settled a lawsuit. The estimated amount of the settlement was recorded during the quarter. See Note 14.

(3)	The sum of the quarterly earnings (loss) per share amounts within a fiscal year may differ from the total earnings (loss) per share for the fiscal year due to the impact of differing weighted average share outstanding calculations.

Report of Independent Accountants on

Financial Statement Schedules
To the Board of Directors
     of CSK Auto Corporation:

      Our audits of the consolidated financial statements referred to in our report dated April 16, 2002 appearing in this Annual Report on Form 10-K of CSK Auto Corporation and its subsidiaries also included an audit of the financial statement schedules listed in Item 14(a)(2) of this Form 10-K. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona

April 16, 2002

Schedule I

CSK AUTO CORPORATION

(Parent Company Only)

STATEMENTS OF OPERATIONS

	Fiscal Year Ended

	February 3,	February 4,	January 30,
	2002	2001	2000

	($ in thousands, except share and per share data)
Equity interest in income (loss) from subsidiaries	(22,941)	5,193	45,548

Income (loss) before income taxes, extraordinary loss and cumulative effect of change in accounting principle	(22,941)	5,193	45,548
Income tax expense (benefit)	(8,886)	193	17,436

Income (loss) before extraordinary loss and cumulative effect of change in accounting principle	(14,055)	5,000	28,112
Extraordinary loss, net of $1,964 of income taxes	(3,137)	—	—

Income (loss) before cumulative effect of change in accounting principle	(17,192)	5,000	28,112
Cumulative effect of change in accounting principle, net of $468 of income taxes	—	—	(741)

Net income (loss)	$(17,192)	$5,000	$27,371

Basic earnings (loss) per share:
Income (loss) before extraordinary loss and cumulative effect of change in accounting principle	$(0.50)	$0.18	$1.01
Extraordinary loss, net of income taxes	(0.11)	—	—

Income (loss) before cumulative effect of change in accounting principle	(0.61)	0.18	1.01
Cumulative effect of change in accounting principle, net of income taxes	—	—	(0.03)

Net income (loss)	$(0.61)	$0.18	$0.98

Shares used in computing per share amounts	28,390,582	27,839,348	27,815,160

Diluted earnings (loss) per share:
Income (loss) before extraordinary loss and cumulative effect of change in accounting principle	$(0.50)	$0.18	$0.98
Extraordinary loss, net of income taxes	(0.11)	—	—

Income (loss) before cumulative effect of change in accounting principle	(0.61)	0.18	0.98
Cumulative effect of change in accounting principle, net of income taxes	—	—	(0.02)

Net income (loss)	$(0.61)	$0.18	$0.96

Shares used in computing per share amounts	28,390,582	27,839,348	28,626,776

The accompanying notes are an integral part of these consolidated financial statements.

Schedule I

CSK AUTO CORPORATION

(Parent Company Only)

BALANCE SHEETS

	February 3,	February 4,
	2002	2001

	(in thousands,
	except share data)
ASSETS
Investment in subsidiaries	$154,286	$139,613

Total assets	$154,286	$139,613

LIABILITIES AND STOCKHOLDERS’ EQUITY
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 32,370,746 and 27,841,178 shares issued and outstanding at February 3, 2002 and February 4, 2001, respectively	324	278
Additional paid-in capital	322,667	291,063
Stockholder receivable	(686)	(745)
Deferred compensation	—	(156)
Accumulated deficit	(168,019)	(150,827)

Total stockholders’ equity	154,286	139,613

Total liabilities and stockholders’ equity	$154,286	$139,613

The accompanying notes are an integral part of these consolidated financial statements.

Schedule I

CSK AUTO CORPORATION

(Parent Company Only)

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional
			Paid-in	Stockholder	Deferred	Accumulated	Total
	Shares	Amount	Capital	Receivable	Compensation	Deficit	Equity

	($ in thousands, except share data)
Balances at January 31, 1999	27,768,832	$278	$289,820	$(1,018)	$(493)	$(183,198)	$105,389
Amortization of deferred compensation	—	—	—	—	169	—	169
Recovery of stockholder receivable	—	—	—	434	—	—	434
Exercise of options	65,742	—	791	—	—	—	791
Tax benefit relating to stock option exercises	—	—	393	—	—	—	393
Net income	—	—	—	—	—	27,371	27,371

Balances at January 30, 2000	27,834,574	$278	$291,004	$(584)	$(324)	$(155,827)	$134,547
Amortization of deferred compensation	—	—	—	—	168	—	168
Recovery of stockholder receivable	—	—	—	28	—	—	28
Advances to stockholders	—	—	—	(189)	—	—	(189)
Exercise of options	6,604	—	59	—	—	—	59
Net income	—	—	—	—	—	5,000	5,000

Balances at February 4, 2001	27,841,178	$278	$291,063	$(745)	$(156)	$(150,827)	$139,613
Amortization of deferred compensation	—	—	—	—	156	—	156
Conversion of notes	4,524,886	45	30,701	—	—	—	30,746
Issuances of restricted stock	927	—	—	—	—	—	—
Beneficial conversion feature of note	—	—	900	—	—	—	900
Recovery of stockholder receivable	—	—	—	59	—	—	59
Exercise of options	3,755	1	3	—	—	—	4
Net loss	—	—	—	—	—	(17,192)	(17,192)

Balances at February 3, 2002	32,370,746	$324	$322,667	$(686)	$	$(168,019)	$154,286

Schedule I

CSK AUTO CORPORATION

(Parent Company Only)

STATEMENTS OF CASH FLOWS

Fiscal Year Ended

	February 3,	February 4,	January 30,
	2002	2001	2000

($ in thousands)
Cash flows provided by (used in) operating activities:
Net income (loss)	$(17,192)	$5,000	$27,371
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity interest in net income from subsidiaries	17,192	(5,000)	(27,371)

Net cash provided by (used in) operating activities	—	—	—

Cash flows provided by (used in) investing activities:
Net cash provided by (used) in investing activities	—	—	—

Cash flows provided by (used in) financing activities:
Net cash provided by financing activities	—	—	—

Net increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements

Schedule I

CSK AUTO CORPORATION

(Parent Company Only)

NOTE TO FINANCIAL STATEMENT SCHEDULE

      The accompanying financial statement schedule presents the financial position, results of operations and cash flows of CSK Auto Corporation (“Corporate”) as a parent company only, and thus includes Corporate’s investment in CSK Auto, Inc. (“Auto”) as well as Corporate’s interest in the results of Auto’s operations, accounted for under the equity method of accounting. Corporate has not received any dividends from Auto during the periods presented.

      This financial statement schedule should be read in conjunction with the consolidated financial statements of CSK Auto Corporation and Subsidiaries for descriptions of significant accounting policies and other matters, including guarantees by Corporate.

CSK AUTO CORPORATION AND SUBSIDIARIES

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

For the Fiscal Years 2001, 2000, and 1999

	Balance at	Charged to	Purchase		Balance at
	Beginning of	Costs and	Accounting		End of
Description	Period	Expenses	Adjustments	Deductions	Period

	(in thousands)
Allowance for Bad Debts:
Year Ended January 30, 2000	$1,703	3,910	1,178	(3,497)	$3,294
Year Ended February 4, 2001	$3,294	6,119	1,289	(6,466)	$4,236
Year Ended February 3, 2002	$4,236	5,353	—	(4,359)	$5,230

Allowance for Closed Stores:
Year Ended January 30, 2000	$2,670	4,900	4,178	(6,946)	$4,802
Year Ended February 4, 2001	$4,802	6,060	2,744	(12,054)	$1,552
Year Ended February 3, 2002	$1,552	14,632	—	(9,413)	$6,771

Allowance for Inventory Shrink:
Year Ended January 30, 2000	$5,520	22,270	—	(19,052)	$8,738
Year Ended February 4, 2001	$8,738	20,769	—	(17,683)	$11,824
Year Ended February 3, 2002	$11,824	25,878	—	(17,052)	$20,650

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

      Until September 9, 2002, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. Each broker-dealer that receives notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes. For a period of 90 days after the expiration date of the exchange offer this prospectus will be made available to any broker-dealer for use in connection with any such resale.

PROSPECTUS

CSK AUTO INC.

Exchange Offer for outstanding

12% Senior Notes due June 15, 2006
in exchange for new
12% Senior Notes due June 15, 2006

June 6, 2002

PART II

Item 20.	Indemnification of Officers and Directors

     CSK Auto, Inc.

      Sections 10-850 — 10-858 of the Arizona Revised Statutes (“A.R.S.”) grant CSK Auto, Inc. (“Auto Inc,”) broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of Auto, Inc., provided that the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of Auto, Inc., and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The A.R.S. also gives Auto, Inc. powers to indemnify any such person against reasonable expenses in connection with any action by or in the right of the Registrant, provided the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of Auto, Inc., except that no indemnification may be made if such person is adjudged to be liable to Auto, Inc., or in connection with any proceeding charging improper personal benefit to the director whether or not involving action in the director’s official capacity, in which the director was held liable on the basis that the personal benefit was improperly received by the director. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, Auto, Inc. is required by the A.R.S. to indemnify him against expenses, including attorneys’ fees, that are actually and reasonably incurred by him in connection therewith.

      As permitted by the ARS, Auto, Inc.’s Amended and Restated Articles of Incorporation, as amended (the “Auto Inc. Charter”), provides that Auto, Inc. shall indemnify its directors and officers, to the fullest extent required by the ARS. These provisions will not alter the liability of directors under federal securities laws.

      In addition, the Auto Inc. Charter provides that the corporation shall indemnify any officer or director for expenses incurred by such officer of director that are reasonably related to any Proceeding (as defined in the A.R.S). The Auto Inc. Charter also provides that the indemnification provided therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the corporation may maintain insurance, at its expense, to the extent permitted by the A.R.S.

     CSK Auto Corporation and CSKAUTO.COM, Inc.

      Section 145 of the Delaware General Corporation Law (the “DGCL”) makes provisions for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Company under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

      As permitted by the DGCL, CSK Auto Corporation’s Restated Certificate of Incorporation, as amended (the “Auto Corp. Charter”) and the CSKAUTO.COM, Inc. Certificate of Incorporation (the “Auto.com Charter”), provide that, to the fullest extent permitted by the DGCL, no director shall be liable to the corporation or to its stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Auto Corp. and Auto.com Charters is to eliminate the rights of the corporation and its stockholders (through stockholders’ derivative suits on behalf of the corporation) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

      In addition, the Auto Corp. Charter and the Auto.com Charter provide that the corporation may indemnify any person who was or is a party or who was or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (including, without limitation, one by or in the right of the corporation to procure judgment in its favor), whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other corporation or enterprise, from and against any and all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. The Auto Corp. Charter and the Auto.com Charter also provide that the indemnification provided in those charters shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or any other corporation or enterprise against expense liability or loss whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL or under the respective charters.

      CSK Auto Corporation’s By-Laws and the By-Laws of CSKAUTO.COM, Inc. (collectively, the “Bylaws”) provide that the corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

      The Bylaws also provide that the corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery of the State of Delaware or the court in which such action was brought shall deem proper.

      The Bylaws also provide that to the extent a director or officer of either corporation has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith and that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

     Automotive Information Systems, Inc.

      Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (i) has not been indemnified therefor by another organization or employee benefit plan; (ii) acted in good faith; (iii) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations.

      The Restated Articles of Incorporation of Automotive Information Systems, Inc. (the “AIS Charter”) provide that no director of Automotive Information Systems, Inc. (“AIS”) shall be liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duties as a director. However, Minnesota law specifically does not permit the elimination of liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or unlawful sales of securities, (iv) for any transaction from which the director derives an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article. The effect of this provision in the AIS Charter is to eliminate the rights of the corporation and its stockholders (through stockholders’ derivative suits on behalf of the corporation) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(v), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

     Insurance

      We maintain liability insurance covering directors and officers of each of the above companies.

Item 21.     Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit No.	Description

3.01	Restated Certificate of Incorporation of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.01 of our Annual Report on Form 10-K, filed on May 4, 1998 (File No. 001-13927).
3.02	Certificate of Correction to the Restated Certificate of Incorporation of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.02 of our Annual Report on Form 10-K, filed on May 4, 1998 (File No. 001-13927).
3.03	Amended and Restated By-laws of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.03 of our Annual Report on Form 10-K, filed on April 28, 1999 (File No. 001-13927).
3.03.1	First Amendment To Amended And Restated By-Laws Of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.03.1 of our Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927)
3.04**	Articles of Amendment and Restatement of CSK Auto, Inc.
3.05**	Amended and Restated By Laws of CSK Auto, Inc.
3.06**	Certificate of Incorporation of CSKAUTO.COM, Inc.
3.07**	Bylaws of CSKAUTO.COM, Inc.
3.08**	Restated Articles of Incorporation of Automotive Information Systems, Inc.
3.08.01**	Amendment to the Articles of Incorporation of Automotive Information Systems, Inc.
3.09**	Bylaws of Automotive Information Systems, Inc.
4.01	Credit Agreement, dated as of December 21, 2001, by and among CSK Auto, Inc., the lenders from time to time a party thereto, and JP Morgan Chase Bank, Credit Suisse First Boston, and UBS AG, Stamford Branch, incorporated herein by reference to Exhibit 99.2 of our Current Report on Form 8-K, filed January 18, 2002.
4.02	Indenture, dated as of October 30, 1996, by and among CSK Auto, Inc. (“Auto”), Kragen Auto Supply Co., Schuck’s Distribution Co. and The Bank of New York (as successor to Wells Fargo Bank, N.A.), as Trustee, including form of Note, incorporated herein by reference to CSK Auto, Inc.’s Registration Statement on Form S-4 (File No. 333-22511).
4.03	Form of Common Stock certificate, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).
4.04	Securities Purchase Agreement dated as of December 7, 2001 by and among CSK Auto Corporation, LB I Group, Inc. and Investcorp CSK Holdings, L.P., including form of Debenture and form of Make Whole Warrant, incorporated herein by reference to Exhibit 99.2 of our Current Report on Form 8-K, filed December 11, 2001.
4.05	Registration Rights Agreement dated as of December 7, 2001 by and among CSK Auto Corporation, LB I Group, Inc. and Investcorp CSK Holdings, L.P., incorporated herein by reference to Exhibit 99.3 of our Current Report on Form 8-K, filed December 11, 2001.
4.06	Purchase Agreement, dated December 7, 2001, by and among CSK Auto, Inc; the Company, Automotive Information Systems, Inc. and CSKAUTO.COM, Inc., as Guarantors; and Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and UBS Warburg LLC as Purchasers, incorporated herein by reference to Exhibit 99.4 of our Current Report on Form 8-K, filed January 18, 2002.
4.07	Indenture, dated December 21, 2001, by and among CSK Auto, Inc.; the Company, as guarantor; Automotive Information Systems, Inc. and CSKAUTO.COM, Inc., as subsidiary guarantors; and the Bank of New York, as Trustee, incorporated herein by reference to Exhibit 99.3 of our Current Report on Form 8-K, filed January 18, 2002.

Exhibit No.	Description

4.08	Registration Rights Agreement, dated December 21, 2001, by and among CSK Auto, Inc; the Company, Automotive Information Systems, Inc. and CSKAUTO.COM, Inc., as Guarantors; and Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and UBS Warburg LLC as Purchasers, incorporated herein by reference to Exhibit 99.5 of our Current Report on Form 8-K, filed January 18, 2002
5.01**	Opinion of Gibson, Dunn & Crutcher, LLP as to the legality of the securities to be issued in this exchange offer.
8.01**	Opinion of Gibson, Dunn & Crutcher, LLP regarding tax matters.
10.01.1	Amended and Restated Employment Agreement, dated as of June 12, 1998, between Auto and Maynard Jenkins, incorporated herein by reference to our Quarterly Report on Form 10-Q, filed on September 11, 1998 (File No. 001-13927).
10.01.2	Amendment to Employment Agreement, dated as of September 24, 1999, between Auto and Maynard Jenkins, incorporated herein. by reference to our Annual Report on Form 10-K, filed on April 28, 2000 (File No. 001-13927).
10.02	Stock Option Agreement, dated January 27, 1997, between the Company and Maynard Jenkins, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-67231).
10.03	Stock Option Agreement, dated February 1, 1998, between the Company and Maynard Jenkins, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).
10.04	Stock Option Agreement, dated March 9, 1998, between the Company and Maynard Jenkins, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).
10.05	Restated 1996 Associate Stock Option Plan, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-67231).
10.06	Supplemental Executive Retirement Plan Agreement, dated August 28, 2000 between Auto and Maynard Jenkins, incorporated herein by reference to our Quarterly Report on Form 10-Q, filed on September 13, 2000 (File No. 001-13927).
10.07	Restated 1996 Executive Stock Option Plan (Amended and Restated June 8, 1999), incorporated herein by reference to our definitive Proxy Statement, filed on May 11, 1999 (File No. 001-13927).
10.08	1999 Employee Stock Option Plan, incorporated by reference to our definitive Proxy Statement, filed on May 11, 1999 (File No. 001-13927).
10.09	CSK Auto Corporation Directors Stock Plan, incorporated herein by reference to our Quarterly Report on Form 10-Q, filed on September 11, 1998 (File No. 001-13927).
10.10	Form of Restricted Stock Agreement pursuant to the CSK Auto Corporation Directors Stock Plan, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 28, 2000 (File No. 001-13927).
10.11	CSK Auto Corporation 2000 Senior Executive Stock Loan Plan, incorporated herein by reference to Exhibit 10.11 of our Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).
10.12	Amended and Restated Lease, dated October 23, 1989 (the “Missouri Falls Lease”), between Auto and Missouri Falls Associates Limited Partnership, incorporated herein by reference to CSK Auto, Inc.’s Registration Statement on Form S-4 (File No. 333-22511).
10.13	First Amendment to the Missouri Falls Lease, dated November 22, 1991, between Auto and Missouri Falls Associates Limited Partnership, incorporated herein by reference to CSK Auto, Inc.’s Registration Statement on Form S-4 (File No. 333-22511).
10.14	Amendment to Leases, dated as of October 30, 1996, by and between Missouri Falls Associates Limited Partnership and Auto, incorporated herein by reference to CSK Auto, Inc.’s Registration Statement on Form S-4 (File No. 333-22511).

Exhibit No.	Description

10.15	Lease dated July 31, 1997 between Missouri Falls Partners and CSK Auto, Inc.; First Amendment to Lease dated April 1, 2000, incorporated herein by reference to Exhibit 10.15 of our Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).
10.16	Lease dated April 20, 2000 between Missouri Falls Partners and CSK Auto, Inc.; First Amendment to Lease dated February 23, 2000, incorporated herein by reference to Exhibit 10.16 of our Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).
10.17	Lease dated April 20, 2000 between Missouri Falls Partners and CSK Auto, Inc.; First Amendment to Lease dated August 20, 2000, incorporated herein by reference to Exhibit 10.17 of our Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).
10.18.1	Stockholders’ Agreement, dated October 30, 1996, by and among the Initial Investcorp Group, Cantrade Trust Company Limited in its capacity as trustee of The Carmel Trust, the Company and Auto, incorporated herein by reference to CSK Auto, Inc.’s Registration Statement on Form S-4 (File No. 333-22511).
10.18.2	Form of Supplemental Stockholders’ Agreement Signature Page, Incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).
10.18.3	Amendment to the Stockholders’ Agreement, dated June 12, 1998, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-67231).
10.18.4	Letter Agreement re: Stockholders’ Agreement, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 28, 1999 (File No. 001-13927).
10.18.5**	Second Amendment to Stockholders Agreement, dated December 7, 2001.
10.18.6*	Third Amendment to Stockholders Agreement dated May 16, 2002.
10.19	CSK Auto Corporation 1997 Senior Executive Stock Loan Plan, Incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).
10.20	Form of Stock Purchase Agreement pursuant to the CSK Auto Corporation 1997 Stock Loan Plan, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).
10.21	Severance and Retention Agreement between CSK Auto, Inc. and Don Watson, incorporated herein by reference to Exhibit 10.03 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.22	Severance and Retention Agreement between CSK Auto, Inc. and Lon Novatt incorporated herein by reference to Exhibit 10.02 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.23	Severance and Retention Agreement between CSK Auto, Inc. and Dale Ward, incorporated herein by reference to Exhibit 10.04 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.24**	Amendment to All CSK Auto Leases at Missouri Falls, dated December 6, 2001, by and between Missouri Falls Partners and MFP Holdings, LLC, on the one hand, and CSK Auto, Inc.
10.25	Voting Agreement dated December 7, 2001, incorporated herein by reference to Exhibit I of Exhibit 99.2 of our Current Report on Form 8-K, filed December 11, 2001.
10.26	Severance and Retention Agreement between CSK Auto, Inc. and Martin Fraser, incorporated herein by reference to Exhibit 10.01 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.27	Severance and Retention Agreement between CSK Auto, Inc. and Larry Buresh, incorporated herein by reference to Exhibit 10.05 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.28	Severance and Retention Agreement between CSK Auto, Inc. and Larry Ellis, incorporated herein by reference to Exhibit 10.06 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).

Exhibit No.	Description

10.29	Severance and Retention Agreement between CSK Auto, Inc. and Bill Evans, incorporated herein by reference to Exhibit 10.07 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
11.01**	Computation of ratio of earnings to fixed charges.
21.01**	Subsidiaries.
23.01*	Consent of PricewaterhouseCoopers LLP.
23.02**	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
24.01**	Powers of Attorney (included as part of signature pages to this registration statement).
25.01**	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Indenture.
99.01**	Form of Letter of Transmittal.
99.02**	Form of Notice of Guaranteed Delivery.
99.03**	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.04**	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*	Items marked with an asterisk are filed herewith

**	Items marked with a double asterisk have been previously filed

Item 22.     Undertakings

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrants hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act, CSK Auto, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 6, 2002.

CSK AUTO, INC.

By:	/s/ DON W. WATSON

Name: Don W. Watson

Title:	Senior Vice President,

Chief Financial Officer and Treasurer
(Principal Financial Officer and
Principal Accounting Officer)

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ MAYNARD JENKINS Maynard Jenkins	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2002

/s/ DON WATSON Don Watson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 6, 2002

/s/ JAMES G. BAZLEN* James G. Bazlen	Director	June 6, 2002

/s/ JAMES O. EGAN* James O. Egan	Director	June 6, 2002

/s/ MORTON GODLAS* Morton Godlas	Director	June 6, 2002

/s/ TERILYN A. HENDERSON Terilyn A. Henderson	Director	June 6, 2002

/s/ CHARLES K. MARQUIS* Charles K. Marquis	Director	June 6, 2002

/s/ SIMON MOORE* Simon Moore	Director	June 6, 2002

/s/ FREDERICK JOHNSON ROWAN II* Frederick Johnson Rowan II	Director	June 6, 2002

/s/ ROBERT SMITH* Robert Smith	Director	June 6, 2002

Name		Title	Date

/s/ CHRISTOPHER J. STADLER* Christopher J. Stadler		Director	June 6, 2002

/s/ JULES TRUMP* Jules Trump		Director	June 6, 2002

/s/ EDDIE TRUMP* Eddie Trump		Director	June 6, 2002

/s/ SAVIO W. TUNG* Savio W. Tung		Director	June 6, 2002

*By:	/s/ DON W. WATSON Don W. Watson as attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, CSK Auto Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 6, 2002.

CSK AUTO CORPORATION

BY:	/s/ DON W. WATSON

Name: Don W. Watson

Title:	Senior Vice President,

Chief Financial Officer and Treasurer
(Principal Financial Officer and Principal Accounting Officer)

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ MAYNARD JENKINS Maynard Jenkins	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2002

/s/ DON WATSON Don Watson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 6, 2002

/s/ JAMES G. BAZLEN* James G. Bazlen	Director	June 6, 2002

/s/ JAMES O. EGAN* James O. Egan	Director	June 6, 2002

/s/ MORTON GODLAS* Morton Godlas	Director	June 6, 2002

/s/ TERILYN A. HENDERSON Terilyn A. Henderson	Director	June 6, 2002

/s/ CHARLES K. MARQUIS* Charles K. Marquis	Director	June 6, 2002

/s/ SIMON MOORE* Simon Moore	Director	June 6, 2002

/s/ FREDERICK JOHNSON ROWAN II* Frederick Johnson Rowan II	Director	June 6, 2002

/s/ ROBERT SMITH* Robert Smith	Director	June 6, 2002

Name		Title	Date

/s/ CHRISTOPHER J. STADLER* Christopher J. Stadler		Director	June 6, 2002

/s/ JULES TRUMP* Jules Trump		Director	June 6, 2002

/s/ EDDIE TRUMP* Eddie Trump		Director	June 6, 2002

/s/ SAVIO W. TUNG* Savio W. Tung		Director	June 6, 2002

*By:	/s/ DON W. WATSON Don W. Watson as attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, CSKAUTO.COM, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 6, 2002.

CSKAUTO.COM, INC.

By:	/s/ DON W. WATSON

Name: Don W. Watson

Title:	Senior Vice President,

Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ MAYNARD JENKINS Maynard Jenkins	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2002

/s/ DON WATSON Don Watson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 6, 2002

/s/ JAMES G. BAZLEN* James G. Bazlen	Director	June 6, 2002

/s/ JAMES O. EGAN* James O. Egan	Director	June 6, 2002

/s/ MORTON GODLAS* Morton Godlas	Director	June 6, 2002

/s/ TERILYN A. HENDERSON Terilyn A. Henderson	Director	June 6, 2002

/s/ CHARLES K. MARQUIS* Charles K. Marquis	Director	June 6, 2002

/s/ SIMON MOORE* Simon Moore	Director	June 6, 2002

/s/ FREDERICK JOHNSON ROWAN II* Frederick Johnson Rowan II	Director	June 6, 2002

/s/ ROBERT SMITH* Robert Smith	Director	June 6, 2002

Name		Title	Date

/s/ CHRISTOPHER J. STADLER* Christopher J. Stadler		Director	June 6, 2002

/s/ JULES TRUMP* Jules Trump		Director	June 6, 2002

/s/ EDDIE TRUMP* Eddie Trump		Director	June 6, 2002

/s/ SAVIO W. TUNG* Savio W. Tung		Director	June 6, 2002

*By:	/s/ DON W. WATSON Don W. Watson as attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, Automotive Information Systems, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 6, 2002.

AUTOMOTIVE INFORMATION SYSTEMS, INC.

By:	/s/ DON W. WATSON

Name: Don W. Watson

Title:	Senior Vice President and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ JEFF SWEET Jeff Sweet	President (Principal Executive Officer)	June 6, 2002

/s/ DON W. WATSON Don W. Watson	Senior Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 6, 2002

/s/ MAYNARD JENKINS Maynard Jenkins	Chairman of the Board and Director	June 6, 2002

/s/ JAMES G. BAZLEN* James G. Bazlen	Director	June 6, 2002

/s/ JAMES O. EGAN* James O. Egan	Director	June 6, 2002

/s/ MORTON GODLAS* Morton Godlas	Director	June 6, 2002

/s/ TERILYN A. HENDERSON Terilyn A. Henderson	Director	June 6, 2002

/s/ CHARLES K. MARQUIS* Charles K. Marquis	Director	June 6, 2002

/s/ SIMON MOORE* Simon Moore	Director	June 6, 2002

/s/ FREDERICK JOHNSON ROWAN II* Frederick Johnson Rowan II	Director	June 6, 2002

/s/ ROBERT SMITH* Robert Smith	Director	June 6, 2002

Name		Title	Date

/s/ CHRISTOPHER J. STADLER* Christopher J. Stadler		Director	June 6, 2002

/s/ JULES TRUMP* Jules Trump		Director	June 6, 2002

/s/ EDDIE TRUMP* Eddie Trump		Director	June 6, 2002

/s/ SAVIO W. TUNG* Savio W. Tung		Director	June 6, 2002

*By:	/s/ DON W. WATSON Don W. Watson as attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

3.01	Restated Certificate of Incorporation of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.01 of our Annual Report on Form 10-K, filed on May 4, 1998 (File No. 001-13927).
3.02	Certificate of Correction to the Restated Certificate of Incorporation of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.02 of our Annual Report on Form 10-K, filed on May 4, 1998 (File No. 001-13927).
3.03	Amended and Restated By-laws of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.03 of our Annual Report on Form 10-K, filed on April 28, 1999 (File No. 001-13927).
3.03.1	First Amendment To Amended And Restated By-Laws Of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.03.1 of our Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927)
3.04**	Articles of Amendment and Restatement of CSK Auto, Inc.
3.05**	Amended and Restated By Laws of CSK Auto, Inc.
3.06**	Certificate of Incorporation of CSKAUTO.COM, Inc.
3.07**	Bylaws of CSKAUTO.COM, Inc.
3.08**	Restated Articles of Incorporation of Automotive Information Systems, Inc.
3.08.01**	Amendment to the Articles of Incorporation of Automotive Information Systems, Inc.
3.09**	Bylaws of Automotive Information Systems, Inc.
4.01	Credit Agreement, dated as of December 21, 2001, by and among CSK Auto, Inc., the lenders from time to time a party thereto, and JP Morgan Chase Bank, Credit Suisse First Boston, and UBS AG, Stamford Branch, incorporated herein by reference to Exhibit 99.2 of our Current Report on Form 8-K, filed January 18, 2002.
4.02	Indenture, dated as of October 30, 1996, by and among CSK Auto, Inc. (“Auto”), Kragen Auto Supply Co., Schuck’s Distribution Co. and The Bank of New York (as successor to Wells Fargo Bank, N.A.), as Trustee, including form of Note, incorporated herein by reference to CSK Auto, Inc.’s Registration Statement on Form S-4 (File No. 333-22511).
4.03	Form of Common Stock certificate, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).
4.04	Securities Purchase Agreement dated as of December 7, 2001 by and among CSK Auto Corporation, LB I Group, Inc. and Investcorp CSK Holdings, L.P., including form of Debenture and form of Make Whole Warrant, incorporated herein by reference to Exhibit 99.2 of our Current Report on Form 8-K, filed December 11, 2001.
4.05	Registration Rights Agreement dated as of December 7, 2001 by and among CSK Auto Corporation, LB I Group, Inc. and Investcorp CSK Holdings, L.P., incorporated herein by reference to Exhibit 99.3 of our Current Report on Form 8-K, filed December 11, 2001.
4.06	Purchase Agreement, dated December 7, 2001, by and among CSK Auto, Inc; the Company, Automotive Information Systems, Inc. and CSKAUTO.COM, Inc., as Guarantors; and Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and UBS Warburg LLC as Purchasers, incorporated herein by reference to Exhibit 99.4 of our Current Report on Form 8-K, filed January 18, 2002.
4.07	Indenture, dated December 21, 2001, by and among CSK Auto, Inc.; the Company, as guarantor; Automotive Information Systems, Inc. and CSKAUTO.COM, Inc., as subsidiary guarantors; and the Bank of New York, as Trustee, incorporated herein by reference to Exhibit 99.3 of our Current Report on Form 8-K, filed January 18, 2002.
4.08	Registration Rights Agreement, dated December 21, 2001, by and among CSK Auto, Inc; the Company, Automotive Information Systems, Inc. and CSKAUTO.COM, Inc., as Guarantors; and Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and UBS Warburg LLC as Purchasers, incorporated herein by reference to Exhibit 99.5 of our Current Report on Form 8-K, filed January 18, 2002

Exhibit No.	Description

5.01**	Opinion of Gibson, Dunn & Crutcher, LLP as to the legality of the securities to be issued in this exchange offer.
8.01**	Opinion of Gibson, Dunn & Crutcher, LLP regarding tax matters.
10.01.1	Amended and Restated Employment Agreement, dated as of June 12, 1998, between Auto and Maynard Jenkins, incorporated herein by reference to our Quarterly Report on Form 10-Q, filed on September 11, 1998 (File No. 001-13927).
10.01.2	Amendment to Employment Agreement, dated as of September 24, 1999, between Auto and Maynard Jenkins, incorporated herein. by reference to our Annual Report on Form 10-K, filed on April 28, 2000 (File No. 001-13927).
10.02	Stock Option Agreement, dated January 27, 1997, between the Company and Maynard Jenkins, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-67231).
10.03	Stock Option Agreement, dated February 1, 1998, between the Company and Maynard Jenkins, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).
10.04	Stock Option Agreement, dated March 9, 1998, between the Company and Maynard Jenkins, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).
10.05	Restated 1996 Associate Stock Option Plan, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-67231).
10.06	Supplemental Executive Retirement Plan Agreement, dated August 28, 2000 between Auto and Maynard Jenkins, incorporated herein by reference to our Quarterly Report on Form 10-Q, filed on September 13, 2000 (File No. 001-13927).
10.07	Restated 1996 Executive Stock Option Plan (Amended and Restated June 8, 1999), incorporated herein by reference to our definitive Proxy Statement, filed on May 11, 1999 (File No. 001-13927).
10.08	1999 Employee Stock Option Plan, incorporated by reference to our definitive Proxy Statement, filed on May 11, 1999 (File No. 001-13927).
10.09	CSK Auto Corporation Directors Stock Plan, incorporated herein by reference to our Quarterly Report on Form 10-Q, filed on September 11, 1998 (File No. 001-13927).
10.10	Form of Restricted Stock Agreement pursuant to the CSK Auto Corporation Directors Stock Plan, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 28, 2000 (File No. 001-13927).
10.11	CSK Auto Corporation 2000 Senior Executive Stock Loan Plan, incorporated herein by reference to Exhibit 10.11 of our Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).
10.12	Amended and Restated Lease, dated October 23, 1989 (the “Missouri Falls Lease”), between Auto and Missouri Falls Associates Limited Partnership, incorporated herein by reference to CSK Auto, Inc.’s Registration Statement on Form S-4 (File No. 333-22511).
10.13	First Amendment to the Missouri Falls Lease, dated November 22, 1991, between Auto and Missouri Falls Associates Limited Partnership, incorporated herein by reference to CSK Auto, Inc.’s Registration Statement on Form S-4 (File No. 333-22511).
10.14	Amendment to Leases, dated as of October 30, 1996, by and between Missouri Falls Associates Limited Partnership and Auto, incorporated herein by reference to CSK Auto, Inc.’s Registration Statement on Form S-4 (File No. 333-22511).
10.15	Lease dated July 31, 1997 between Missouri Falls Partners and CSK Auto, Inc.; First Amendment to Lease dated April 1, 2000, incorporated herein by reference to Exhibit 10.15 of our Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).

Exhibit No.	Description

10.16	Lease dated April 20, 2000 between Missouri Falls Partners and CSK Auto, Inc.; First Amendment to Lease dated February 23, 2000, incorporated herein by reference to Exhibit 10.16 of our Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).
10.17	Lease dated April 20, 2000 between Missouri Falls Partners and CSK Auto, Inc.; First Amendment to Lease dated August 20, 2000, incorporated herein by reference to Exhibit 10.17 of our Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).
10.18.1	Stockholders’ Agreement, dated October 30, 1996, by and among the Initial Investcorp Group, Cantrade Trust Company Limited in its capacity as trustee of The Carmel Trust, the Company and Auto, incorporated herein by reference to CSK Auto, Inc.’s Registration Statement on Form S-4 (File No. 333-22511).
10.18.2	Form of Supplemental Stockholders’ Agreement Signature Page, Incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).
10.18.3	Amendment to the Stockholders’ Agreement, dated June 12, 1998, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-67231).
10.18.4	Letter Agreement re: Stockholders’ Agreement, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 28, 1999 (File No. 001-13927).
10.18.5**	Second Amendment to Stockholders Agreement, dated December 7, 2001.
10.18.6*	Third Amendment to Stockholders Agreement, dated May 16, 2002.
10.19	CSK Auto Corporation 1997 Senior Executive Stock Loan Plan, Incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).
10.20	Form of Stock Purchase Agreement pursuant to the CSK Auto Corporation 1997 Stock Loan Plan, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).
10.21	Severance and Retention Agreement between CSK Auto, Inc. and Don Watson, incorporated herein by reference to Exhibit 10.03 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.22	Severance and Retention Agreement between CSK Auto, Inc. and Lon Novatt incorporated herein by reference to Exhibit 10.02 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.23	Severance and Retention Agreement between CSK Auto, Inc. and Dale Ward, incorporated herein by reference to Exhibit 10.04 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.24**	Amendment to All CSK Auto Leases at Missouri Falls, dated December 6, 2001, by and between Missouri Falls Partners and MFP Holdings, LLC, on the one hand, and CSK Auto, Inc.
10.25	Voting Agreement dated December 7, 2001, incorporated herein by reference to Exhibit I of Exhibit 99.2 of our Current Report on Form 8-K, filed December 11, 2001.
10.26	Severance and Retention Agreement between CSK Auto, Inc. and Martin Fraser, incorporated herein by reference to Exhibit 10.01 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.27	Severance and Retention Agreement between CSK Auto, Inc. and Larry Buresh, incorporated herein by reference to Exhibit 10.05 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.28	Severance and Retention Agreement between CSK Auto, Inc. and Larry Ellis, incorporated herein by reference to Exhibit 10.06 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.29	Severance and Retention Agreement between CSK Auto, Inc. and Bill Evans, incorporated herein by reference to Exhibit 10.07 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
11.01**	Computation of ratio of earnings to fixed charges.

Exhibit No.	Description

21.01**	Subsidiaries.
23.01*	Consent of PricewaterhouseCoopers LLP.
23.02**	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
24.01**	Powers of Attorney (included as part of signature pages to this registration statement).
25.01**	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Indenture.
99.01**	Form of Letter of Transmittal.
99.02**	Form of Notice of Guaranteed Delivery.
99.03**	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.04**	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*	Items marked with an asterisk are filed herewith

**	Items marked with a double asterisk have been previously filed